Exhibit 4.1
Execution Version
AMENDED AND RESTATED CREDIT AGREEMENT,
dated as of June 6, 2008
among
AEI,
as the Cayman Borrower,
AEI FINANCE HOLDING LLC,
as the U.S. Borrower,
CREDIT SUISSE,
CAYMAN ISLANDS BRANCH,
as Revolving LC Issuer,
CREDIT SUISSE,
CAYMAN ISLANDS BRANCH,
as Synthetic LC Issuer,
CREDIT SUISSE,
CAYMAN ISLANDS BRANCH,
as Administrative Agent, and
JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC and J.P. MORGAN SECURITIES, INC.,
as Joint Lead Arrangers, Joint Bookrunners and Joint Syndication Agents,
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Structuring and Sole Documentation Agent

Exhibit A-1 — Borrowing Request
Exhibit A-2 — Issuance Request
Exhibit A-2-I — Letter of Credit
Exhibit B-1 — Closing Date Certificate
Exhibit B-2 — Restatement Effective Date Certificate
Exhibit C — Compliance Certificate
Exhibit D — Continuation/Conversion Notice
Exhibit E — Intercreditor Agreement
Exhibit F — Lender Assignment Agreement
Exhibit G — Promissory Note
Exhibit H — Borrowers’ Counsel Opinion
Exhibit I — Other Counsel Opinion
Exhibit J — Solvency Certificate
Exhibit K — Reaffirmation Agreement
Schedule I — Disclosure Schedule
Schedule II — Lender Percentages and Offices
Item 5.1.4(D) — Restatement Effective Date Collateral Documents
Item 5.1.4(E) — Post Closing Date Collateral Documents

vi

AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 6, 2008, is among AEI, an exempted company with limited liability incorporated in the Cayman Islands (formerly known as Ashmore Energy International, the “Cayman Borrower”), AEI FINANCE HOLDING LLC, a Delaware limited liability company (the “U.S. Borrower” and, together with the Cayman Borrower, each, a “Borrower” and, together, the “Borrowers”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), Revolving LC Issuer and Synthetic LC Issuer, and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrowers, the various financial institutions and other Persons from time to time parties thereto, the Administrative Agent, the Collateral Agent, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities, Inc., as joint lead arrangers, joint bookrunners and joint syndication agents (in such capacity, the “Joint Lead Arrangers”), and Credit Suisse Securities (USA) LLC, as sole structuring and sole documentation agent (in such capacity, the “Documentation Agent”), are parties to that certain Credit Agreement, dated as of March 30, 2007, as amended by that certain First Amendment, dated as of April 23, 2007 (the “First Amendment”), and as further amended by that certain Second Amendment, Waiver and Consent, dated as of May 31, 2007 (the “Second Amendment” and the Credit Agreement, as amended by the First Amendment and the Second Amendment, the “Existing Credit Agreement”); and
     WHEREAS, pursuant to the Second Amendment, the Required Lenders consented to the implementation of one or more letter of credit sub-facilities for the issuance of letters of credit in an aggregate amount not to exceed $200,000,000 by one or more issuing bank(s) through an amendment to the Existing Credit Agreement on terms and conditions reasonably satisfactory to Lenders holding more than 50% of the outstanding principal amount of the Commitments in respect of Revolving Loans and the Synthetic Revolving Facility Available Amount (such Lenders, collectively, the “Required Revolving Lenders”), the Administrative Agent and each such issuing bank;
     WHEREAS, the Issuing Banks agree to issue the letters of credit described above on terms and subject to the conditions described herein;
     WHEREAS, the Required Revolving Lenders consent to amend and restate the Existing Credit Agreement in its entirety to: (i) provide for the issuance of Revolving Letters of Credit and Synthetic Letters of Credit as provided herein; and (ii) make certain other changes as more fully set forth herein, which amendment and restatement shall become effective upon the Restatement Effective Date as defined herein;
     WHEREAS, the Required Revolving Lenders have, on or prior to the Restatement Effective Date, authorized the Administrative Agent to execute this Agreement on their behalf;

     WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement; and
     WHEREAS, it is the intent of parties hereto to confirm that all obligations of the Borrower and each Guarantor under the Credit Agreement, as amended hereby, and the other Loan Documents shall continue in full force and effect and that, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 9.4.
     “Affected Lender” is defined in Section 4.10.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise); provided that none of the “Purchasers” identified in the Note Purchase Agreement (as in effect on the Effective Date) shall be “Affiliates” of the Cayman Borrower or any of its Subsidiaries.
     “Agents” means the Administrative Agent and the Collateral Agent.
     “Agreement” means, on any date, this Amended and Restated Credit Agreement as in effect on the Restatement Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
     “Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the higher of
     (a) the Base Rate in effect on such day; and

     (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%.
Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.
     “Applicable Law” means all applicable laws, statutes, ordinances, codes, rules, regulations, regulatory norms, administrative resolutions, orders and decrees of a Governmental Authority.
     “Applicable Margin” means with respect to (a) all Loans maintained as Base Rate Loans, 1.75% per annum and (b) all Loans maintained as LIBO Rate Loans, 3.00% per annum.
     “Approved Bank” means any bank that has a credit rating of A3 or higher from Moody’s or A- or higher from S&P.
     “Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.
     “Ashmore” means Ashmore Investment Management Limited.
     “Assumption Agreement” is defined in Section 2.6(d)(ii).
     “Authorized Officer” means, relative to each Borrower and each Guarantor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1(b) or pursuant to a certificate delivered to the Administrative Agent and the Lenders after the Closing Date in form and substance satisfactory to the Administrative Agent.
     “Base Rate” means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for Dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
     “Base Return” means, in respect of the Synthetic Revolving Deposits for any Investment Period, an amount equal to the sum of the product calculated for each day during such Investment Period of (x) the aggregate amount of the Synthetic Revolving Deposits as of such day less the principal amount of Synthetic Revolving Loans that have not been reimbursed pursuant to Section 2.1.3(d)(i) as of such day multiplied by (y) the difference of (i) the LIBO

Rate (Reserve Adjusted) for such Investment Period if such Synthetic Revolving Deposits were deemed to be a LIBO Rate Loan hereunder (exclusive of any Applicable Margin that would otherwise be applicable thereto) minus (ii) an amount equal to ten basis points per annum, in each case, computed on the basis of a year of 360 days and payable for the actual number of days elapsed occurring during such Investment Period.
     “Borrowers” is defined in the preamble.
     “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of the Cayman Borrower substantially in the form of Exhibit A-1 hereto.
     “Bridge Credit Agreement” means the Credit Agreement, dated as of May 23, 2006, among the Cayman Borrower, the Lenders referred to therein, ABN AMRO Bank N.V., as Administrative Agent, and LaSalle Bank National Association, as Collateral Agent.
     “Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Luxembourg and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
     “Call Premium” is defined in Section 3.1.1(h).
     “Capital Expenditures” means, for any Person for any period, the aggregate amount of (a) all expenditures of such Person and its Subsidiaries on a consolidated basis for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by such Person and its Subsidiaries during such period. For purposes of this definition, the purchase price of any plant, property or equipment that is purchased with, or reimbursed by, the trade-in of existing plant, property or equipment, or with insurance proceeds or condemnation proceeds, shall be reduced by the credit granted by the seller of such property, plant or equipment being traded in at such time, or the amount of such insurance proceeds or condemnation proceeds, as the case may be.
     “Capital Securities” means, with respect to any issuer, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such issuer’s capital, whether now existing or issued after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.
     “Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

     “Cash Collateralized” means, with respect to any letter of credit, the deposit of immediately available funds maintained by the issuer of such letter of credit (or its designated agent), in an amount equal to not less than 100% of the face amount of such letter of credit.
     “Cash Equivalent Investment” means, at any time, any of the following entered into in the ordinary course of business and not for speculative purposes:
     (a) any direct obligation of (or unconditionally guaranteed by) any of the following:
     (i) the United States, a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof), maturing not more than one year after such time,
     (ii) any member state of the European Union on the Closing Date, maturing not more than one year after such time, that is rated Aa2 or higher by Moody’s or AA- or higher by S&P, or
     (iii) with respect to Cash Equivalent Investments made by any Person whose principal place of business is not in the United States or such a member state of the European Union, the government of the jurisdiction of such Person’s principal place of business 732 days after such time;
     (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a Person (other than an Affiliate of the Cayman Borrower or any of its Subsidiaries) organized under the laws of any State of the United States or of the District of Columbia or of any member state of the European Union, and rated A1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company);
     (c) any certificate of deposit, time or demand deposits, bankers acceptance, export notes or other obligations or undertakings, maturing not more than 732 days after its date of issuance, which is issued or guaranteed by either:
     (i) any bank organized under the laws of the United States (or any State thereof), or any member state of the European Union on the Closing Date, and which has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000,
     (ii) with respect to Cash Equivalent Investments made by any Person whose principal place of business is in a jurisdiction other than the United States or such a member state of the European Union, a bank operating such other jurisdiction that either (A) has a long-term local currency rating of A2 or higher from Moody’s, A or higher from S&P or A or higher from Fitch, or (B) is ranked (by any applicable governmental regulatory authority or by any reputable, non-governmental ranking organization) as one of the top three banks in such jurisdiction (ranked by total assets),

     (iii) any bank (or any class or type of bank), to the extent that any Subsidiary of the Cayman Borrower is required by the terms of any of its Indebtedness to maintain any deposits with such bank (or a bank of such class or type), but only to the extent so required,
     (iv) any bank to the extent that any Subsidiary of the Cayman Borrower maintains any deposits with such bank in the ordinary course of business, so long as no such deposit is outstanding for longer than 14 days, or
     (v) any bank located in the jurisdiction of any business owned by the Cayman Borrower so long as the aggregate outstanding amount of all investments maintained at such bank pursuant to this clause (c)(v) does not exceed $2,000,000 at any time;
     (d) any repurchase agreement having a term of 365 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;
     (e) shares of money market mutual funds or similar funds which invest exclusively in assets of the type described in clauses (a) through (d) (other than clauses (a)(iii), (c)(iii), (c)(iv) or (c)(v) above);
     (f) with respect to any Subsidiary of the Cayman Borrower that has received financing on a project-finance basis and any other Subsidiary located in the same jurisdiction as such project-finance Subsidiary, any investment with cash permitted by terms of the loan documentation governing such project financing and which is pledged to the lenders under such loan documentation; or
     (g) deposits with banks that have (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P or A or higher from Fitch or is ranked (by any applicable governmental regulatory authority or by any reputable, non-governmental ranking organization) as one of the top three banks in such jurisdiction (ranked by total assets) and (B) a combined capital and surplus greater than $500,000,000, which deposits are made by Subsidiaries for purposes of servicing accounts payable and accounts receivable.
     “Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.
     “Cayman Borrower” is defined in the preamble.
     “Change in Control” means at any time, (i) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than (a) the funds managed by Ashmore and (b) each of the other shareholders of the Cayman Borrower as of the date of this Agreement shall become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Securities representing 50% or more of the Capital Securities of the Cayman Borrower on a fully diluted basis, by means other than pursuant to or following an initial public offering of the Capital Securities of the Cayman Borrower and (ii) the Cayman Borrower shall cease to beneficially own and control 100% of the membership and other equity ownership interests in the U.S. Borrower.
     “Closing Date” means the date on which each of the conditions precedent set forth in Section 5.1. were satisfied or waived and the Term Loans and Synthetic Revolving Deposits were made, such date being March 30, 2007.
     “Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrowers, substantially in the form of Exhibit B-1 hereto.
     “Closing Date Projections” means the projections described in Item 6.5(b) of the Disclosure Schedule hereto.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent hereunder, and each other Person appointed as the successor Collateral Agent pursuant to Section 9.4.
     “Collateral Coverage Ratio” means, on any date, the ratio of (i) total assets of the Cayman Borrower, less current liabilities (other than the current portion of Stand-alone Senior Secured Debt) of the Cayman Borrower to (ii) Stand-alone Senior Secured Debt.
     “Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Loans and/or Synthetic Revolving Deposits pursuant to Section 2.1 and/or to participate in any Letter of Credit pursuant to Section 2.5.1.
     “Commitment Increase” is defined in Section 2.6(a).
     “Commitment Termination Date” means the date on which any Commitment Termination Event occurs. Upon such date, the Commitments shall terminate automatically and without any further action.
     “Commitment Termination Event” means
     (a) the occurrence of any Event of Default with respect to either Borrower described in Section 8.1.9; or
     (b) the occurrence and continuance of any other Event of Default and either
     (i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

     (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.
     “Communications” is defined in Section 9.11.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Cayman Borrower, substantially in the form of Exhibit C hereto, together with such changes thereto as the Administrative Agent may reasonably request for the purpose of monitoring compliance with the financial covenants contained herein.
     “Consolidated Debt” means, on any date, the outstanding principal amount of all Indebtedness of the Cayman Borrower and its Subsidiaries (calculated on a consolidated basis in accordance with GAAP) of the types referred to in clause (a), clause (b), clause (c) and clause (g) of the definition of “Indebtedness” (other than any Subordinated Debt) and any Contingent Liability in respect of any of the foregoing.
     “Consolidated EBITDA” means, for any Person for any applicable period, the sum of:
     (a) such Person’s Consolidated Net Income, plus
     (b) to the extent deducted in determining such Person’s Consolidated Net Income, the sum of (i) amounts attributable to amortization, (ii) income tax and franchise tax expense (to the extent based on such Person’s income), (iii) such Person’s Consolidated Interest Expense, (iv) depreciation, depletion, impairment and abandonment of assets, and (v) minority interests, provided that the following shall be excluded from the calculation of Consolidated EBITDA:
     (A) any gains and losses (whether cash or non-cash) on the sale of assets not in the ordinary course of business,
     (B) other non-cash items (such other non-cash items to include realized or unrealized non-cash currency exchange gain or loss),
     (C) any extraordinary or non-recurring item or expense (whether cash or non-cash), and
     (D) any non-cash payments made by the Cayman Borrower in respect of its long-term incentive payment arrangements (including the Cayman Borrower’s sales incentive plan and stock incentive plan, in each case, as in effect on the Closing Date).
     “Consolidated Interest Expense” means, for any applicable period, the aggregate accrued interest expense of the Cayman Borrower and its Subsidiaries (calculated on a consolidated basis in accordance with GAAP) for such period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

     “Consolidated Leverage Ratio” means, as of the last day of any period of four consecutive Fiscal Quarters, the ratio of:
     (a) Consolidated Net Debt outstanding on the last day of such period, to
     (b) Consolidated EBITDA for such period (provided that, for the purposes of calculating the Consolidated Leverage Ratio, Consolidated EBITDA for the Fiscal Quarter ending March 31, 2006 shall be deemed to be $256,000,000, Consolidated EBITDA for the Fiscal Quarter ending June 30, 2006 shall be deemed to be $181,000,000 and Consolidated EBITDA for the fiscal quarter ending September 30, 2006 shall be deemed to be $187,000,000).
     “Consolidated Net Debt” means, on any date, Consolidated Debt less cash and Cash Equivalent Investments held by the Cayman Borrower or its Subsidiaries, whether or not restricted.
     “Consolidated Net Income” means, for any Person for any period, the aggregate of all amounts which would be included as net income on the consolidated financial statements of such Person and its Subsidiaries for such period (as determined in accordance with GAAP).
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise (including by reason of such Person being a general partner of another Person), to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the applicable Borrower, substantially in the form of Exhibit D hereto.
     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Cayman Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Cuiaba Intercompany Debt” means all outstanding amounts owing by (a) EPE – Empresa Produtora de Energia Ltda. in respect of intercompany loans from Enron Netherlands Holding B.V. (which loans were assigned to Enron Corp. and subsequently assigned to the Cayman Borrower) and EPE Holding Ltd., (b) Gasocidente do Mato Grosso Ltda. in respect of an intercompany loan from Enron Netherlands Holdings B.V. (which loans were assigned to Enron Corp. and subsequently assigned to the Cayman Borrower) and (c) Gas Oriente Boliviano Ltda. in respect of an intercompany loan from Prisma Energy International Bolivia Holding

Limited (which loans were assigned to Prisma Energy Luxembourg S.à r.l. and subsequently assigned to Prisma Energy Spain, S.L.).
     “Cuiaba/Shell Intercompany Debt” means all outstanding amounts owing by (a) EPE – Empresa Produtora de Energia Ltda. in respect of intercompany loans from Shell International Investments Limited, (b) Gasocidente do Mato Grosso Ltda. in respect of an intercompany loan from Shell Gas International Investments Limited and (c) Gas Oriente Boliviano Ltda. in respect of an intercompany loan from Shell Gas Latin America B.V.
     “Deemed Disbursements Collateral Account” means the Deemed Revolving LC Disbursements Collateral Account and the Deemed Synthetic LC Disbursements Collateral Account.
     “Deemed Revolving LC Disbursements Collateral Account” is defined in Section 2.5.4(d).
     “Deemed Synthetic LC Disbursements Collateral Account” is defined in Section 2.5.4(e).
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Disbursement” is defined in Section 2.5.2.
     “Disbursement Date” is defined in Section 2.5.2.
     “Disclosure Schedule” means the Disclosure Schedule attached to the Existing Credit Agreement as Schedule I as supplemented on the Restatement Effective Date to the extent described in the definition of “Security Agreements” in this Section 1.1.
     “Disposition” (or similar words such as “Dispose”) means, with respect to any Person, any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s assets (including accounts receivable and Capital Securities of Subsidiaries) to any other Person in a single transaction or series of transactions.
     “Documentation Agent” is defined in the recitals.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Domestic Office” means the office of a Lender designated as its “Domestic Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrowers.
     “Effective Date” means March 30, 2007.
     “Entitled Person” is defined in Section 10.16.

     “Environmental Laws” means all applicable statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to public health and safety (with respect to exposure to Hazardous Materials) and protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
     “Event of Default” is defined in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Subsidiary” means a Subsidiary that represents directly or through direct or indirect ownership interest in any other Person less than 3.5% of the Consolidated EBITDA of the Cayman Borrower and its Subsidiaries for the most recently ended Fiscal Year.
     “Existing Credit Agreement” is defined in the recitals.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or (b) if such rate is not so published for any day which is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means, the confidential Fee Letter, dated January 31, 2007, among the Cayman Borrower, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities, Inc.
     “First Amendment” is defined in the recitals.
     “Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “Fitch” means Fitch, Inc.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

     “GAAP” means generally accepted accounting principles in the United States from time to time.
     “GAAP Change” is defined in Section 1.4(b).
     “Governmental Authority” means the government of the United States or any other nation or any political subdivision of any thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means each of (a) AEI Nicaragua Holdings Ltd. (formerly known as Prisma Energy Nicaragua Holdings Ltd.), (b) AEI Colombia Ltd., (c) AEI Colombia Holdings Ltd. (formerly known as Prisma Energy Colombia Holdings Ltd.), (d) AEI Luxembourg Global, S.à r.l. (formerly known as Prisma Energy Global Investments S.à r.l.), (e) AEI Brazil Power Holdings Ltd. (formerly known as Prisma Energy Brazil Power Holdings Ltd.), (f) AEI Brazil PD Holdings Ltd. (formerly known as Prisma Energy Brazil PD Holdings Ltd.), (g) ETB – Energia Total do Brasil Ltda., (h) AEI Brazil Finance Ltd. (formerly known as Prisma Energy Brazil Finance Ltd.), (i)  AEI Financing LLC (formerly known as Ashmore Energy International Financing LLC), (j)  AEI LLC (formerly known as Ashmore Energy International LLC), (k) AEI Dominican Republic Ltd. (formerly known as Prisma Energy Dominican Republic Ltd.), (l) AEI Dominican Republic Operations Ltd. (formerly known as Prisma Energy Dominican Republic Operations Ltd.), (m) AEI Dominicana Holdings Limited (formerly known as Prisma Energy Dominicana Holding Limited), (n) AEI Guatemala Holdings Ltd. (formerly known as Prisma Energy Guatemala Holdings Ltd.), (o) AEI Asia, Ltd., (p) AEI Peru Holdings Ltd., (q) AEI Central America Ltd., (r) AEI Andean Holdings Ltd., (s) AEI Colombia Investments Ltd. and (t) to the extent not prohibited by applicable law or any contractual limitation applicable to it, each newly acquired or formed Subsidiary (acquired or formed after the Closing Date) that is a top-tier holding company Subsidiary of the Cayman Borrower holding (directly or indirectly) the Capital Securities of any operating-level company of the Cayman Borrower.
     “Guaranty” means the (i) Guaranty by each Guarantor (other than ETB – Energia Total do Brasil Ltda.) and (ii) Guaranty by ETB – Energia Total do Brasil Ltda., in each case, dated as of the Closing Date, in favor of the Collateral Agent, for the benefit of the Secured Parties.
     “Hazardous Material” means any pollutant or contaminant or hazardous, dangerous or toxic chemical, waste, material or substance (including any petroleum product) within the meaning of any applicable statute, law, regulation, code, rule, ordinance or requirement (including consent decrees and administrative orders) of any Governmental Authority relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.
     “Hedging Agreement” means, with respect to any Person, collectively, any agreement that sets forth any Hedging Obligations of such Person or any of its Subsidiaries that is entered into by such Person or any of its Subsidiaries and under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices. For purposes of the definition of “Indebtedness” in this Section 1.1, the net amount of any Hedging Obligations on any date shall be the net amount payable (if any) by such Person on such date if such Hedging Obligations were to be terminated or unwound on such date.
     “herein,” “hereof,” “hereto,” “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
     “Immaterial Guarantor” means any Guarantor other than a Material Guarantor.
     “Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement
     (a) which is of a “going concern” or similar nature;
     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or
     (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would cause an Event of Default to occur.
     “including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Increase Date” is defined in Section 2.6(a).
     “Indebtedness” of any Person means:
     (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
     (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person (provided that, except for purposes of Section 8.1.5, “Indebtedness” shall not include (x) any letter of credit listed on Item 7.2.2 of the Disclosure Schedule, and any renewals or replacements thereof to the extent not increasing the face amount thereof, and (y) any additional letters of credit issued after the Closing Date, in an aggregate face amount not to exceed $50,000,000, in the case of each of clauses (x) and (y), to the extent that such letters of credit are Cash Collateralized);

     (c) all Capitalized Lease Liabilities of such Person other than power purchase agreements and fuel supply and transportation agreements that are treated as such;
     (d) all obligations secured by any Lien expressly granted by such Person on any property or assets owned or held by such Person regardless of whether the obligations secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person; provided, that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause shall, in the event that such Indebtedness is limited recourse to such property (without recourse to such Person), for purposes of this Agreement, be equal to the lesser of the amount of such obligation and the fair market value of the property or assets to which the Lien attaches, determined in good faith by such Person;
     (e) net Hedging Obligations of such Person;
     (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with Local GAAP have been established on the books of such Person);
     (g) obligations arising under Synthetic Leases; and
     (h) all Contingent Liabilities of such Person in respect of any of the foregoing.
     The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Liabilities” is defined in Section 10.5.
     “Indemnified Parties” is defined in Section 10.5.
     “Intercreditor Agreement” means an Intercreditor Agreement among the Administrative Agent, the Collateral Agent, the Borrowers and the other parties referred to in Section 9.13, substantially in the form of Exhibit E hereto, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.
     “Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), or any period shorter than one month that is agreed to by each of the Lenders, as the applicable Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided, however, that
     (a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;
     (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and
     (c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.
“Investment” means, relative to any Person,
     (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and
     (b) any Capital Securities held by such Person in any other Person.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “Investment Period” means, relative to any Synthetic Revolving Deposits earning a Participation Fee, the period (a) beginning on (and including) the later of (i) the date on which such Synthetic Revolving Deposit is made and (ii) the last day of the immediately preceding Investment Period and (b) ending on (but excluding) the day which numerically corresponds to such date three months thereafter; provided, however, that (x) if any such Investment Period would otherwise end on a day which is not a Business Day, such Investment Period shall end on the preceding Business Day and (y) the first Investment Period after the Effective Date shall comprise the period beginning on (and including) the Effective Date and ending on June 30, 2007.
     “Issuance Request” means a request for issuance of a Letter of Credit and certificate duly executed by an Authorized Officer of the Cayman Borrower substantially in the form of Exhibit A-2 hereto.
     “Issuing Bank” means a Revolving LC Issuer or a Synthetic LC Issuer, as the case may be.
     “Joint Lead Arrangers” is defined in the recitals.

     “judgment currency” is defined in Section 10.16.
     “Lender” means each financial institution and other Person that is a “Lender” under and as defined in the Existing Credit Agreement immediately prior to the Restatement Effective Date, and any other Person that becomes a party to this Agreement pursuant to a Lender Assignment Agreement.
     “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit F hereto.
     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including punitive or consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any investigation, litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Administrative Agent, the Collateral Agent, any Lender or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Cayman Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof or, to the extent caused by releases from such Borrower’s or any of its Subsidiaries’, any of their respective predecessors’ properties;
     (b) any investigation, claim, litigation or proceeding related to personal injury arising from exposure or alleged exposure to Hazardous Materials handled by the Cayman Borrower or any of its Subsidiaries;
     (c) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;
     (d) any violation or claim of violation by the Cayman Borrower or any of its Subsidiaries of any Environmental Laws; or
     (e) the imposition of any Lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Cayman Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Cayman Borrower or any of its Subsidiaries.
     “Letter of Credit” means, as the context may require, a Revolving Letter of Credit and/or a Synthetic Letter of Credit.
     “LIBO Rate” means, with respect to any LIBO Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
     “LIBO Rate Loan” means, with respect to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).
     “LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate

(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage
The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.
     “LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.
     “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities,” as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, (and, with respect to any Capital Securities, any subscriptions, options, warrants, or calls relating to any shares of such

Capital Securities, including any right of conversion or exchange under any outstanding security or other instrument) to secure payment of a debt or performance of an obligation.
     “Loan” means the Term Loans, the Revolving Loans and the Synthetic Revolving Loans.
     “Loan Documents” means, collectively, this Agreement, the Notes, each Hedging Agreement, the Fee Letter, the Security Agreements, each Guaranty, any Intercreditor Agreement (when executed), each agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations and each other agreement, certificate, document or instrument to which either Borrower or any Guarantor is a party required to be delivered in connection with any Loan Document, and each other agreement or document to which either Borrower or any Guarantor is a party that amends, modifies or otherwise waives any provision of any other Loan Document.
     “Local GAAP” means, (a) in the context of the Borrowers, GAAP, and (b) in the context of a Subsidiary of the Cayman Borrower incorporated or organized under the laws of a particular jurisdiction, generally accepted accounting principles in such jurisdiction from time to time.
     “Material Adverse Effect” means any of the following:
     (a) a material adverse effect on the rights and remedies of any Secured Party under any Loan Document to which either Borrower or any Guarantor is a party,
     (b) a material adverse effect on the ability of either Borrower or any Guarantor to perform its Obligations under any Loan Document,
     (c) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Cayman Borrower and its Subsidiaries (taken as a whole), or
     (d) a change in regulatory status of the Cayman Borrower or any of its Subsidiaries, or the regulatory environment in which any of them operates that has a material adverse effect on the Cayman Borrower or its Subsidiaries (taken as a whole), but in any event, excluding any such effect generally applicable to participants in the industry in which the Cayman Borrower and its Subsidiaries operate (other than those that affect the Cayman Borrower and its Subsidiaries in a disproportionate manner as compared to other companies in similar businesses).
     “Material Guarantor” means each Guarantor that is not an Excluded Subsidiary.
     “Minority Interest Portion” means, in respect of any amount received by any Person, the portion of such amount which such Person is contractually or legally obligated to pay, transfer or distribute to a third party equity holder of such Person that is not a direct or indirect Subsidiary of the Cayman Borrower, and all taxes actually paid or withheld by such Person or estimated by such Person to be payable in cash or withheld in connection with such portion.

     “Modifications” is defined in Section 7.2.12.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds (other than proceeds of business interruption insurance or similar insurance) or condemnation awards received by the Cayman Borrower or any of its Subsidiaries in connection with such Casualty Event in excess of $5,000,000 over the course of a Fiscal Year (net of all reasonable and customary collection expenses thereof), but excluding (i) any proceeds or awards applied to repair or reinstate the assets affected by such Casualty Event (or to make a reimbursements in respect thereof), (ii) any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien permitted by Section 7.2.3(c) on the property which is the subject of such Casualty Event, (iii) all taxes actually paid or estimated by the Cayman Borrower (or the applicable Subsidiary) to be payable in cash within the next 21 months in connection with such proceeds or awards, (iv) payments made by the Cayman Borrower or any of its Subsidiaries to retire (or amounts required to be held as collateral for) Indebtedness (other than the Loans and any other Indebtedness of the Cayman Borrower) where payment of such Indebtedness is required in connection with such Casualty Event proceeds or awards, and (v) the Minority Interest Portion of any proceeds or awards received; provided, however, that if the amount of any estimated taxes pursuant to clause (iii) or clause (iv) exceeds the amount of taxes actually required to be paid in cash in respect of such Casualty Event proceeds or awards, the aggregate amount of such excess shall constitute Net Casualty Proceeds.
     “Net Debt Proceeds” means, with respect to the incurrence, sale or issuance by the Cayman Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than Indebtedness permitted by Section 7.2.2(c), (d), (e), (f), (g), (i), (j), (k), (l) and (m)), the excess of:
     (a) the gross cash proceeds received by such Person from such incurrence, sale or issuance in excess of $25,000,000 in the aggregate over the course of a Fiscal Year, less
     (b) the sum of (i) all reasonable and customary arranging or underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses actually incurred in connection with such incurrence, sale or issuance which have not been paid to Affiliates of the Cayman Borrower or any of its Subsidiaries in connection therewith, (ii) all taxes actually paid or estimated by the Cayman Borrower (or the applicable Subsidiary) to be payable in cash within the next 21 months in connection with such incurrence, sale or issuance and (iii) the Minority Interest Portion (if any) of any proceeds received.
     “Net Disposition Proceeds” means the gross cash proceeds received by the Cayman Borrower or any of its Subsidiaries from any Disposition (other than a Disposition pursuant to Section 7.2.11(d), Section 7.2.11(e), Section 7.2.11(g) and Section 7.2.11(h)) and any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Cayman Borrower or any of its Subsidiaries in respect thereof in excess of $25,000,000 in the aggregate over the course of a Fiscal Year, less the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Disposition, (ii) all taxes actually paid or estimated by the Cayman Borrower to be payable in cash within the next 21 months in connection with such Disposition, (iii) payments made by the Cayman Borrower or any of its Subsidiaries to retire Indebtedness (other than the Loans and any other Indebtedness of the Cayman Borrower) where payment of such Indebtedness is required in connection with such Disposition, and (iv) the Minority Interest Portion (if any) of any proceeds or awards received; provided, however, that if the amount of any estimated taxes pursuant to clause (ii) or clause (iv) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Disposition Proceeds.
     “Net Equity Proceeds” means with respect to the sale or issuance after the Closing Date by the Cayman Borrower or any of its Subsidiaries to any Person of its Capital Securities, warrants or options or the exercise of any such warrants or options, the sum of the following:
     (a) the gross cash proceeds received by the Cayman Borrower or any of its Subsidiaries from such sale, exercise or issuance in excess of $25,000,000 in the aggregate over the course of a Fiscal Year (which $25,000,000 threshold shall not apply for purposes of the definition of New Equity), less
     (b) the sum of (i) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Cayman Borrower or any of its Subsidiaries in connection therewith, (ii) all taxes actually paid or estimated by the Cayman Borrower (or the applicable Subsidiary) to be payable in cash within the next 21 months in connection with such sale or issuance and (iii) the Minority Interest Portion (if any) of any proceeds received;
provided, the following shall not constitute Net Equity Proceeds (except for purposes of the definition of New Equity) (i) the proceeds from any issuance of director’s qualifying shares, (ii) the proceeds from any issuance of Capital Securities to management or employees of the Cayman Borrower under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time, (iii) the proceeds from an underwritten initial public offering occurring prior to the second anniversary of the Closing Date of the common equity of the Cayman Borrower, which offering has been registered or qualified for sale in either the United States or the United Kingdom and proceeds in an aggregate amount not to exceed $400,000,000 from private issuances of equity of the Cayman Borrower prior to such initial public offering and (iv) proceeds received by a Subsidiary of the Cayman Borrower (the “Issuing Subsidiary”) that are not distributed to the Cayman Borrower or any other Subsidiary of the Cayman Borrower other than a Subsidiary that owns or is owned, directly or indirectly, by such Issuing Subsidiary.
     “New Equity” means, at any time, the sum of the following:

     (a) the aggregate Net Equity Proceeds from the sale or issuance of Capital Securities of the Cayman Borrower received by the Cayman Borrower in cash after the Closing Date, and
     (b) the aggregate proceeds of Subordinated Debt that are received by the Cayman Borrower in cash after the Closing Date.
     “Non-Excluded Taxes” means any Taxes other than net income and franchise Taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its principal executive office, applicable lending office, or where such Secured Party is subject to tax on a net income basis for a reason other than being a party to this Agreement (including the execution and delivery of this Agreement and/or performance of its obligations, receipt of payments and/or enforcement of rights under this Agreement).
     “Note” means a promissory note of the applicable Borrower payable to any Lender, in the form of Exhibit G hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from outstanding Loans or Synthetic Revolving Deposits, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Note Purchase Agreement” means that certain Note Purchase Agreement among the Cayman Borrower and the purchasers identified therein, dated as of September 6, 2006, or any amendment or replacement thereof.
     “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.
     “Organic Document” means, relative to the Cayman Borrower or any of its Subsidiaries, as applicable, its certificate of incorporation, by-laws, memorandum and articles of association, certificate of partnership, partnership agreement, certificate of formation and/or incorporation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to the Cayman Borrower or such Subsidiary’s Capital Securities.
     “Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.
     “Participant” is defined in Section 10.12(e).
     “Participation Fees” is defined in Section 3.2.1(b).

     “Patriot Act” means the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
     “Patriot Act Disclosures” means all documentation and other information that the Administrative Agent or any Lender reasonably requests to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
     “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
     “PEC” means a Preferred Equity Certificate issued by a Subsidiary of the Cayman Borrower organized under the laws of Luxembourg.
     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Cayman Borrower or any of its Subsidiaries or any corporation, trade or business that is, along with the Cayman Borrower or any of its Subsidiaries, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Percentage” means, relative to any Lender, as of the Closing Date, the applicable percentage relating to Term Loans, Revolving Loans and/or Synthetic Revolving Deposits set forth opposite its name on Schedule II hereto under the “Pro Rata Share” column or, thereafter, set forth in a Lender Assignment Agreement under the heading “Assigned Interest”, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 10.12.
     “Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, Indebtedness, assets or otherwise) of a business or other Investment in which the following conditions are satisfied:
     (a) such business is of a nature that the Borrowers will be in compliance with the covenant set forth in Section 7.2.1 after giving effect to such acquisition; and
     (b) the Borrowers shall have furnished notice to the Administrative Agent of such acquisition as soon as practicable after the date information concerning such acquisition is publicly announced and certification that after giving effect to such acquisition and any Indebtedness incurred in connection therewith, the Borrowers will be in compliance with the covenants set forth in Section 7.2.4, calculated to give pro forma effect to such acquisition and any Indebtedness incurred in connection therewith.
     “Permitted Asian Acquisition Indebtedness” means Indebtedness to be incurred by the Cayman Borrower or one of its Subsidiaries in an aggregate principal amount not to exceed

$70,000,000 the proceeds of which are to be used to finance the acquisition of interests in certain Asian operations as contemplated as of the Closing Date.
     “Permitted Liens” is defined in Section 7.2.3.
     “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Platform” is defined in Section 9.11(b).
     “Process Agent” is defined in Section 10.14.
     “Promigas” means Promigas S.A. E.S.P., a Colombian company
     “Qualified New Subsidiary” is defined in Section 7.2.2(f).
     “Quarterly Payment Date” means the last Business Day of March, June, September and December of each year.
     “Rating Agencies” means S&P and Moody’s.
     “Reaffirmation Agreement” means a Reaffirmation Agreement between the Collateral Agent and the Guarantors, substantially in the form of Exhibit K hereto.
     “Reasonable Efforts” means the reasonable best efforts that a prudent party would use in similar circumstances in an effort to achieve a desired result reasonably expeditiously, including (i) the lawful exercise of voting rights or other rights attached to or arising in connection with Capital Securities held by such party, and (ii) the lawful exercise of rights granted to any party under any contract (including shareholders agreements or similar agreements); provided that, Reasonable Efforts shall not require (x) the violation or potential violation of any law, rule or regulation, or the breach of, or failure to discharge, any contractual, fiduciary or tortious duty, (y) the taking of any action that would be materially and commercially adverse to such party, or (z) the payment or provision of any payment to any third party that is commercially unreasonable (the determination of whether any such payment is commercially unreasonable to be made in the context of all relevant considerations, including the following: (1) the circumstances in which such payment would be made, (2) the particular party that would make such payment, (3) the role that the Person to which such payment would be made has in achieving such desired result (for example, whether such Person is a creditor of the party, or a holder of equity interests in an entity in which the party also holds equity interests), and (4) the identity of the Person to which such payment would be made).
     “Register” is defined in Section 2.5(a).
     “Reimbursement Obligation” is defined in Section 2.5.2(a).
     “Reinvestment Date” is defined in Section 3.1.1(c)(ii).

     “Replacement Lender” is defined in Section 4.10.
     “Replacement Notice” is defined in Section 4.10.
     “Required Lenders” means, at any time, Lenders holding more than 50% of the outstanding principal amount of the Loans, the Commitments and the Synthetic Revolving Facility Available Amount.
     “Required Revolving Lenders” is defined in the recitals.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
     “Restatement Effective Date” means the date on which each of the conditions precedent set forth in Section 5.2 shall have been satisfied or waived in accordance with the terms hereof.
     “Restatement Effective Date Certificate” means a certificate executed and delivered by an Authorized Officer of the Borrowers substantially in the form of Exhibit B-2 hereto.
     “Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Cayman Borrower) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Cayman Borrower or any of its Subsidiaries or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property or obligations and (b) the making of any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.
     “Revolving Credit Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans plus the aggregate amount at such time of all Revolving Letter of Credit Outstandings.
     “Revolving LC Available Amount” means, as of any date, the lesser of (a) $200,000,000 minus the Synthetic LC Available Amount as of such date and (b) the Revolving Loan Commitment Amount as of such date.
     “Revolving LC Issuer” means, as the context may require, (a) Credit Suisse, Cayman Islands Branch, in its capacity as the issuer of Revolving Letters of Credit hereunder, and (b) any other Lender with a Commitment to make Revolving Loans that may become an Issuing Bank pursuant to Section 2.5.6, with respect to Revolving Letters of Credit issued by such Lender. Each Revolving LC Issuer may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Revolving LC Issuer, in which case the term “Revolving LC Issuer” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate.
     “Revolving Letter of Credit” is defined in Section 2.1.4(a)

     “Revolving Letter of Credit Outstandings” means, at any time of determination, the sum of (a) the aggregate Stated Amount of all issued and outstanding Revolving Letters of Credit at such time plus (b) all outstanding Disbursements made or deemed made in respect of Revolving Letters of Credit other than any such Disbursements that have been reimbursed or Cash Collateralized by the Cayman Borrower or deemed to be Revolving Loans pursuant to Section 2.5.2(b) or as to which a Revolving Loan has been made in accordance with Section 2.5.4(c) at such time.
     “Revolving Letter of Credit Participation Fees” is defined in Section 3.2.1(c).
     “Revolving Letter of Credit Participation Obligation” is defined in Section 2.5.1.
     “Revolving Loan” is defined in Section 2.1.2.
     “Revolving Loan Commitment Amount” means $395,000,000, as such amount may be reduced or increased from time to time in accordance with the terms hereof.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission.
     “Second Amendment” is defined in the recitals.
     “Secured Parties” means, collectively, the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Documentation Agent, each Joint Lead Arranger, each counterparty to a Hedging Agreement that is (or at the time such Hedging Agreement was entered into, was) a Lender or an Affiliate thereof and, in each case, each of their respective successors, transferees and assigns.
     “Security Agreements” means, collectively, (a) each of the agreements and documents described in Item 5.1.4 of the Disclosure Schedule (as supplemented on the Restatement Effective Date with each of the agreements and documents described in Items 5.1.4(D) and (E) thereof to reflect any amendments or modification to the agreements and documents described therein) and, (b) each of the agreements and documents required to be delivered pursuant to Section 7.1.8, in each case as modified and supplemented and in effect from time to time.
     “Senior Credit Agreement” means the Credit Agreement, dated as of May 23, 2006, among the Cayman Borrower, the Lenders referred to therein, ABN AMRO Bank N.V., as Administrative Agent, and LaSalle Bank National Association, as Collateral Agent.
     “Solvent” means, with respect to any Person (that is organized and/or incorporated under the laws of any particular jurisdiction) on a particular date, that such Person is not, under the applicable insolvency or bankruptcy law of such jurisdiction, “insolvent” (or such other analogous term or terms as may be used in such insolvency or bankruptcy laws) as of such date under such insolvency or bankruptcy laws, which,

     (a) in the case of any Person organized under the laws of any State of the United States, means that such Person is “insolvent” as that term is used in §101 of the United States Bankruptcy Code, and
     (b) in the case of any Person incorporated under the laws of the Cayman Islands, means that:
     (i) such Person (A) shall have ceased, or threatened to cease, to carry on its business, (B) shall have stopped payment, or threatened to stop payment, of its debts, (C) shall be deemed to be unable to pay its debts pursuant to section 95 of the Cayman Islands Companies Law (2004 Revision), or (D) shall be unable to pay its debts as they fall due;
     (ii) the value of such Person’s assets shall be less than the amount of its liabilities (taking into account, for these purposes, the expected value of contingent and prospective liabilities);
     (iii) such Person shall resolve to be voluntarily wound up;
     (iv) a court of competent jurisdiction shall grant a petition against such Person for its winding up; or
     (v) any creditor of such Person shall successfully enforce any material collateral security or levy any distress in respect of a material portion of such Person’s assets.
“Specified Changes” is defined in Section 1.4.
     “Stand-alone Historic Interest Expense” means, for any period, the Borrowers’ aggregate accrued interest expense for such period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense, but excluding any accrued interest expense in respect of the Cayman Borrower’s Subordinated Debt (to the extent interest expense in respect thereof is paid in kind pursuant to the terms of such Subordinated Debt or is paid in cash in such period in amounts not in excess of a rate per annum equal to 8%) and any fees (whether characterized as interest or not) paid in 2006 with respect to the Senior Credit Agreement and the Bridge Credit Agreement.
     “Stand-alone Interest Coverage Ratio” means, as of the last day of any period of four consecutive Fiscal Quarters, the ratio of:
     (a) Stand-alone Operating Cash Flow, to
     (b) Stand-alone Historic Interest Expense for such period.
     “Stand-alone Operating Cash Flow” means, for any period, (A) the sum of the following amounts (determined without duplication), but only to the extent received in cash by the Cayman Borrower from a Person during such period: (i) dividends paid to the Cayman Borrower by its

Subsidiaries during such period (other than dividends paid in respect of loans made to the Cayman Borrower for which credit was received in any prior period in accordance with clause (vi) below); (ii) consulting and management fees paid to the Cayman Borrower for such period; (iii) tax sharing payments made to the Cayman Borrower during such period; (iv) interest and other distributions paid during such period with respect to cash and Cash Equivalent Investments of the Cayman Borrower; (v) other cash payments made to the Cayman Borrower by its Subsidiaries other than payments in an amount equal to the aggregate amount released from debt service reserve accounts upon the issuance of letters of credit for the account of the Cayman Borrower and the benefit of the beneficiaries of such accounts; and (vi) loans made to the Cayman Borrower from Subsidiaries in anticipation of the payment of dividends and in respect of which funds for the payment of such dividends have been set aside for such period, less (B) the sum of the following expenses (determined without duplication), in each case to the extent paid by the Cayman Borrower during such period and regardless of whether any such amount was accrued during such period: (i) income tax expenses of the Cayman Borrower and its Subsidiaries and (ii) corporate overhead expense (provided that Stand-alone Operating Cash Flow for the Fiscal Quarter ending March 31, 2006 shall be deemed to be $4,000,000, Stand-alone Operating Cash Flow for the Fiscal Quarter ending June 30, 2006 shall be deemed to be $295,000,000 and Stand-alone Operating Cash Flow for the Fiscal Quarter ending September 30, 2006 shall be deemed to be $59,000,000).
     “Stand-alone Senior Secured Debt” means, on any date, the outstanding principal amount of all Indebtedness of the Borrowers of the types referred to in clause (a), clause (b), clause (c) and clause (g) of the definition of “Indebtedness” (other than any Subordinated Debt) and any Contingent Liability in respect of any of the foregoing, which is secured by any of the assets of the Cayman Borrower or its Subsidiaries other than Indebtedness to the extent secured by cash collateral.
     “Stated Amount” means, on any date and with respect to any Letter of Credit, the total amount available to be drawn under such Letter of Credit as of such date. In no event shall the Stated Amount of any Letter of Credit be increased, without having satisfied the conditions specified herein, including Section 2.1.4(a) or Section 2.1.5(a), as applicable, or having obtained the prior written consent of the applicable Issuing Bank.
     “Stated Expiry Date” means, with respect to any Letter of Credit, the date of expiration of such Letter of Credit as specified thereon.
     “Stated Maturity Date” means (a) with respect to the Term Loans, March 30, 2014 and (b) with respect to the Revolving Loans, Synthetic Revolving Deposits and Synthetic Revolving Loans, March 30, 2012.
     “Subic” means Subic Power Corp., a Philippines company.
     “Subordinated Debt” means Indebtedness of the Cayman Borrower or its Subsidiaries (a) that is unsecured and subordinate to the Obligations, (b) the holders of which Indebtedness have no right to exercise any remedies against the Cayman Borrower or the collateral securing the Obligations until all Obligations are paid in full in cash and (c) the holders of which Indebtedness may not oppose or contest any exercise of remedies by the Collateral Agent or

Lenders in respect of the collateral securing the Obligations. For the avoidance of doubt, the Indebtedness under the Note Purchase Agreement (as in effect on the Effective Date) shall constitute Subordinated Debt.
     “Subordination Provisions” is defined in Section 8.1.11.
     “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person, provided that
     (a) each Excluded Subsidiary shall be deemed not to be a Subsidiary of either Borrower; and
     (b) for purposes of Sections 7.2.2, 7.2.3, 7.2.5, 7.2.6, 7.2.8, 7.2.9, 7.2.10, 7.2.11, 7.2.12, 7.2.13, 7.2.14 and 7.2.15, Promigas and its Subsidiaries shall be deemed not to be a Subsidiary at all times during which Promigas’s senior long-term unsecured debt has a local credit rating of A+ or higher by Duff & Phelps de Colombia (or its successor), or an equivalent rating from Moody’s or S&P; provided, however, that, for purposes of the foregoing provisions of Section 7.2, if Promigas becomes a Subsidiary after the Closing Date, Promigas shall be deemed to have become a Subsidiary as a result of a Permitted Acquisition.
     “Supplemental Agent” is defined in Section 9.10(a).
     “Synthetic LC Available Amount” means, as of any date, an amount equal to the Synthetic Revolving Loan Commitment Amount minus the aggregate principal amount at such time of all outstanding Synthetic Revolving Loans.
     “Synthetic LC Issuer” means, as the context may require, (a) Credit Suisse, Cayman Islands Branch, in its capacity as the issuer of Synthetic Letters of Credit hereunder, and (b) any other Lender with a Synthetic Revolving Deposit that may become an Issuing Bank pursuant to Section 2.5.6, with respect to Synthetic Letters of Credit issued by such Lender. Each Synthetic LC Issuer may, in its discretion, arrange for one or more Synthetic Letters of Credit to be issued by Affiliates of such Synthetic LC Issuer, in which case the term “Synthetic LC Issuer” shall include any such Affiliate with respect to Synthetic Letters of Credit issued by such Affiliate.
     “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
     “Synthetic Letter of Credit” is defined in Section 2.1.5(a).

     “Synthetic Letter of Credit Outstandings” means, at any time of determination, the sum of (a) the aggregate Stated Amount of all issued and outstanding Synthetic Letters of Credit at such time plus (b) all outstanding Disbursements made or deemed made in respect of Synthetic Letters of Credit other than any such Disbursements that have been reimbursed or Cash Collateralized by the Cayman Borrower or deemed to be a Synthetic Revolving Loans pursuant to Section 2.5.2(c) or as to which a Synthetic Revolving Loan has been made in accordance with Section 2.5.4(c) at such time.
     “Synthetic Letter of Credit Participation Obligation” is defined in Section 2.5.1.
     “Synthetic Revolving Credit Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Synthetic Revolving Loans plus the aggregate amount at such time of all Synthetic Letter of Credit Outstandings.
     “Synthetic Revolving Deposit” is defined in Section 2.1.3(c).
     “Synthetic Revolving Deposit Account” means the account established by the Administrative Agent or an Affiliate thereof at Credit Suisse, Cayman Islands Branch with the title “Ashmore Energy International Synthetic Revolving Deposit Account” pursuant to Section 2.1.3(b).
     “Synthetic Revolving Deposit Percentage” means, with respect to any Lender as of any date, the aggregate amount of such Lender’s Synthetic Revolving Deposit as of such date expressed as a percentage of the aggregate amount of Synthetic Revolving Deposits of all Lenders as of such date. The Synthetic Revolving Deposit Percentage of each Lender as of the Closing Date is set forth opposite its name on Schedule II hereto under the “Pro Rata Share” column.
     “Synthetic Revolving Deposit Return” is defined in Section 2.1.3(e).
     “Synthetic Revolving Deposit Sub-Account” is defined in Section 2.1.3(b).
     “Synthetic Revolving Facility Available Amount” means, as of any date, the Synthetic Revolving Loan Commitment Amount as of such date, minus the Synthetic Revolving Credit Exposure as of such date.
     “Synthetic Revolving Loan” is defined in Section 2.1.3(a).
     “Synthetic Revolving Loan Commitment Amount” means $105,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.
     “Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
     “Term Loan” is defined in Section 2.1.1.

     “Term Loan Commitment Amount” means $1,000,000,000.
     “Termination Date” means the date on which all Obligations have been paid in full in cash, all Commitments have been terminated, and all Lenders have been refunded the full amount of their respective Synthetic Revolving Deposits.
     “Trakya” means Trakya Elektrik Uretim ve Ticaret A.S., a Turkish joint stock company.
     “type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “U.S. Borrower” is defined in the preamble.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Welfare Plan” means a “welfare plan” that is subject to (and as defined in) Section 3(1) of ERISA.
     “wholly owned Subsidiary” means, with respect to any Person, any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) are owned directly or indirectly by such Person.
     SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.
     SECTION 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
     SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such determinations and computations) shall be made, in accordance with GAAP, provided that :
     (a) if either (i) the Required Lenders or (ii) the Borrowers reasonably determine that the use of GAAP as applied in the preparation of the financial statements for the 2006 Fiscal Year referred to in Section 7.1.1(b) would result in a distortion of the covenants set forth in said Sections, and so notify the others (or other, as the case may be) thereof by no later than 90 days after the receipt by the Lenders of all of the financial information described in Sections 7.1.1(b) and 7.1.1(c) with respect to the 2006 Fiscal Year, or
     (b) if there occurs after December 31, 2006 any change in GAAP, or any change in the way that GAAP is applied in the preparation of the financial statements for any Fiscal Year delivered pursuant to Section 7.1.1 from the way that GAAP was applied in the preparation of the financial statements for the 2006 Fiscal Year referred to in Section 7.1.1(b) (a “GAAP Change”) that either (i) the Required Lenders or (ii) the Borrowers reasonably determine would, if used in making such determinations and computations, result in a distortion of the covenants set forth in said Sections, and so notify the others (or other, as the case may be) thereof by no later than 90 days after the receipt by the Lenders of all of the financial information described in Section 7.1.1, then the Borrowers and the Lenders shall negotiate in good faith with a view to entering into amendments to the provisions of this Agreement, that relate to such determinations and calculations to eliminate such distortions. If the Borrowers and the Lenders shall fail to reach an agreement with respect to such amendments, the Required Lenders shall specify amendments to the provisions of this Agreement that relate to such determinations and computations (collectively, the “Specified Changes”), provided that the Specified Changes shall be made reasonably and in good faith and, in the case of any Specified Changes made in connection with a GAAP Change, shall be made with the intent of putting the parties to this Agreement in the same respective positions in which they would have been had there been no GAAP Change.
     Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Cayman Borrower and its Subsidiaries, in each case without duplication.
     SECTION 1.5 Treatment of Certain Non-consolidated or Non-controlled Subsidiaries. Anything to the contrary in Article VII or Article VIII notwithstanding, the Borrowers agree to use Reasonable Efforts to cause:
     (a) each Subsidiary of the Cayman Borrower listed under the heading “Cuiaba Structure” in Item 6.8 of the Disclosure Schedule (but only so long as the Cayman Borrower does not materially increase the control that it has over the operations of any such Subsidiary from the level of control that it has on the Closing Date) to comply with the provisions of Section 7.1,
     (b) Trakya to comply with the provisions of Section 7.1,
     (c) Subic to comply with the provisions of Section 7.1, and
     (d) each Subsidiary of the Cayman Borrower that is acquired by the Cayman Borrower or its Subsidiaries after the Closing Date to comply with the provisions of Section 7.1, provided that this clause (d) shall apply with respect to any such Subsidiary only during the six (6) month period immediately following its acquisition;

provided that any failure of any such Subsidiary described in clause (a), (b), (c) or (d) to comply with the covenants in said Sections shall not be a breach of this Agreement (unless the Borrowers shall have failed to comply with its obligation to use Reasonable Efforts to cause such compliance).
     SECTION 1.6 Subsidiaries’ Submission to Applicable Law and Contractual and Fiduciary Duties. The Lenders acknowledge that the Cayman Borrower’s Subsidiaries and the Persons appointed directly or indirectly by the Cayman Borrower to act as officers and directors of such Subsidiaries are subject to Applicable Law as well as contractual and fiduciary duties. The foregoing acknowledgement does not in any way limit the obligations of the Borrowers under this Agreement or the obligations of the Cayman Borrower or any of its Subsidiaries under any other Loan Document, or limit the rights or remedies of the Lenders under this Agreement or any other Loan Document.
ARTICLE II
COMMITMENTS, BORROWING PROCEDURES AND NOTES
     SECTION 2.1 Commitments.
     SECTION 2.1.1 Term Loan Commitments. In a single borrowing occurring on the Closing Date, each Lender agrees that it will make loans (each such loan relative to such Lender, its “Term Loan”) to the Borrowers in an aggregate amount up to such Lender’s Percentage of the Term Loan Commitment Amount. No amounts paid or prepaid with respect to the Term Loans may be reborrowed. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent pursuant to Article III shall be deemed to constitute the Borrowers’ request to borrow the full amount of the Term Loans on the Closing Date.
     SECTION 2.1.2 Revolving Loan Commitments. From time to time until the date that is the earlier of (i) the Commitment Termination Date and (ii) 30 days prior to the Stated Maturity Date in respect of the Revolving Loans, each Lender agrees that, to the extent requested by the Cayman Borrower in accordance with Section 2.2.2, it will make loans (each such loan relative to each such Lender, its “Revolving Loan”) to the Cayman Borrower in an amount up to such Lender’s Percentage of the Revolving Loan Commitment Amount on the terms and subject to the conditions hereof. On the terms and subject to the conditions hereof, amounts paid or prepaid with respect to the Revolving Loans may be reborrowed. The Cayman Borrower may, without penalty, upon giving the Administrative Agent not less than 5 Business Days notice, cancel the whole or any part (subject to a minimum amount of $5,000,000) of the Commitment related to Revolving Loans. Any amounts cancelled under the Commitment related to Revolving Loans may not be re-instated and the Revolving Loan Commitment Amount will be reduced accordingly. Notwithstanding the foregoing, no Lender (or the Administrative Agent on its behalf) shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate Revolving Credit Exposure would exceed the Revolving Loan Commitment Amount.

     SECTION 2.1.3 Synthetic Revolving Deposit Account.
     (a) From time to time until the date that is the earlier of (i) the Commitment Termination Date and (ii) 30 days prior to the Stated Maturity Date in respect of the Synthetic Revolving Deposits, each Lender with a Synthetic Revolving Deposit acknowledges that, to the extent requested by the Cayman Borrower in accordance with Section 2.2.3, the Administrative Agent will make loans, and the Administrative Agent agrees to make such loans (each such loan relative to each such Lender, its “Synthetic Revolving Loan”) to the Cayman Borrower on such Lender’s behalf, in an amount up to such Lender’s Synthetic Revolving Deposit Percentage of the Synthetic Revolving Loan Commitment Amount on the terms and subject to the conditions hereof. By the making of a Synthetic Revolving Loan, and without any further action on the part of the Administrative Agent or the Lenders, the Administrative Agent hereby grants to each Lender on whose behalf the Administrative Agent has made a Synthetic Revolving Loan, and each such Lender hereby acquires from the Administrative Agent, a participation in such Synthetic Revolving Loan equal to such Lender’s Synthetic Revolving Deposit Percentage of such Synthetic Revolving Loan. On the terms and subject to the conditions hereof, amounts paid or prepaid with respect to the Synthetic Revolving Loans may be reborrowed. The Cayman Borrower may, without penalty, upon giving the Administrative Agent not less than 5 Business Days notice, cancel the whole or any part (subject to a minimum amount of $5,000,000) of the Commitment related to Synthetic Revolving Deposits and the Synthetic Revolving Loans whereupon the Administrative Agent will withdraw amounts from the Synthetic Revolving Deposit Account and return to each Lender with a Synthetic Revolving Deposit an amount equal to such Lender’s Synthetic Revolving Deposit Percentage of the amount so cancelled (as provided in Section 2.1.3(d)(i)); provided that, in no event, shall the Synthetic Revolving Facility Available Amount be less than zero after giving effect to any such cancellation. Any amounts cancelled under the Commitment related to Synthetic Revolving Loans and the Synthetic Revolving Deposits may not be re-instated and the Synthetic Revolving Loan Commitment Amount will be reduced accordingly. Notwithstanding the foregoing, no Lender, nor the Administrative Agent on its behalf, shall be permitted or required to make any Synthetic Revolving Loans if, after giving effect thereto, the aggregate Synthetic Revolving Credit Exposure would exceed the Synthetic Revolving Loan Commitment Amount.
     (b) On or prior to the Closing Date, the Administrative Agent shall establish the Synthetic Revolving Deposit Account. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Lender in the Synthetic Revolving Deposit Account (the interest of each Lender in the Synthetic Revolving Deposit Account, as evidenced by such records, being referred to as such Lender’s “Synthetic Revolving Deposit Sub-Account”). The Administrative Agent shall establish such additional Synthetic Revolving Deposit Sub-Accounts for assignee Lenders as shall be required pursuant to Section 10.12. No Person (other than the Administrative Agent or any of its sub-agents) shall have the right to make any withdrawals from the Synthetic Revolving Deposit Account or exercise any other right or power with respect thereto, except as expressly provided herein. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Synthetic Revolving Deposits are and will at all times be solely the property of the Lenders providing Synthetic Revolving Deposits, and no amount on deposit at any time in the Synthetic Revolving Deposit Account (i) shall be the property of either Borrower or any Guarantor or (ii) shall constitute collateral under the Loan Documents. Each Lender with a Synthetic Revolving Deposit agrees that its right, title and interest with respect to the Synthetic Revolving Deposit

Account shall be limited to the right to require amounts in its Synthetic Revolving Deposit Sub-Account to be used as expressly set forth herein and that it will have no right to require the return of its Synthetic Revolving Deposit other than as expressly provided herein and each Lender with a Synthetic Revolving Deposit hereby acknowledges that its Synthetic Revolving Deposit constitutes payment for its requirement to fund Synthetic Revolving Loans pursuant to this Section 2.1.3 and Reimbursement Obligations pursuant to Section 2.5.2, and that the Administrative Agent will be extending Synthetic Revolving Loans in reliance on the availability of such Lender’s Synthetic Revolving Deposits to discharge such Lender’s obligations in accordance with Section 2.1.3(d) and that each Synthetic LC Issuer will be issuing Synthetic Letters of Credit in reliance on the availability of such Lender’s Synthetic Revolving Deposits to discharge such Lender’s obligations in accordance with Section 2.5.2(c). Each Lender with a Synthetic Revolving Deposit acknowledges that payments of principal of Synthetic Revolving Loans made by the Cayman Borrower hereunder, following the withdrawal of funds to reimburse the Administrative Agent or the applicable Synthetic LC Issuer pursuant to Section 2.1.3(d), will be deposited by the Administrative Agent into the Synthetic Revolving Deposit Account, for further credit to each such Lender’s Synthetic Revolving Deposit Sub-Account, in satisfaction of the payment of such principal amount of such Lender’s outstanding Synthetic Revolving Loans. In addition, each Lender with a Synthetic Revolving Deposit hereby grants to the Administrative Agent a security interest in its rights and interests in such Lender’s Synthetic Revolving Deposit to secure the obligations of such Lender under this Agreement. The funding of the Synthetic Revolving Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements solely among the Administrative Agent, each Synthetic LC Issuer and each Lender with a Synthetic Revolving Deposit with respect to the funding and Reimbursement Obligations of each such Lender under this Agreement, and do not constitute loans, extensions of credit or other financial accommodations to either Borrower or any Guarantor.
     (c) The following amounts will be deposited in the Synthetic Revolving Deposit Account at the following times:
     (i) On the Closing Date, each Lender with a Commitment with respect to Synthetic Revolving Loans and the Synthetic Revolving Deposits shall deposit in the Synthetic Revolving Deposit Account an amount in Dollars equal to such Lender’s Percentage of the Synthetic Revolving Loan Commitment Amount as of the Closing Date (each amount so deposited, such Lender’s “Synthetic Revolving Deposit”), which Synthetic Revolving Deposit shall satisfy in full such Lender’s obligation in respect of its Commitment to fund the Synthetic Revolving Deposit.
     (ii) On any date prior to the Termination Date on which (x) the Administrative Agent receives any payment of principal of Synthetic Revolving Loans, with respect to which amounts were withdrawn from the Synthetic Revolving Deposit Account in accordance with Section 2.1.3(d)(i) to reimburse or pay the Administrative Agent, subject to Section 2.1.3(c)(iii), the Administrative Agent shall, to the extent that it has been reimbursed for such Synthetic Revolving Loans as provided in Section 2.1.3(d)(i), deposit in the Synthetic Revolving Deposit Account, and credit to the Synthetic Revolving Deposit Sub-Accounts of the Lenders with Synthetic Revolving Deposits, the portion of such reimbursed or other payment in an amount equal to such Lender’s Synthetic Revolving Deposit Percentage of such payment or (y) the Administrative Agent receives any payment of principal of Synthetic Revolving Loans, with respect to which amounts were withdrawn from the Synthetic Revolving Deposit Account in accordance with Section 2.1.3(d)(ii), to reimburse the applicable Synthetic LC Issuer or deposit in the Deemed Synthetic LC Disbursements Collateral Account, subject to Section 2.1.3(c)(iii), the Administrative Agent shall deposit in the Synthetic Revolving Deposit Account, and credit to the Synthetic Revolving Deposit Sub-Accounts of the Lenders with Synthetic Revolving Deposits, such payment in an amount equal to such Lender’s Synthetic Revolving Deposit Percentage of such payment. Repayments of Synthetic Revolving Loans that have not been reimbursed to the Administrative Agent as provided in Section 2.1.3(d)(i) shall be for the account of the Administrative Agent.
     (iii) If at any time when any amount is required to be deposited in the Synthetic Revolving Deposit Account under Section 2.1.3(c)(ii) or Section 2.1.3(c)(iv) the sum of such amount and the aggregate amount of the Synthetic Revolving Deposits at such time would exceed the Synthetic Revolving Loan Commitment Amount then in effect, such excess shall not be deposited in the Synthetic Revolving Deposit Account and the Administrative Agent shall instead pay to each Lender with a Synthetic Revolving Deposit its Synthetic Revolving Deposit Percentage of such excess.
     (iv) In the event any amount is payable to the Lenders with a Synthetic Revolving Deposit pursuant to Section 2.5.4(f) and the aggregate amount of the Synthetic Revolving Deposits at such time is less than the Synthetic Revolving Loan Commitment Amount then in effect, the Administrative Agent shall withdraw such amount from the Deemed Synthetic LC Disbursements Collateral Account and deposit such amount up to such shortfall in the Synthetic Revolving Deposit Account, and credit to the Synthetic Revolving Deposit Sub-Accounts of the Lenders with Synthetic Revolving Deposits, such deposit in an amount equal to such Lender’s Synthetic Revolving Deposit Account Percentage of such deposit.
     (d) Each Lender with a Synthetic Revolving Deposit irrevocably and unconditionally agrees that its Synthetic Revolving Deposit in the Synthetic Revolving Deposit Account shall be withdrawn and distributed as follows:
     (i) In the event the Administrative Agent makes a Synthetic Revolving Loan pursuant to Section 2.1.3, the Administrative Agent is hereby authorized by each Lender with a Synthetic Revolving Deposit to withdraw for its own account from the Synthetic Revolving Deposit Account the amount of such principal, as reimbursement for each Synthetic Revolving Loan provided by the Administrative Agent (and debit the Synthetic Revolving Deposit Sub-Account of each Lender with a Synthetic Revolving Deposit in the amount of such Lender’s Synthetic Revolving Deposit Percentage of such Synthetic Revolving Loan).
     (ii) In the event of a Disbursement or a deemed Disbursement of a Synthetic Letter of Credit, the Administrative Agent is hereby authorized by each Lender with a Synthetic Revolving Deposit to (x) withdraw for the account of the applicable Synthetic LC Issuer from the Synthetic Revolving Deposit Account the amount of the applicable Reimbursement Obligation, as reimbursement for such Disbursement pursuant to Sections 2.5.1(b) and 2.5.2(a) (and debit the Synthetic Revolving Deposit Sub-Account of each Lender with a Synthetic Revolving Deposit in the amount of such Lender’s Synthetic Revolving Deposit Percentage of such Reimbursement Obligation), in the case of a Disbursement or (y) withdraw for the deposit in the Deemed Synthetic LC Disbursements Collateral Account from the Synthetic Revolving Deposit Account the amount required to be paid by the Lenders with Synthetic Revolving Deposits pursuant to Section 2.5.4(c) (and debit the Synthetic Revolving Deposit Sub-Account of each Lender with a Synthetic Revolving Deposit in the amount of such Lender’s Synthetic Revolving Deposit Percentage of such amount), in the case of a deemed Disbursement.
     (iii) In the event the Cayman Borrower voluntarily decides to permanently reduce the Synthetic Revolving Loan Commitment Amount, the Administrative Agent will withdraw from the Synthetic Revolving Deposit Account an amount equal to such reduction, and pay to each Lender with a Synthetic Revolving Deposit an amount equal to the product of (A) such Lender’s Synthetic Revolving Deposit Percentage multiplied by (B) the aggregate amount of such reduction.
     (iv) Concurrently with the effectiveness of any assignment by any Lender with a Synthetic Revolving Deposit of all or any portion of its Synthetic Revolving Deposit, the corresponding portion of the assignor’s Synthetic Revolving Deposit Sub-Account shall be transferred from the assignor’s Synthetic Revolving Deposit Sub-Account to the assignee’s Synthetic Revolving Deposit Sub-Account in accordance with Section 10.12 and, if required by Section 10.12, the Administrative Agent shall close such assignor’s Synthetic Revolving Deposit Sub-Account.
     (v) Upon the occurrence of the Termination Date (other than the return of the portion of the Synthetic Revolving Deposit of each applicable Lender with a Synthetic Revolving Deposit on deposit in the Synthetic Revolving Deposit Account), all amounts remaining in the Synthetic Revolving Deposit Account shall be returned by the Administrative Agent to each Lender with a Synthetic Revolving Deposit based on each such Lender’s Synthetic Revolving Deposit Percentage.

     (vi) Upon the reduction of each of the Commitments related to Synthetic Revolving Loans to zero, the Administrative Agent shall withdraw from the Synthetic Revolving Deposit Account and pay to each Lender with a Synthetic Revolving Deposit the entire remaining amount of such Lender’s Synthetic Revolving Deposit, and shall close the Synthetic Revolving Deposit Account.
Each Lender with a Synthetic Revolving Deposit irrevocably and unconditionally agrees that its Synthetic Revolving Deposit may be applied or withdrawn from time to time as set forth in this Section 2.1.3(d).
     (e) On each day on which Participation Fees are required to be paid with respect to all or any portion of the Synthetic Revolving Deposits pursuant to Section 3.2.1(b), the Administrative Agent shall pay to each Lender with a Synthetic Revolving Deposit an amount (the “Synthetic Revolving Deposit Return”) equal to (i) the Base Return for the relevant Investment Period multiplied by (ii) such Lender’s Synthetic Revolving Deposit Percentage. Any amounts earned and received with respect to Synthetic Revolving Deposits during any applicable Investment Period in excess of the Base Return shall be for the account of the Administrative Agent. No Person other than the Administrative Agent shall have any obligation under or in respect of this Section 2.1.3(e).
     (f) The Cayman Borrower shall have no right, title or interest in or to any of the Synthetic Revolving Deposits, the Synthetic Revolving Deposit Account or any Synthetic Revolving Deposit Sub-Account and no obligations in respect thereof (except for the repayment of Synthetic Revolving Loans as provided herein and the payment of Participation Fees under Section 3.2.1(b)). Notwithstanding anything to the contrary in this Agreement, the Cayman Borrower shall not be liable for any losses due to (i) the misappropriation of any Base Return or Synthetic Revolving Deposit or (ii) the failure of the Administrative Agent to pay the Synthetic Revolving Deposit Return to any Lender (it being understood and agreed for greater certainty that this clause shall not limit any obligation of the Cayman Borrower hereunder to pay any Participation Fee). Neither the Administrative Agent nor any other Person guarantees any rate of return on the investment of any Synthetic Revolving Deposit held in the Synthetic Revolving Deposit Account.
     (g) In the event any payment of a Synthetic Revolving Loan shall be required to be refunded by the Administrative Agent to the Cayman Borrower after the return of the Synthetic Revolving Deposits to the applicable Lenders as permitted hereunder, each such Lender agrees to acquire and fund a participation in such refunded amount equal to the lesser of its Synthetic Revolving Deposit Percentage thereof and the amount of its Synthetic Revolving Deposit that shall have been so returned.
     SECTION 2.1.4 Revolving Letters of Credit.
     (a) Subject to the terms and conditions hereof, including the satisfaction of those conditions in Section 5.3, from time to time on any Business Day occurring from and after the Restatement Effective Date until the date which is thirty days prior to the Stated Maturity Date in respect of Revolving Loans, upon the request of the Cayman Borrower, the applicable Revolving LC Issuer will:

     (i) issue one or more standby letters of credit, substantially in the form of Exhibit A-2-I hereto, together with such changes as may be acceptable to the applicable Issuing Bank (each, a “Revolving Letter of Credit”), for the account of the Cayman Borrower in the Stated Amount requested by the Cayman Borrower on such Business Day and otherwise permitted hereunder;
     (ii) extend the Stated Expiry Date of an existing Revolving Letter of Credit previously issued hereunder; or
     (iii) increase the Stated Amount of an existing Revolving Letter of Credit previously issued by such Revolving LC Issuer hereunder in amounts requested by the Cayman Borrower and otherwise permitted hereunder;
provided that this Section 2.1.4(a) shall not be construed to impose an obligation upon such Revolving LC Issuer to issue any Revolving Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
     (b) The Stated Expiry Date of each Revolving Letter of Credit shall be the earlier of (i) the date that is one year after the date of the issuance of such Revolving Letter of Credit and (ii) the date that is five Business Days prior to the Stated Maturity Date in respect of Revolving Letters of Credit, unless such Revolving Letter of Credit expires by its terms on an earlier date; provided, however, that a Revolving Letter of Credit may, upon the request of the Cayman Borrower, include a provision whereby such Revolving Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Stated Maturity Date in respect of Revolving Letters of Credit) unless the applicable Revolving LC Issuer notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Revolving Letter of Credit will not be renewed.
     (c) Notwithstanding anything to the contrary contained in this Section 2.1.4, none of the Revolving LC Issuers shall be permitted or required to issue any Revolving Letter of Credit or increase the Stated Amount of any existing Revolving Letter of Credit if, after giving effect thereto, (i) the aggregate Revolving Letter of Credit Outstandings would exceed the Revolving LC Available Amount, (ii) the aggregate Revolving Credit Exposure would exceed the Revolving Loan Commitment Amount or (iii) any Default or Event of Default has occurred and is continuing.
     (d) Within the foregoing limits, and subject to the terms and conditions hereof, the Cayman Borrower’s ability to obtain Revolving Letters of Credit shall be fully revolving, and accordingly, the Cayman Borrower may obtain Revolving Letters of Credit to replace Revolving Letters of Credit that have expired or that have been drawn upon and reimbursed.
     SECTION 2.1.5 Synthetic Letters of Credit.
     (a) Subject to the terms and conditions hereof, including the satisfaction of those conditions in Section 5.3, from time to time on any Business Day occurring from and after the Restatement Effective Date until the date which is thirty days prior to the Stated Maturity Date in respect of Synthetic Revolving Loans, upon the request of the Cayman Borrower, the applicable Synthetic LC Issuer will:
     (i) issue one or more standby letters of credit, substantially in the form of Exhibit A-2-I hereto, together with such changes as may be acceptable to the applicable Issuing Bank (each, a “Synthetic Letter of Credit”), for the account of the Cayman Borrower in the Stated Amount requested by the Cayman Borrower on such Business Day and otherwise permitted hereunder;
     (ii) extend the Stated Expiry Date of an existing Synthetic Letter of Credit previously issued hereunder; or
     (iii) increase the Stated Amount of an existing Synthetic Letter of Credit previously issued hereunder in amounts requested by the Cayman Borrower and otherwise permitted hereunder;
provided that this Section 2.1.5(a) shall not be construed to impose an obligation upon such Synthetic LC Issuer to issue any Synthetic Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
     (b) The Stated Expiry Date of each Synthetic Letter of Credit shall be the earlier of (i) the date that is one year after the date of the issuance of such Synthetic Letter of Credit and (ii) the date that is five Business Days prior to the Stated Maturity Date in respect of Synthetic Letters of Credit, unless such Synthetic Letter of Credit expires by its terms on an earlier date; provided, however, that a Synthetic Letter of Credit may, upon the request of the Cayman Borrower, include a provision whereby such Synthetic Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Stated Maturity Date in respect of Synthetic Letters of Credit) unless the applicable Synthetic LC Issuer notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Synthetic Letter of Credit will not be renewed.
     (c) Notwithstanding anything to the contrary contained in this Section 2.1.5, none of the Synthetic LC Issuers shall be permitted or required to issue any Synthetic Letter of Credit or increase the Stated Amount of any Synthetic Letter of Credit if, after giving effect thereto, (i) the aggregate Synthetic Letter of Credit Outstandings would exceed the Synthetic LC Available Amount, (ii) the aggregate Synthetic Revolving Credit Exposure would exceed the Synthetic Revolving Loan Commitment Amount or (iii) any Default or Event of Default has occurred and is continuing.
     (d) Within the foregoing limits, and subject to the terms and conditions hereof, the Cayman Borrower’s ability to obtain Synthetic Letters of Credit shall be fully revolving, and accordingly, the Cayman Borrower may obtain Synthetic Letters of Credit to replace Synthetic Letters of Credit that have expired or that have been drawn upon and reimbursed.

     SECTION 2.2 Borrowing Procedures.
     SECTION 2.2.1 Term Loan Borrowing Procedures. On the terms and subject to the conditions of this Agreement, the Term Loan borrowing shall comprise Base Rate Loans. On or before 11:00 a.m. on the Closing Date, each Lender shall deposit with the Administrative Agent immediately available funds in an amount equal to such Lender’s Percentage of the Term Loan Commitment Amount. Such deposit will be made to an account which the Administrative Agent shall specify by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the accounts the Borrowers shall have specified in writing to the Administrative Agent. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make a Loan.
     SECTION 2.2.2 Revolving Loan Borrowing Procedures. By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Cayman Borrower may request that a borrowing of Revolving Loans be made (a) with respect to Base Rate Loans, on such Business Day and (b) with respect to LIBO Rate Loans, on the third Business Day following delivery of the Borrowing Request. Each Revolving Loan Borrowing Request shall be irrevocable and shall specify: (i) the aggregate principal amount of such borrowing and (ii) the date of such borrowing (which shall be a Business Day). The aggregate principal amount of each Revolving Loan borrowing shall be not less than $2,000,000 and in an integral multiple of $500,000, or the remainder of the amount available under the Revolving Loan Commitment Amount. On or before 1:00 p.m. on the date of such borrowing, each Lender shall deposit with the Administrative Agent immediately available funds in an amount equal to such Lender’s Percentage of the Revolving Loan Commitment Amount. Such deposit will be made to an account which the Administrative Agent shall specify by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Cayman Borrower by wire transfer to the accounts the Cayman Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make a Loan.
     SECTION 2.2.3 Synthetic Revolving Deposits; Synthetic Revolving Loan Borrowing Procedures. By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Cayman Borrower may request that a borrowing of Synthetic Revolving Loans be made (a) with respect to Base Rate Loans, on such Business Day and (b) with respect to LIBO Rate Loans, on the third Business Day following delivery of the Borrowing Request. Each Synthetic Revolving Loan Borrowing Request shall be irrevocable and shall specify: (i) the aggregate principal amount of such borrowing and (ii) the date of such borrowing (which shall be a Business Day). The aggregate principal amount of each Synthetic Revolving Loan borrowing shall be not less than $2,000,000 and in an integral multiple of $500,000, or the remainder of the amount available under the Synthetic Revolving Loan Commitment Amount.
     SECTION 2.3 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO

Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Event of Default has occurred and is continuing. Notwithstanding anything to the contrary in this Section 2.3, on the third Business Day after the Closing Date, all of the Loans shall be converted into LIBO Rate Loans with an initial Interest Period of one month, as and to the extent specified in a Continuation/Conversion Notice delivered to the Administrative Agent on the Closing Date.
     SECTION 2.4 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.
     SECTION 2.5 Letter of Credit Issuance Procedures. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Cayman Borrower shall hand deliver or fax to the applicable Issuing Bank and the Administrative Agent (no less than three (3) Business Days (or such shorter period of time acceptable to the applicable Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) an Issuance Request requesting the issuance of such Letter of Credit, or identifying the existing Letter of Credit to be amended, renewed or extended, and specifying the type of Letter of Credit to be issued, the date of requested issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with Section 2.1.4(b) or 2.1.5(b), as applicable), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit.
     SECTION 2.5.1 Participations in Letters of Credit.
     (a) Upon the issuance of each Revolving Letter of Credit (or an increase in the Stated Amount of any Revolving Letter of Credit), and without any further action on the part of the applicable Revolving LC Issuer or the Lenders, such Revolving LC Issuer hereby grants to each Lender with a Commitment to make Revolving Loans, and each such Lender hereby acquires from such Revolving LC Issuer, a participation in such Revolving Letter of Credit (or increase) equal to such Lender’s Percentage of the aggregate Stated Amount of such Revolving Letter of Credit (or increase), effective upon the issuance of such Revolving Letter of Credit (or the effectiveness of such increase) (each, a “Revolving Letter of Credit Participation Obligation”).

In consideration and in furtherance of the foregoing, each Lender with a Commitment to make Revolving Loans hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Revolving LC Issuer, such Lender’s Percentage of each Disbursement in respect of Revolving Letters of Credit made by such Revolving LC Issuer on the date due as provided in Section 2.5.2. Each Lender with a Commitment to make Revolving Loans acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The provisions of this Section 2.5.1 shall survive any termination of this Agreement.
     (b) Upon the issuance of each Synthetic Letter of Credit (or an increase in the Stated Amount of any Synthetic Letter of Credit), and without any further action on the part of the applicable Synthetic LC Issuer or the Lenders, such Synthetic LC Issuer hereby grants to each Lender with a Synthetic Revolving Deposit, and each such Lender hereby acquires from such Synthetic LC Issuer, a participation in such Synthetic Letter of Credit (or increase) equal to such Lender’s Percentage of the aggregate Stated Amount of such Synthetic Letter of Credit (or increase), effective upon the issuance of such Synthetic Letter of Credit (or the effectiveness of such increase) (each, a “Synthetic Letter of Credit Participation Obligation”). In consideration and in furtherance of the foregoing, each Lender with a Synthetic Revolving Deposit hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Synthetic LC Issuer, such Lender’s Percentage of each Disbursement in respect of Synthetic Letters of Credit made by such Synthetic LC Issuer on the date due as provided in Section 2.5.2. The Synthetic Revolving Deposit of each applicable Lender shall be available for withdrawal by the Administrative Agent, in the amounts contemplated by and otherwise in accordance with Section 2.1.3, to reimburse the applicable Synthetic LC Issuer for Disbursements arising in respect of Synthetic Letters of Credit as and when requested by such Synthetic LC Issuer.
     SECTION 2.5.2 Disbursements.
     (a) The applicable Issuing Bank will notify the Cayman Borrower and the Administrative Agent promptly upon the presentment for payment of any Letter of Credit issued by such Issuing Bank, specifying the date (the “Disbursement Date”) on which such payment shall be made (each such payment, a “Disbursement”). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuing Bank shall make such payment to the beneficiary (or its designee) of such Letter of Credit and shall notify the Cayman Borrower and the Administrative Agent of the making of such payment, whereupon, such amount shall be immediately due and payable by the Cayman Borrower. The obligation of the Cayman Borrower to pay such amount shall be deemed satisfied by the reimbursement of such amount by the Lenders pursuant to this Section 2.5.2(a). Prior to 10:00 a.m. on the Disbursement Date, the Administrative Agent shall, to the extent that it has received a notice of Disbursement from the applicable Issuing Bank as described above, notify each Lender with a Commitment to make Revolving Loans (in the case of any Revolving Letter of Credit) or Synthetic Revolving Loans (in the case of any Synthetic Revolving Letter of Credit) of the making of such payment. Unless such amount has been previously reimbursed by the Cayman Borrower prior to 1:00 p.m. on the Disbursement Date, (i) in the case of any Disbursement in respect of a Revolving Letter of Credit, each Lender with a Commitment to make Revolving Loans shall reimburse the applicable Issuing Bank in an amount equal to such Lender’s Percentage of such Disbursement for all amounts which such Issuing Bank has paid in connection with such Disbursement and (ii) in the case of any Disbursement in respect of a Synthetic Letter of Credit, the Administrative Agent shall reimburse the applicable Issuing Bank for all amounts which such Issuing Bank has paid in connection with such Disbursement (which amount shall be deemed to be a Synthetic Revolving Loan made in accordance with Section 2.1.3 on behalf of each Lender with a Synthetic Revolving Deposit in an amount equal to such Lender’s Percentage of such Disbursement) (each such obligation under clause (i) or clause (ii) above, a “Reimbursement Obligation”).
     (b) Notwithstanding anything to the contrary contained in Section 2.1.2, each Lender with a Commitment to make Revolving Loans, upon receipt by the Administrative Agent (for the benefit of the applicable Issuing Bank) of the payment specified in clause (a)(i) above, shall be deemed to have made a Revolving Loan to the Cayman Borrower in an amount equal to such Lender’s pro rata share of the amount of such payment, which shall, until such time as the Cayman Borrower may deliver a Continuation/Conversion Notice in accordance with Section 2.3, accrue interest at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the Applicable Margin accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of repayment or prepayment, but which shall otherwise be subject to the terms and conditions of the Loan Documents applicable to Revolving Loans.
     (c) Notwithstanding anything to the contrary contained in Section 2.1.3, each Lender with a Synthetic Revolving Deposit shall, upon receipt by the applicable Issuing Bank of the payment specified in clause (a)(ii) above shall be deemed to have made a Synthetic Revolving Loan to the Cayman Borrower in an amount equal to such Lender’s Synthetic Revolving Deposit Percentage of such reimbursement payment, which amount shall, until such time as the Cayman Borrower may deliver a Continuation/Conversion Notice in accordance with Section 2.3, accrue interest at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the Applicable Margin accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of repayment or prepayment, but which shall otherwise be subject to the terms and conditions of the Loan Documents applicable to Synthetic Revolving Loans.
     SECTION 2.5.3 Reimbursement. The Reimbursement Obligations of each Lender with a Commitment to make Revolving Loans to reimburse the applicable Revolving LC Issuer pursuant to Section 2.5.2(b), and the right of each Synthetic LC Issuer to be paid with amounts on deposit in the Synthetic Revolving Deposit Account pursuant to Section 2.1.3, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any such Lender may have or have had against any Issuing Bank or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuing Bank’s good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit.
     SECTION 2.5.4 Deemed Disbursements of Letters of Credit.
(a) Upon the acceleration of the Loans pursuant to Section 8.2 or Section 8.3,
     (i) the aggregate Stated Amount of all Revolving Letters of Credit shall, without demand upon or notice to the Cayman Borrower or any other Person, be deemed to have been paid or disbursed by each Revolving LC Issuer (notwithstanding that such amount may not in fact have been paid or disbursed);
     (ii) the Cayman Borrower shall be immediately obligated to deposit into the Deemed Revolving LC Disbursements Collateral Account the amount deemed to have been so paid or disbursed by each Revolving LC Issuer; and
     (iii) the Cayman Borrower shall be immediately obligated to deposit with (or for the benefit of) each Revolving LC Issuer an amount equal to 2% of the amount deemed to have been paid or disbursed by such Revolving LC Issuer pursuant to the preceding clause (i).
(b) Upon the acceleration of the Loans pursuant to Section 8.2 or Section 8.3,
     (i) the aggregate Stated Amount of all Synthetic Letters of Credit shall, without demand upon or notice to the Cayman Borrower or any other Person, be deemed to have been paid or disbursed by each Synthetic LC Issuer (notwithstanding that such amount may not in fact have been paid or disbursed);
     (ii) the Cayman Borrower shall be immediately obligated to deposit into the Deemed Synthetic LC Disbursements Collateral Account the amount deemed to have been so paid or disbursed by each Synthetic LC Issuer; and
     (iii) the Cayman Borrower shall be immediately obligated to deposit with (or for the benefit of) each Synthetic LC Issuer an amount equal to 2% of the amount deemed to have been paid or disbursed by such Synthetic LC Issuer pursuant to the preceding clause (i).
     (c) Amounts payable by the Cayman Borrower pursuant to this Section 2.5.4 shall be deposited in immediately available funds in the Deemed Revolving LC Disbursements Collateral Account (to the extent relating to a deemed Disbursement under any Revolving Letter of Credit) or the Deemed Synthetic LC Disbursements Collateral Account (to the extent relating to a deemed Disbursement under any Synthetic Letter of Credit). Notwithstanding the fact that any conditions precedent set forth in Section 5.3 have not been satisfied, if and to the extent that the Cayman Borrower shall fail to make any payment required pursuant to Section 2.5.4(a)(ii), each Lender with a Commitment to make Revolving Loans shall be immediately obligated to make a deposit in the Deemed Revolving LC Disbursements Collateral Account in an amount equal to such Lender’s Percentage of such amount and shall be deemed to have made a Revolving Loan to the Cayman Borrower in an amount equal to the amount so deposited by such Lender, which Revolving Loan shall be deemed to be a Base Rate Loan. Notwithstanding the fact that any conditions precedent set forth in Section 5.3 have not been satisfied, if and to the extent that the Cayman Borrower shall fail to make any payment required pursuant to Section 2.5.4(b)(ii), the Administrative Agent shall make a deposit in the Deemed Synthetic LC Disbursements Collateral Account in an amount equal to such payment and each Lender with a Synthetic Revolving Deposit shall be deemed to have made a Synthetic Revolving Loan to the Cayman Borrower in an amount equal to such Lender’s Percentage of the amount so deposited by the Administrative Agent, which Synthetic Revolving Loan shall be deemed to be a Base Rate Loan.
     (d) Upon the first deemed Disbursement as described above in Section 2.5.4(a) above, the Administrative Agent shall establish an interest-bearing bank account into which the payments described in Section 2.5.4(a) (and any payment made in respect of such amounts by a Lender with a Commitment to make Revolving Loans in accordance with Section 2.5.4(c)) shall be deposited (the “Deemed Revolving LC Disbursements Collateral Account”). The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Revolving LC Issuer in the Deemed Revolving LC Disbursements Collateral Account. No Person (other than the Administrative Agent in accordance with Section 2.5.4(f)) shall have the right to make any withdrawals from the Deemed Revolving LC Disbursements Collateral Account or exercise any other right or power with respect thereto, except as expressly provided herein. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the amounts in the Deemed Revolving LC Disbursements Collateral Account are and will at all times be solely for the benefit of the applicable Revolving LC Issuer as security for any Reimbursement Obligation arising in connection with any Disbursement under any Revolving Letter of Credit.
     (e) Upon the first deemed Disbursement as described above in Section 2.5.4(b), the Administrative Agent shall establish an interest-bearing bank account into which the payments described in Section 2.5.4(b) (and any payment made in respect of such amounts by the Administrative Agent in accordance with Section 2.5.4(c)) shall be deposited (the “Deemed Synthetic LC Disbursements Collateral Account”). The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Synthetic LC Issuer in the Deemed Synthetic LC Disbursements Collateral Account. No Person (other than the Administrative Agent in accordance with Section 2.5.4(f)) shall have the right to make any withdrawals from the Deemed Synthetic LC Disbursements Collateral Account or exercise any other right or power with respect thereto, except as expressly provided herein. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the amounts in the Deemed Synthetic LC Disbursements Collateral Account are and will at all times be solely for the benefit of the Synthetic LC Issuers as security for any payment obligation arising in connection with any Disbursement under any Synthetic Letter of Credit.
     (f) Amounts in the Deemed Disbursements Collateral Accounts shall be withdrawn and distributed as described below:
     (i) In the event of a Disbursement with respect to a Letter of Credit for which amounts have been deposited in the applicable Deemed Disbursements Collateral

Account pursuant to this Section 2.5.4 or any of Section 3.1.1(c), 3.1.1(d), 3.1.1(e) or 3.1.1(f)(ii), the Administrative Agent is hereby authorized by the Borrowers and each Lender with a Commitment to make Revolving Loans or a Synthetic Revolving Deposit, as applicable, to withdraw from the applicable Deemed Disbursements Collateral Account for the account of the applicable Issuing Bank the amount of such Disbursement.
     (ii) In the event that any Letter of Credit, for which amounts have been deposited in either Deemed Disbursements Collateral Account pursuant to Section 2.5.4(c) by the applicable Lenders, expires (and is not renewed), with the applicable Stated Amount not having been reduced to zero by Disbursements, an amount equal to (x) the amounts so deposited by such Lenders (or the Administrative Agent on behalf of such Lenders) less (y) any amounts repaid by the Cayman Borrower to such Lenders in connection with any Revolving Loans or Synthetic Revolving Loans deemed to have been made to such Lenders pursuant to Section 2.5.4(c), in each case in respect of such Stated Amount shall be returned to such Lenders, pro rata according to each such Lender’s proportionate amount of the outstanding Revolving Loans or Synthetic Revolving Loans, as applicable.
     (iii) If, at any time when no Default or Event of Default has occurred and is continuing and the Obligations have not been accelerated, the balance in the Deemed Revolving LC Disbursements Collateral Account or the Deemed Synthetic LC Disbursements Collateral Account exceeds 102% the aggregate Stated Amounts of all Revolving Letters of Credit then outstanding or all Synthetic Letters of Credit then outstanding, respectively, then, after the payment in full in cash of the amounts specified in clause (ii) above, such excess amounts shall be paid to the Cayman Borrower. If, at any time when a Default or Event of Default has occurred and is continuing and the Obligations have been accelerated, the balance in the Deemed Revolving LC Disbursements Collateral Account or the Deemed Synthetic LC Disbursements Collateral Account exceeds 102% the aggregate Stated Amounts of all Revolving Letters of Credit then outstanding or all Synthetic Letters of Credit then outstanding, respectively, then, after the payment in full in cash of the amounts specified in clause (ii) above, such excess amounts shall be paid (x) first, if any accelerated Obligations are then outstanding, to the Administrative Agent for application to such Obligations in accordance with Section 4.7 and (y) second, if all Obligations have been paid in full, to the Cayman Borrower. Otherwise any excess amounts described in this clause (iii) shall remain on deposit in the Deemed Revolving LC Disbursements Collateral Account or the Deemed Synthetic LC Disbursements Collateral Account, as applicable.
     (iv) Upon the expiration (and non-renewal) of all Letters of Credit, for which amounts have been deposited in either Deemed Disbursements Collateral Account pursuant to Section 2.5.4(c), and the payment in full in cash of the amounts specified in clause (ii) above, any amounts remaining in the Deemed Disbursement Collateral Accounts shall be paid to the Cayman Borrower.
     SECTION 2.5.5 Nature of Reimbursement Obligations. The Cayman Borrower and, to the extent set forth in Section 2.5.3, each applicable Lender shall assume all risks of the acts,

omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuing Bank shall be responsible for:
     (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
     (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
     (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
     (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or
     (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit.
None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuing Bank or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by any Issuing Bank in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrowers, and shall not put such Issuing Bank under any resulting liability to any Borrower.
     SECTION 2.5.6 Resignation and Removal of Issuing Bank; Additional Issuing Banks.
     (a) Any Issuing Bank may resign at any time by giving thirty days’ prior written notice to the Administrative Agent and the Cayman Borrower; provided that at the time of such resignation another Lender is designated and agrees to act as Synthetic LC Issuer or Revolving LC Issuer under this Agreement, as applicable. Subject to Section 2.5.5, upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender with a Commitment to make Revolving Loans, in the case of Revolving Letters of Credit, or a Lender with a Synthetic Revolving Deposit, in the case of Synthetic Letters of Credit, that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Cayman Borrower shall pay all accrued and unpaid fees pursuant to Section 3.2.1. The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Cayman Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Issuing Bank shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. Notwithstanding anything contained herein to the contrary, after the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
     (b) The Cayman Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.
     SECTION 2.6 Register; Notes.
     (a) The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 10.12. Failure to make any recordation, or any error in such recordation, shall not affect the Borrowers’ Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 10.12. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
     (b) The Borrowers agrees that, upon the request of any Lender, each Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the Term Loan Commitment Amount or Revolving Loan Commitment Amount, as applicable. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in such notations shall not limit or otherwise affect any Obligations of the Borrowers.
     SECTION 2.7 Increase in Revolving Loan Commitment Amount.
     (a) The Cayman Borrower may, at any time and from time to time, by notice to the Administrative Agent, request one or more increases in the Revolving Loan Commitment Amount (each, a “Commitment Increase”) in an aggregate amount up to $105,000,000, to be effective as of a date to be agreed by the Administrative Agent and the Lenders providing such increase in the Revolving Loan Commitment Amount (each such date, an “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that (i) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 5.2.4 shall be satisfied, (ii) any increase in the Revolving Loan Commitment Amount shall be accompanied by a corresponding permanent reduction in the aggregate Synthetic Revolving Loan Commitment Amount and return of the Synthetic Revolving Deposits to the applicable Lenders in accordance with their respective Synthetic Revolving Deposit Percentages, and (iii) no Lender shall have any obligation to participate in any Commitment Increase. Such notice shall specify each Lender or financial institution agreeing to become a Lender which will provide such Commitment Increase and its respective share of the Commitment Increase; provided, however, that the Commitment of each new Lender providing such Commitment Increase shall not be less than $1,000,000 and each Lender or financial institution providing any portion of such Commitment Increase shall be reasonably satisfactory to the Administrative Agent.
     (b) The Cayman Borrower may extend offers to one or more new Lenders to participate in any portion of the requested Commitment Increase. Each new Lender that participates in a requested Commitment Increase in accordance with Section 2.6 shall become a Lender party to this Agreement as of the applicable Increase Date and the Commitment of each Lender participating in such Commitment Increase shall be increased by the amount allocated to such Lender by the Cayman Borrower and the Administrative Agent as of such Increase Date and notified to such Lender by the Administrative Agent; provided, that the Administrative Agent shall have received on or before the applicable Increase Date the following, each dated such date:
     (i) an assumption agreement from each new Lender, if any, in form and substance satisfactory to the Cayman Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such new Lender, the Administrative Agent and the Borrower; and
     (ii) confirmation from each Lender of the increase in the amount of its Commitment, duly executed by such Lender, the Borrowers and the Administrative Agent.
     (c) On the applicable Increase Date, the Administrative Agent shall (x) notify the existing Lenders and any new Lenders participating in such Commitment Increase and the Cayman Borrower, on or before 11:00 a.m., of the occurrence of the applicable Commitment Increase to be effected on the related Increase Date, (y) record in the Register maintained by the

Administrative Agent pursuant to Section 2.5(a) the relevant information with respect to each existing Lender and each new Lender participating in such Commitment Increase on such date and (z) withdraw from the Synthetic Revolving Deposit Account and return to each applicable Lender an amount equal to such Lender’s Synthetic Revolving Deposit Percentage of such Commitment Increase. From and after each such Increase Date, the Synthetic Revolving Loan Commitment Amount shall be permanently reduced by the amount of the applicable Commitment Increase.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     SECTION 3.1 Repayments and Prepayments; Application. The Borrowers agree that the Loans shall be repaid and prepaid pursuant to the following terms.
     SECTION 3.1.1 Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Loan (it being understood that payment of Revolving Loans shall be for the account of the Administrative Agent unless and to the extent the Administrative Agent shall have been reimbursed by the Lenders in accordance with Section 2.2.2 and Section 9.2 and that payment of Synthetic Revolving Loans shall be for the account of the Administrative Agent unless and to the extent the Administrative Agent shall have been reimbursed by the Lenders in accordance with Section 2.1.3(d)(i)) on the Stated Maturity Date in respect of such Loan. Prior thereto, payments and prepayments of the Loans and refunding of the Synthetic Revolving Deposits shall or may be made as set forth below.
(a) Voluntary Prepayments.
     (i) From time to time on any Business Day, without penalty, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided that (x) all such voluntary prepayments shall require at least one (or at least three in the case of LIBO Rate Loans) but no more than five Business Days’ irrevocable prior written notice to the Administrative Agent; (y) all such voluntary partial prepayments shall be in an aggregate minimum amount of $5,000,000 (or, in the case of Revolving Loans, the entire principal amount of the Revolving Loans then outstanding, if such amount is less than $5,000,000) and an integral multiple of $1,000,000; and (z) each such prepayment of the Term Loans shall be subject to the Call Premium, if applicable. Each such irrevocable request in respect of Revolving Loans may be made by telephone confirmed promptly in writing by hand delivery or facsimile to the Administrative Agent of the applicable voluntary prepayment.
     (ii) From time to time on any Business Day, without penalty, the Cayman Borrower may cause the Synthetic Revolving Deposits to be returned to the applicable Lenders by reducing the Synthetic Revolving Loan Commitment Amount as provided in Section 2.1.3(a).

     (b) Scheduled Amortizations; Final Maturity of Revolving Loans and Synthetic Revolving Loans. (i) On each Quarterly Payment Date occurring beginning with September 2007 through and including the last Quarterly Payment Date occurring prior to the Stated Maturity Date in respect of the Term Loans, the Borrowers shall make a scheduled repayment of the aggregate outstanding principal amount of the Term Loans in an amount equal to 1.07% of the Term Loan Commitment Amount as of the Closing Date and (ii) on the Stated Maturity Date with respect to the Term Loans, the Borrowers shall make a scheduled repayment of the then outstanding aggregate principal amount of the Term Loans. On the Stated Maturity Date in respect of the Revolving Loans, the Cayman Borrower shall make a repayment of the then outstanding aggregate principal amount of the Revolving Loans. On the Stated Maturity Date in respect of the Synthetic Revolving Loans, the Cayman Borrower shall make a repayment of the then outstanding aggregate principal amount of the Synthetic Revolving Loans.
     (c) Disposition/Casualty Proceeds — Generally. In the event either Borrower receives any Net Disposition Proceeds or Net Casualty Proceeds, such Borrower shall (subject to the proviso hereto) within three Business Days of such receipt, deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds or Net Casualty Proceeds, and such Borrower shall make a mandatory prepayment of the Term Loans (or if the Term Loans have been repaid in full, prepay the Revolving Loans (and, in respect of all outstanding Revolving Letters of Credit, make deposits in the Deemed Revolving LC Disbursements Collateral Account (if such an account has been established) in an amount equal to the aggregate Stated Amount under such Revolving Letters of Credit if at such time the conditions to issuance in Section 5.3 are not satisfied) or, if the Revolving Loans have been repaid in full and there are no outstanding Revolving Letters of Credit (as to which amounts have not been deposited in the Deemed Revolving LC Disbursements Collateral Account as provided above), prepay the Synthetic Revolving Loans (and, in respect of all outstanding Synthetic Letters of Credit, make deposits in the Deemed Synthetic LC Disbursements Collateral (if such an account has been established) Account in an amount equal to the aggregate Stated Amount under such Synthetic Letters of Credit if at such time the conditions to issuance in Section 5.3 are not satisfied)) in an amount equal to a ratable portion of the amount of such Net Disposition Proceeds or Net Casualty Proceeds based on all outstanding permitted senior secured Indebtedness of such Borrower that contains a prepayment provision similar to this Section 3.1.1(c);
provided that upon written notice by the Cayman Borrower to the Administrative Agent not more than three Business Days following receipt of any Net Disposition Proceeds or Net Casualty Proceeds, such proceeds may be retained by the Cayman Borrower (and be excluded from the prepayment requirements of this clause) if:
     (i) the Cayman Borrower informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment) or to the repair or reinstatement of the assets, and
     (ii) no later than the date (the “Reinvestment Date”) that is 365 days following the receipt of such Net Disposition Proceeds or such Net Casualty Proceeds, such proceeds are applied or have received specific board approval for application (indicating the proposed application of such committed proceeds and requiring subsequent board approval for any alternate use of such proceeds) to such acquisition, repair or reinstatement (as applicable). The amount of such Net Disposition Proceeds or Net Casualty Proceeds unused or uncommitted after the Reinvestment Date, shall be applied to prepay the Loans as set forth in Section 3.1.2.
     (d) Net Equity Proceeds. In the event either Borrower receives any Net Equity Proceeds, such Borrower shall (subject to the proviso hereto) within three Business Days of such receipt, deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds, and such Borrower shall make a mandatory prepayment of the Term Loans (or if the Term Loans have been repaid in full, prepay the Revolving Loans (and, in respect of all outstanding Revolving Letters of Credit, make deposits in the Deemed Revolving LC Disbursements Collateral Account (if such an account has been established) in an amount equal to the aggregate Stated Amount under such Revolving Letters of Credit if at such time the conditions to issuance in Section 5.3 are not satisfied) or, if the Revolving Loans have been repaid in full and there are no outstanding Revolving Letters of Credit (as to which amounts have not been deposited in the Deemed Revolving LC Disbursements Collateral Account as provided above), prepay the Synthetic Revolving Loans (and, in respect of all outstanding Synthetic Letters of Credit, make deposits in the Deemed Synthetic LC Disbursements Collateral Account (if such an account has been established) in an amount equal to the aggregate Stated Amount under such Synthetic Letters of Credit if at such time the conditions to issuance in Section 5.3 are not satisfied)) in an amount equal to a ratable portion of 50% of the amount of such Net Equity Proceeds based on all outstanding permitted senior secured Indebtedness of such Borrower that contains a prepayment provision similar to this Section 3.1.1(d);
provided that upon written notice by the Cayman Borrower to the Administrative Agent not more than three Business Days following receipt of any Net Equity Proceeds, such proceeds may be retained by the Cayman Borrower (and be excluded from the prepayment requirements of this clause) if:
     (i) the Cayman Borrower informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Equity Proceeds to (u) the payment of ordinary course of business expenses of the Cayman Borrower and its Subsidiaries, (w) the payment of Capital Expenditures, (x) the repayment of the Cayman Borrower’s Subordinated Debt outstanding under the Note Purchase Agreement in an aggregate principal amount not to exceed the principal amount of Subordinated

Debt outstanding under the Note Purchase Agreement on the Closing Date (plus any accrued interest that has been added to principal since the Closing Date), (y) a Permitted Acquisition or (z) repay Indebtedness of a Subsidiary of the Cayman Borrower and
     (ii) no later than the date (the “Equity Reinvestment Date”) that is 180 days following the receipt of such Net Equity Proceeds, such proceeds are applied or have received specific board approval for application (indicating the proposed application of such committed proceeds and requiring subsequent board approval for any alternate use of such proceeds) as provided in clause (d)(i) above. The amount of such Net Equity Proceeds unused or uncommitted after the Equity Reinvestment Date, shall be applied to prepay the Loans as set forth in Section 3.1.2.
     (e) Net Debt Proceeds. In the event either Borrower receives any Net Debt Proceeds, such Borrower shall (subject to the proviso hereto) within three Business Days of such receipt, deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds, and such Borrower shall make a mandatory prepayment of the Term Loans (or if the Term Loans have been repaid in full, prepay the Revolving Loans (and, in respect of all outstanding Revolving Letters of Credit, make deposits in the Deemed Revolving LC Disbursements Collateral Account (if such an account has been established) in an amount equal to the aggregate Stated Amount under such Revolving Letters of Credit if at such time the conditions to issuance in Section 5.3 are not satisfied) or, if the Revolving Loans have been repaid in full and there are no outstanding Revolving Letters of Credit (as to which amounts have not been deposited in the Deemed Revolving LC Disbursements Collateral Account as provided above), prepay the Synthetic Revolving Loans (and, in respect of all outstanding Synthetic Letters of Credit, make deposits in the Deemed Synthetic LC Disbursements Collateral Account (if such an account has been established) in an amount equal to the aggregate Stated Amount under such Synthetic Letters of Credit if at such time the conditions to issuance in Section 5.3 are not satisfied)) in an amount equal to a ratable portion of 100% of the amount of such Net Debt Proceeds based on all outstanding permitted senior secured Indebtedness of the Borrowers that contains a prepayment provision similar to this Section 3.1.1(e);
provided that upon written notice by the Cayman Borrower to the Administrative Agent not more than three Business Days following receipt of any Net Debt Proceeds, such proceeds may be retained by the Cayman Borrower (and be excluded from the prepayment requirements of this clause) if:
     (i) the Cayman Borrower informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of its Subsidiaries to apply) such Net Debt Proceeds to (v) the payment of Capital Expenditures, (w) the payment of ordinary course of business expenses of the Cayman Borrower and its Subsidiaries, (x) the repayment of the Cayman Borrower’s Subordinated Debt outstanding under the Note Purchase Agreement (A) in the case any repayment made or deemed to have been made in connection with any amendment or replacement of the Note Purchase Agreement, in a principal amount for each such repayment not to exceed the principal amount of Subordinated Debt outstanding under the Note Purchase Agreement on the Closing Date (plus any accrued interest that has been added to principal since the Closing Date) and (B) in all other cases, in an aggregate principal amount for all such repayments not to exceed the principal amount of Subordinated Debt outstanding under the Note Purchase Agreement on the Closing Date (plus any accrued interest that has been added to principal since the Closing Date), (y) a Permitted Acquisition or (z) repay Indebtedness of a Subsidiary of the Cayman Borrower (provided that Indebtedness of a Subsidiary other than a Qualified New Subsidiary may not be used to repay Indebtedness of a Qualified New Subsidiary) and
     (ii) no later than the date (the “Debt Reinvestment Date”) that is 180 days following the receipt of such Net Debt Proceeds, such proceeds are applied or have received specific board approval for application (indicating the proposed application of such committed proceeds and requiring subsequent board approval for any alternate use of such proceeds) as provided in clause (e)(i) above . The amount of such Net Debt Proceeds unused or uncommitted after the Debt Reinvestment Date, shall be applied to prepay the Loans as set forth in Section 3.1.2.
     (f) Revolving Loans; Synthetic Revolving Loans.
     (i) On each date when the aggregate outstanding Revolving Credit Exposure exceeds the Revolving Loan Commitment Amount then in effect and/or the aggregate outstanding Synthetic Revolving Credit Exposure exceeds the Synthetic Revolving Loan Commitment Amount then in effect, the Cayman Borrower shall make a mandatory prepayment of Revolving Loans and/or Synthetic Revolving Loans, as applicable, in an amount equal to such excess.
     (ii) In the event that the mandatory prepayments described in subclause (i) above do not reduce the aggregate outstanding Revolving Credit Exposure below the Revolving Loan Commitment Amount and/or the aggregate outstanding Synthetic Revolving Credit Exposure below the Synthetic Revolving Loan Commitment Amount then in effect, then the Borrower shall be required to deposit into the applicable Deemed Disbursements Collateral Account (if such any such account has been established) an amount equal to such excess amount.
     (iii) In the event that the proceeds of Revolving Loans or Synthetic Revolving Loans are used to make any Restricted Payment in accordance with Section 7.2.6, the Cayman Borrower shall make (through one or more payments) a mandatory prepayment of the Revolving Loans and/or Synthetic Revolving Loans, as applicable, no later than the date that is 180 days after the date of such Restricted Payment (or, if such date is not a Business Day, the next succeeding Business Day) in an amount equal to the proceeds of such Revolving Loans and Synthetic Revolving Loans used for such Restricted Payment less the amount of any voluntary prepayments of the Revolving Loans and/or Synthetic Revolving Loans, as applicable, made (and not reborrowed) during the period 180 days prior to the borrowing of the applicable Revolving Loans and/or Synthetic Revolving Loans, as applicable, for the payment of such Restricted Payment.
     (iv) In the event that any Revolving Loan or Synthetic Revolving Loan is deemed to have been made pursuant to Section 2.5.2 or Section 2.5.4 during the continuance of any Event of Default, the Cayman Borrower shall make an immediate mandatory prepayment of the Revolving Loans or Synthetic Revolving Loans, as applicable, in an amount equal to the Revolving Loans or Synthetic Loans so deemed to have been made.
     (g) Acceleration. Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay all the Loans (and, in respect of all outstanding Letters of Credit, make deposits in the applicable Deemed Disbursements Collateral Account in the amount required pursuant to Section 2.5.4(a) or Section 2.5.4(b), as applicable), unless, pursuant to Section 8.3, only a portion of all the Loans and Commitments are so accelerated (in which case the portion so accelerated shall be so repaid or deposited).
     (h) Call Premium. In the event that the Term Loans are prepaid or repaid in whole or in part pursuant to Section 3.1.1(a) or Section 3.1.1(e), in either case, on or before the first anniversary of the Effective Date, the Cayman Borrower shall pay to each Lender holding Term Loans a prepayment premium in an amount equal to 1% on the principal amount of such Lender’s Term Loans so prepaid or repaid (the “Call Premium”). Each repayment or prepayment of the Revolving Loans, the Synthetic Revolving Loans and, except as provided in the preceding sentence, the Term Loans, pursuant to this Section 3.1.1 shall be without premium or penalty except to the extent required by Section 4.4.
     (i) Reasonable Efforts. The Cayman Borrower shall, and shall cause all wholly owned Subsidiaries to, use all Reasonable Efforts to ensure that as soon as reasonably practicable following receipt by any such Subsidiary of any Net Disposition Proceeds, Net Casualty Proceeds, Net Equity Proceeds or Net Debt Proceeds, such amounts are paid, transferred or distributed, directly or indirectly, to the Cayman Borrower; provided, however, that such proceeds shall not be required to be transferred to the Cayman Borrower if the Cayman Borrower notifies the Administrative Agent pursuant to and in accordance with the procedures specified in Section 3.1.1(c)(i), 3.1.1(d)(i) or 3.1.1(e)(i) that a Subsidiary of the Cayman Borrower intends to use such proceeds as contemplated by such notice.
     SECTION 3.1.2 Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.
     (a) Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans.
     (b) Each prepayment of the Term Loans made pursuant to Section 3.1.1 shall be applied ratably to each of payments to be made by the applicable Borrower pursuant to Section 3.1.1(b)(i) and Section 3.1.1(b)(ii) based on the amount of such payment.
     SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.
     SECTION 3.2.1 Rates; Fees.
     (a) Subject to Section 2.2 and Section 2.3, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the applicable Borrower may elect that the Loans accrue interest at a rate per annum:
     (i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and
     (ii) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.
All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. Interest on Base Rate Loans shall be calculated from and including the first day of the borrowing of such Base Rate Loan to (but not including) the date interest is required to be paid on such Base Rate Loan pursuant to Section 3.2.3.
     (b) Synthetic Revolving Deposits in the Synthetic Revolving Deposit Account shall accrue fees (the “Participation Fees”) at a rate per annum equal to the Applicable Margin applicable to LIBO Rate Loans plus 0.10% on the daily amount of the aggregate Synthetic Revolving Deposits (less the daily principal amount of aggregate Synthetic Revolving Loans that have not been reimbursed pursuant to Section 2.1.3(d)(i) during such period), which Participation Fees shall be payable by the Cayman Borrower quarterly in arrears to the Administrative Agent on behalf of Lenders with Synthetic Revolving Deposits. Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Cayman Borrower agrees to pay (i) to each Lender with a Revolving Letter of Credit Participation Obligation, through the Administrative Agent, on each Quarterly Payment Date, commencing on June 30, 2008, and on the date on which the Commitment of such Lender shall be terminated as provided herein a fee (the “Revolving Letter of Credit Participation Fees”), calculated on such Lender’s Percentage of the daily aggregate Revolving Letter of Credit Outstandings during the immediately preceding quarter (or shorter period commencing with the

Restatement Effective Date or ending with the Stated Maturity Date in respect of Revolving Letters of Credit or the date on which all Revolving Letters of Credit have been canceled or have expired and the Commitments of all Lenders to make Revolving Loans shall have been terminated) at a rate per annum equal to the Applicable Margin used to determine the interest rate on Revolving Loans composed of LIBO Rate Loans, and (ii) to each Revolving LC Issuer with respect to each outstanding Revolving Letter of Credit issued by it a fronting fee, which shall accrue at the rate of 0.25% per annum or such other rate as shall be separately agreed upon between the Borrower and such Issuing Bank, on the Stated Amount of each such Revolving Letter of Credit, payable quarterly in arrears on each Quarterly Payment Date after the issuance date of each such Revolving Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit issued for the account of (or at the request of) the Cayman Borrower or processing of drawings thereunder.
     (d) The Cayman Borrower agrees to pay to each Synthetic LC Issuer with respect to each outstanding Synthetic Letter of Credit issued by it a fronting fee, which shall accrue at the rate of 0.25% per annum or such other rate as shall be separately agreed upon between the Borrower and such Issuing Bank, on the Stated Amount of each such Synthetic Letter of Credit, payable quarterly in arrears on each Quarterly Payment Date after the issuance date of each such Synthetic Letter of Credit, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Synthetic Letter of Credit issued for the account of (or at the request of) the Cayman Borrower or processing of drawings thereunder.
     SECTION 3.2.2 Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrowers shall have become due and payable, the Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, the Alternate Base Rate plus 2% per annum.
     SECTION 3.2.3 Payment Dates.
     (a) Interest accrued on each Loan shall be payable, without duplication:
     (i) on the Stated Maturity Date therefor;
     (ii) with respect to LIBO Rate Loans, (i) on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on each three-month anniversary of the first day of such Interest Period) and (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
     (iii) with respect to Base Rate Loans, (i) on each Quarterly Payment Date occurring after the Effective Date, (ii) on the date of any payment or prepayment, in whole (but not in part), of principal outstanding on such Loan that is a Term Loan on the principal amount so paid or prepaid, and (iii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan that is a Revolving Loan on the principal amount so paid or prepaid (to the extent corresponding Revolving Loan Commitment Amounts are permanently reduced in connection with such payment or prepayment); and
     (iv) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
     (b) Participation Fees on each Synthetic Revolving Deposit shall be payable, without duplication:
     (i) on the Stated Maturity Date for such Synthetic Revolving Loans;
     (ii) on the date of any return of Synthetic Revolving Deposits pursuant to Section 3.1.1(a)(ii), on the amount of such Synthetic Revolving Deposits so returned; and
     (iii) on each Quarterly Payment Date occurring after the Effective Date.
     SECTION 3.3 Fees. The Borrowers agree to pay the fees to the Persons, in the amounts and on the dates set forth herein and/or set forth in the Fee Letter and any other fee letter entered into in connection herewith.
     SECTION 3.3.1 Revolving Loan Commitment Fee. The Cayman Borrower shall pay to the Administrative Agent for the account of each Lender relating to the Revolving Loans, quarterly (it being understood such first quarterly period shall commence on the Closing Date and the fees payable with respect to such first quarterly period shall be pro rated accordingly) in arrears on each Quarterly Payment Date and on the date of the final repayment of the Revolving Loans in accordance with Section 3.1.1(f), for the period (including any portion thereof when any of its Commitments are suspended by reason of the Cayman Borrower’s inability to satisfy any condition of Section 5.2) commencing on the Closing Date and continuing through the date of the final repayment of the Revolving Loans in accordance with Section 3.1.1(f), a commitment fee (without duplication of any fee payable pursuant to Section 3.2.1(c)) at a rate per annum equal to 0.50% on such Lender’s Percentage relating to the Revolving Loans of the sum of the average daily unused portion of the Revolving Loan Commitment Amount.
ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
     SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
     SECTION 4.2 Deposits Unavailable. If the Administrative Agent or the Required Lenders shall have determined (which determination shall be conclusive absent manifest error) that
     (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or
     (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;
then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the Administrative Agent or the Required Lenders have determined that the circumstances causing such suspension no longer exist.
     SECTION 4.3 Increased LIBO Rate Loan Costs, etc. Each Borrower agrees, on a joint and several basis, to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, such Lender’s Commitments and the making of LIBO Rate Loans hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any LIBO Rate Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively and except for costs reflected in the LIBO Rate Reserve Percentage. Each affected Lender shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Lender within three Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers; provided that the Borrowers shall not be liable to any Lender for such amounts incurred by such Lender more than 365 days prior to the date of notice to the Borrowers and the Administrative Agent.

     SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of
     (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;
     (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor (for a reason other than the failure of a Lender to make such Loan);
     (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or
     (d) any Loans not being borrowed on the date specified by the Borrowers on the proposed Closing Date, then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within three Business Days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.
     SECTION 4.5 Increased Capital Costs. If, after the Closing Date, any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments, the Loans made by such Lender or the Synthetic Revolving Deposit made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Lender to the Borrowers, the Borrowers shall within three Business Days following receipt of such notice pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return; provided that the Borrowers shall not be liable to any Lender for any such reduction with respect to any period of time which is more than 365 days prior to the date of any such statement. A statement of such Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     SECTION 4.6 Taxes. Each Borrower covenants and agrees as follows with respect to Taxes.

     (a) Any and all payments by or on account of each Borrower under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes except as required by applicable law. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made to or on behalf of any Secured Party under any Loan Document, then:
     (i) subject to clause (g), if such Taxes are Non-Excluded Taxes, the amount of payment by the applicable Borrower shall be increased as may be necessary so that the net payment to the Secured Party, after withholding or deduction for or on account of such Taxes, is not less than the amount provided for in such Loan Document; and
     (ii) the applicable Borrower shall withhold or cause to be withheld the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay or cause to be paid such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.
     (b) In addition, the applicable Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
     (c) As promptly as practicable after the payment of any Taxes or Other Taxes, the applicable Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.
     (d) Subject to clause (g), the applicable Borrower shall indemnify each Lender, for any Non-Excluded Taxes or Other Taxes required to be withheld by the Administrative Agent with respect to any and all payments of the Synthetic Revolving Deposit Return to the Lender (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.6). A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof shall be delivered to the applicable Borrower by such Lender, or by the Administrative Agent on behalf of such Lender and shall be conclusive absent manifest error. Notwithstanding the foregoing, where a certificate described in the preceding sentence is not delivered to the applicable Borrower within 90 days after the assessed Lender or Administrative Agent receives notice of the assertion of any Non-Excluded Taxes or Other Taxes, no indemnification shall be required for penalties, additions to tax, expenses and interest accruing on such Non-Excluded Taxes or Other Taxes from the date that is 90 days after the receipt by the assessed Lender or Administrative Agent of written notice of the assertion of such taxes until (and then only for periods after) 30 days after the date such certificate was actually received by the applicable Borrower.

     (e) Subject to clause (g), the applicable Borrower shall indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the applicable Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any obligation to provide any such notice to either Borrower). In addition, the applicable Borrower shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of such Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 90 days after the date such Secured Party makes written demand therefor.
     (f) Pursuant to a reasonable written request from the applicable Borrower (delivered to the Lender not fewer than 30 days prior to the time at which such Borrower requests delivery by the Lender), a Lender that is legally entitled to an exemption from or reduction of Non-Excluded Taxes with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed forms prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that the delivery of such forms would not in the good faith determination of the Lender be materially disadvantageous to it. Without limiting the foregoing, each Lender shall deliver to the Administrative Agent, on or before the Closing Date (or if later, on or prior to the date such Lender becomes a party hereto) and from time to time thereafter on or prior to the expiration of the previously delivered form, two original copies of Internal Revenue Service Form W-9, W-8BEN, W-8ECI, or W-8IMY (with required attachments), as may be applicable, in each case, properly completed and executed, as will permit payments under this Agreement to be made without any United States backup withholding.
     (g) Neither Borrower shall be obligated to pay any additional amounts to a Lender pursuant to clause (a)(i), or to indemnify a Lender pursuant to clause (d) or clause (e), in respect of Non-Excluded Taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to such Borrower any form or forms that such Lender is required to deliver pursuant to clause (f), (ii) the information or certifications made on such form or forms by the Lender being untrue or inaccurate on the date delivered, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation. Notwithstanding the forgoing, the applicable Borrower shall nonetheless be obligated to pay additional amounts pursuant to clause (a)(i) and to indemnify under clause (d) or clause (e) (i) with respect to any withholding tax that would not have been eliminated notwithstanding the Lender’s compliance with its obligations under clause (f) above, (ii) to the extent that any failure to deliver a form or forms or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date a request for documentation establishing an exemption from Non-Excluded Taxes was first requested pursuant to clause (f), which change rendered such Lender no longer legally entitled to deliver such form or forms or otherwise ineligible for a complete exemption from or reduced rate of withholding taxes, or rendered the information or certifications made in such form or forms untrue or inaccurate in a material respect, (iii) to the extent that the redesignation of the Lender’s lending office was made at the request of such Borrower or (iv) to the extent that the obligation to pay any additional amounts to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) or clause (e) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of such Borrower.
     (h) Notwithstanding anything herein to the contrary in this Agreement, the Cayman Borrower shall pay additional amounts with respect to any withholding taxes applicable to fees payable pursuant to Section 3.2.1(d) so that each Lender with a Synthetic Revolving Deposit receives a net amount (after such withholding taxes) equal to what it would have received without such withholding taxes. The Cayman Borrower’s obligation under this Section 4.6(h) shall apply without regard to any exception or exclusion, and such withholding taxes shall be deemed to be applicable if the Administrative Agent so notifies the Cayman Borrower.
     SECTION 4.7 Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments of principal of Synthetic Revolving Loans shall be made by the Cayman Borrower to the Administrative Agent for its account or, to the extent that the Administrative Agent has been reimbursed for such Synthetic Revolving Loans from proceeds in the Synthetic Revolving Deposit Account, for deposit into the Synthetic Revolving Deposit Account for the benefit of the applicable Lenders in accordance with their Synthetic Revolving Deposit Percentages. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day unless, at the Administrative Agent’s sole discretion, the Administrative Agent elects to treat such payment as having been received on the same Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Except as otherwise provided herein. payments due on other than a Business Day shall be made on the next preceding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment. Except as otherwise expressly set forth therein, any payment made under any Loan Document that is less than the full amount then due thereunder shall be applied upon receipt (a) first, to the payment of all Obligations (other than Loans and interest thereon) owing to the Administrative Agent and the Collateral Agent, in its capacity as the Administrative Agent and the Collateral Agent, respectively (including the reasonable and documented fees and expenses of counsel to the Administrative Agent or the Collateral Agent, as the case may be), (b) second, after payment in full in cash of the amounts specified in clause (a), to the ratable payment of all interest and fees owing with respect to the Loans and all costs and expenses owing to the Secured Parties pursuant to the terms of the Credit Agreement, until paid in full in cash, (c) third, after payment in full in cash of the amounts specified in clauses (a) and (b), to the ratable payment of the principal amount of the Loans then outstanding, and, if such payment resulted from the proceeds of any collateral, then to amounts owing to Secured Parties under Hedging Agreements, (d) fourth, after payment in full in cash of the amounts specified in clauses (a) through (c), to the ratable payment of all other Obligations owing to the Secured Parties, (e) fifth, after payment in full in cash of the amounts specified in clauses (a) through (d), and following the Termination Date, to the Borrowers or any other Person lawfully entitled to receive such surplus. For purposes of this Section, the “credit exposure” at any time of any Secured Party with respect to a Hedging Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate movements, currency movements and the respective termination provisions and notional principal amount, netting arrangements and term of such Hedging Agreement.
     SECTION 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Loans made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. Each Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Event of Default described in clauses (a) through (e) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter maintained with such Secured Party (or any of its Affiliates); provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such appropriation and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.
     SECTION 4.10 Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes a demand upon either Borrower for (or if either Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 (and the payment of such amounts are, and are likely to continue to be, more onerous in the reasonable judgment of such Borrower than with respect to the other Lenders), or (b) gives notice pursuant to Section 4.1 requiring a conversion of such Affected Lender’s LIBO Rate Loans to Base Rate Loans or suspending such Lender’s obligation to make Loans as, or to convert Loans into, LIBO Rate Loans, such Borrower may, within 90 days of receipt by such Borrower of such demand or notice, as the case may be, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Notes (if any) and/or Synthetic Revolving Deposits (if any) to another financial institution or other Person (a “Replacement Lender”) designated in such Replacement Notice; provided, that no Replacement Notice may be given by such Borrower if (i) such replacement conflicts with any applicable law or regulation, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6. If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the applicable Borrower and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.12, the portion of its Loans, Notes (if any) and/or Synthetic Revolving Deposits (if any), and other rights and obligations under this Agreement and all other Loan Documents designated in the replacement notice to such Replacement Lender; provided, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender, (ii) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice and/or Synthetic Revolving Deposits, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder and (iii) the applicable Borrower shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 10.12). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.
     SECTION 4.11 Mitigation. Each Secured Party agrees that if it makes any demand for payment under Section 4.3, 4.4, 4.5 or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use Reasonable Efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.
ARTICLE V
CONDITIONS TO LOANS
     SECTION 5.1 Conditions to Closing. The obligations of the Lenders to make the Loans was subject to the prior or concurrent satisfaction, or waiver in accordance with Section 10.1, of the conditions precedent set forth in Sections 5.1.1 through 5.1.15 below on the Effective Date.
     SECTION 5.1.1 Resolutions, etc. The Administrative Agent shall have received the following from each Borrower and each Guarantor:
     (a) to the extent provided by such Borrower’s or such Guarantor’s jurisdiction of organization and/or incorporation, a copy of a good standing certificate (or similar evidence of continued legal existence), dated a date reasonably close to the Closing Date for each Borrower and each Guarantor; and
     (b) a certificate, dated the Closing Date, duly executed and delivered by each Borrower’s and each Guarantor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to
     (i) resolutions of each Borrower’s and each Guarantor’s Board of Directors (or other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the transactions contemplated by the Loan Documents applicable to such Borrower or such Guarantor and the execution, delivery and performance of each Loan Document and the transactions contemplated hereby and thereby;
     (ii) the incumbency and signatures of those of their respective officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Borrower or such Guarantor; and
     (iii) the full force and validity of each Organic Document of each Borrower and each Guarantor and copies thereof, upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of the applicable Borrower or the applicable Guarantor canceling or amending its prior certificate.
     SECTION 5.1.2 Certificates. The Administrative Agent shall have received the following:
     (a) the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of each Borrower, in which certificate each Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such Borrower as of such date; and
     (b) copies, certified by an Authorized Officer of the Cayman Borrower, of the Closing Date Projections.
     SECTION 5.1.3 Delivery of Loan Documents; Notes. The Administrative Agent shall have received (i) each Loan Document duly executed and delivered by an Authorized Officer of each Borrower and each Guarantor, and (ii) for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the applicable Borrower.
     SECTION 5.1.4 Collateral Security Arrangements. The Administrative Agent shall have received the following:
     (a) each of the agreements, instruments or documents described in Item 5.1.4 of the Disclosure Schedule hereto under the caption “Closing Date Collateral Documents,” duly executed and delivered by the parties thereto, and
     (b) evidence that each of the actions described in Item 5.1.4 of the Disclosure Schedule hereto under the captions “Closing Date Collateral Perfection” and “Post Closing Date Collateral Perfection” shall have been duly taken.

In addition, the Lenders and their counsel shall be satisfied that (i) the Liens granted to the Collateral Agent, for the benefit of the Secured Parties, in the collateral described in the documents referred to in clause (a) above are subject to no equal or prior Liens (other than Permitted Liens); and (ii) no Liens exist on any of such collateral described above other than the Liens created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to a Loan Document and Permitted Liens.
     SECTION 5.1.5 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and all Lenders, from:
     (a) Skadden, Arps, Slate, Meagher and Flom LLP, counsel to the Borrowers, in substantially the form set forth in Exhibit H hereto; and
     (b) each of the other counsel specified in Item 5.1.5 of the Disclosure Schedule, in the respective forms set forth hereto in Exhibit I hereto.
     SECTION 5.1.6 Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.4.
     SECTION 5.1.7 Satisfactory Legal Form. All documents and legal opinions executed or submitted pursuant hereto by or on behalf of either Borrower or any Guarantor shall be reasonably satisfactory in form and substance to the Lenders, the Agents and their counsel, and the Lenders, the Administrative Agent and their counsel shall have received all information, approvals, opinions, documents or instruments as the Lenders, the Agents or their counsel may reasonably request.
     SECTION 5.1.8 Patriot Act Disclosures. The Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them prior to execution of this Agreement.
     SECTION 5.1.9 Financial Statements. The Administrative Agent shall have received each of the financial statements described in Item 6.5(a) and Item 6.5(b) of the Disclosure Schedule hereto.
     SECTION 5.1.10 Compliance with Warranties, No Default, etc. On the Closing Date, the following statements shall be true and correct:
     (a) the representations and warranties set forth in each Loan Document executed and delivered on or prior to the Closing Date shall, in each case, be true and correct;
     (b) no Default or Event of Default shall have then occurred and be continuing; and

     (c) no event or act shall have occurred since September 30, 2006 that could reasonably be expected to have a Material Adverse Effect.
     SECTION 5.1.11 Solvency, etc. The Administrative Agent shall have received a certificate substantially in the form of Exhibit J hereto from the Cayman Borrower duly executed and delivered by an Authorized Officer of the Cayman Borrower and dated as of the Closing Date, certifying that the Cayman Borrower and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated hereby, are Solvent.
     SECTION 5.1.12 Necessary Consents; Acknowledgments. The Borrowers shall have obtained all consents and approvals of Governmental Authorities and other Persons necessary to be obtained by the Closing Date in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect, and the Administrative Agent shall have received satisfactory evidence of such consents and approvals. All applicable waiting periods with respect to such consents and approvals shall have expired without any action being taken or threatened by any competent authority which would reasonably be expected to restrain, prevent or otherwise impose materially burdensome conditions on the transactions contemplated by the Loan Documents or the other transactions contemplated hereby.
     SECTION 5.1.13 Rating of Loans. The Borrowers shall have caused the Loans to be rated by each of the Rating Agencies.
     SECTION 5.1.14 Evidence of Insurance. The Administrative Agent shall have received certificates from the Borrowers or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 7.1.4 is in full force and effect.
     SECTION 5.1.15 Existing Indebtedness. On the Closing Date, the Cayman Borrower and its Subsidiaries shall have (i) repaid in full all amounts owing under the Senior Credit Agreement and the Bridge Credit Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder and (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing the obligations of the Cayman Borrower and its Subsidiaries thereunder.
     SECTION 5.2 Conditions to Restatement. The effectiveness of this Agreement and the obligation of the Issuing Banks to issue Revolving Letters of Credit and Synthetic Letters of Credit under this Agreement is subject to the satisfaction of the conditions precedent set forth below:
     SECTION 5.2.1 Certificates. The Administrative Agent shall have received the Restatement Effective Date Certificate, dated the Restatement Effective Date and duly executed and delivered by an Authorized Officer of each Borrower, in which certificate each Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of such Borrower as of such date.
     SECTION 5.2.2 Delivery of Loan Documents. The Administrative Agent shall have received (i) this Agreement duly executed and delivered by an Authorized

Officer of each Borrower, (ii) the Reaffirmation Agreement duly executed and delivered by an Authorized Officer of each Guarantor, and (iii) authorizations from each Required Revolving Lender authorizing the Administrative Agent’s execution and delivery of this Agreement.
     SECTION 5.2.3 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Restatement Effective Date and addressed to the Administrative Agent, the Collateral Agent, each Revolving LC Issuer, each Synthetic LC Issuer and the Lenders, from (i) Skadden, Arps, Slate, Meagher and Flom LLP, counsel to the Borrowers, (ii) Walkers, Cayman Islands counsel to the Loan Parties, (iii) Kremer Associés & Clifford Chance, joint Luxembourg counsel to the Borrowers and the Administrative Agent, and (iv) Tozzini Freire Advogados, joint Luxembourg counsel to the Borrowers and the Administrative Agent, in the case of clause (i), (ii), (iii) and (iv) in form and substance reasonably satisfactory to the Lenders, the Agents and their counsel.
     SECTION 5.2.4 Collateral Security Arrangements. The Administrative Agent shall have received each of the agreements, instruments or documents described in Item 5.1.4(D) hereto under the caption “Restatement Effective Date Collateral Documents,” duly executed and delivered by the parties thereto.
     SECTION 5.2.5 Restatement Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.4.
     SECTION 5.2.6 Satisfactory Legal Form. All documents and legal opinions executed or submitted pursuant hereto by or on behalf of either Borrower or any Guarantor shall be reasonably satisfactory in form and substance to the Lenders, the Agents and their counsel, and the Lenders, the Administrative Agent and their counsel shall have received all information, approvals, opinions, documents or instruments as the Lenders, the Agents or their counsel may reasonably request.
     SECTION 5.3 Conditions to Revolving Loan and Synthetic Revolving Loan Borrowings and the Issuance of Letters of Credit. Other than Revolving Loans or Synthetic Revolving Loans made pursuant to Section 2.5.2 or Section 2.5.4, the obligations of the Administrative Agent and the Lenders to make a Revolving Loan or a Synthetic Revolving Loan or an Issuing Bank to issue a Letter of Credit shall, in each case, be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in Sections 5.3.1 through 5.3.4 below.
     SECTION 5.3.1 Borrowing Request or Issuance Request.
     (a) The Administrative Agent shall have received a Borrowing Request with respect to the Revolving Loans or Synthetic Revolving Loans, as the case may be. The delivery of a Borrowing Request by the Cayman Borrower and the acceptance by the Cayman Borrower of the proceeds of the Revolving Loans or Synthetic Revolving Loans, as the case may be, shall constitute a representation and warranty by the Cayman Borrower that on the date of the making of the Revolving Loans or Synthetic Revolving Loans (both immediately before and after giving effect to the Revolving Loans or Synthetic Revolving Loans, respectively, and the application of the proceeds thereof) each of the conditions set forth below shall have been satisfied.

     (b) The Administrative Agent and the applicable Issuing Bank shall have received an Issuance Request with respect to the Revolving Letters of Credit or Synthetic Letters of Credit, as the case may be. The delivery of an Issuance Request by the Cayman Borrower shall constitute a representation and warranty by the Cayman Borrower that on the date of the issuance of the Revolving Letters of Credit or Synthetic Letters of Credit (both immediately before and after the issuance of the Revolving Letters of Credit or Synthetic Letters of Credit, respectively, and the application of the proceeds thereof) each of the conditions set forth below shall have been satisfied.
     SECTION 5.3.2 Closing Conditions. Each of the conditions set forth in Section 5.1 shall have been satisfied on the Closing Date.
     SECTION 5.3.3 Representations and Warranties. The representations and warranties set forth in Article VI shall be true and correct as of the date of the making of such Revolving Loan or Synthetic Revolving Loan or the issuing of such Letter of Credit, as the case may be (except for any such representation or warranty that relates solely to a specific date, in which case, such representation or warranty shall have been true and correct as of such date).
     SECTION 5.3.4 No Default. No Default or Event of Default shall have occurred and be continuing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     To induce the Lenders to enter into this Agreement and to make Loans and Synthetic Revolving Deposits hereunder, each Borrower represents and warrants to each Lender as of the Restatement Effective Date as set forth in this Article VI.
     SECTION 6.1 Organization, etc. The Cayman Borrower and its Subsidiaries is validly organized and/or incorporated and existing and (if applicable) in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification except where failure to so qualify would not, in any instance or in the aggregate, reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as currently conducted by it. Each Borrower and each Guarantor has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party.
     SECTION 6.2 Due Authorization, Non-Contravention, etc. The (i) execution, delivery and performance by each Borrower and each Guarantor of the Loan Documents executed or to be executed by it, (ii) participation of the Cayman Borrower and its Subsidiaries in the consummation of all aspects of the transactions contemplated by the Loan Documents, and (iii) execution, delivery and performance by the Cayman Borrower and its Subsidiaries of the agreements executed and delivered by it in connection with the transactions contemplated by the

Loan Documents are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not
     (a) contravene any (i) of such Person’s Organic Documents, (ii) court decree or order binding on or affecting such Person or (iii) law or governmental regulation binding on or affecting any such Person; or
     (b) result in (i) or require the creation or imposition of, any Lien on either Borrower’s or any Material Guarantor’s properties (except as permitted by the Loan Documents) or (ii) a default under any contractual restriction binding on or affecting either Borrower or any Material Guarantor.
     SECTION 6.3 Government Approval, Regulation, etc.
     (a) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the consummation of the transactions contemplated by the Loan Documents or the due execution, delivery or performance by the Cayman Borrower and its Subsidiaries of any Loan Document to which any of them is a party, in each case by the parties thereto or the consummation of the transactions contemplated by the Loan Documents. Neither the Cayman Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (b) The Cayman Borrower and its Subsidiaries are in compliance with all laws, rules, regulations and orders applicable to the conduct of its business or the ownership of its properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.4 Validity, etc. Each Loan Document to which either Borrower or any Guarantor is a party constitutes the legal, valid and binding obligations of each such Person, enforceable against each such Person in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity, and except to the extent specified in the relevant legal opinions addressed to the Lenders and delivered on the Closing Date).
     SECTION 6.5 Financial Information.
     (a) Except as set forth therein, each of the financial statements described in Item 6.5(a) of the Disclosure Schedule (including the financial statements as at September 30, 2006) hereto have been furnished to the Administrative Agent and each Lender and have been prepared in accordance with GAAP (or the other accounting principles specified on said Schedule) consistently applied (other than with respect to the allocation of the purchase price Ashmore Energy International Limited paid for the purchase of its interest in Prisma Energy International Inc. in 2006, which allocation has not been completed as of this date), and present fairly the consolidated or consolidating (as the case may be) financial condition, results of operations and all cashflows of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     (b) Each of the pro forma financial statements described in Item 6.5(b) of the Disclosure Schedule (including the Closing Date Projections) hereto have been furnished to the Administrative Agent and each Lender and have been prepared in good faith by the Borrowers, based on assumptions believed by the Borrowers on the Closing Date to be reasonable, are based on the best information available to the Borrowers as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the transactions contemplated by the Loan Documents, and present fairly on a pro forma basis the financial condition of the Persons covered thereby as of such date and the pro forma results of operations for such period, assuming that the relevant transactions had actually occurred at such date or at the beginning of such period, as the case may be.
     SECTION 6.6 No Material Adverse Change; Solvency. No event or act has occurred since September 30, 2006 that could reasonably be expected to have a Material Adverse Effect. The Cayman Borrower, both immediately before and immediately after giving effect to the transactions contemplated by the Loan Documents, is Solvent.
     SECTION 6.7 Litigation. There is no pending or, to the knowledge of the Cayman Borrower or any of its Subsidiaries, threatened litigation, action or proceeding
     (a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Cayman Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7 of the Disclosure Schedule; or
     (b) which purports to affect the legality, validity or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.
     SECTION 6.8 Subsidiaries. As of the Closing Date, the Cayman Borrower has no Subsidiaries, except those Subsidiaries which are identified in Item 6.8 of the Disclosure Schedule. The U.S. Borrower has no Subsidiaries.
     SECTION 6.9 Ownership of Properties. The Cayman Borrower and its Subsidiaries own good and marketable title to, valid leasehold interests in all of their respective properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.3 or where the failure to have such good and marketable title would not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.10 Taxes. The Cayman Borrower and its Subsidiaries have filed all U.S. federal and all other material tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     SECTION 6.11 Pension and Welfare Plans. During the 12-consecutive-month period prior to the Closing Date, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by either Borrower or any member of the Controlled Group of any material liability, fine or penalty. As of the Closing Date, except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Cayman Borrower, its Subsidiaries nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 6.12 Environmental Warranties. As of the Closing Date, except as set forth in Item 6.12 of the Disclosure Schedule:
     (a) all facilities and property (including underlying groundwater) owned, operated or leased by either the Cayman Borrower or any of its Subsidiaries have been, and continue to be, owned, operated or leased by either the Cayman Borrower or any of its Subsidiaries in material compliance with all Environmental Laws;
     (b) there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by either the Cayman Borrower or any of its Subsidiaries with respect to any actual or alleged material violation of any Environmental Law, or (ii) complaints, notices or inquiries to either the Cayman Borrower or any of its Subsidiaries regarding any actual or potential material liability under any Environmental Law;
     (c) there have been no releases of Hazardous Materials at, on, from or under any property now or previously owned or leased by either the Cayman Borrower or any of its Subsidiaries that have, or could reasonably be expected to have, a Material Adverse Effect;
     (d) the Cayman Borrower and its Subsidiaries have been issued and maintained in full force and effect, and are in material compliance with, all material permits, certificates, approvals, licenses and other authorizations relating to environmental matters;
     (e) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Cayman Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;
     (f) neither the Cayman Borrowers nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is the subject of enforcement actions by any Governmental Authority or other investigations which may lead to material claims against the Cayman Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury;
     (g) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by either the Cayman Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and
     (h) no conditions exist at, on or under any property now or previously owned or leased by the Cayman Borrower which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.
     SECTION 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of the Cayman Borrower or any of its Subsidiaries in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make such factual information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of the Cayman Borrower or any of its Subsidiaries to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make such factual information not misleading on the date as of which such information is dated or certified. This representation shall not apply to the Closing Date Projections or information of a general economic or general industry nature furnished to any Secured Party by or on behalf of the Cayman Borrowers or any of its Subsidiaries.
     SECTION 6.14 Regulations U and X. Neither the Cayman Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
     SECTION 6.15 Absence of Any Undisclosed Liabilities. As of the Closing Date, there are no liabilities of the Cayman Borrowers or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than those liabilities provided for or disclosed in the financial statements delivered on or prior to the Closing Date or those liabilities which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     SECTION 6.16 Labor Matters. (a) Neither the Cayman Borrower nor any of its Subsidiaries is a party to any labor dispute that could reasonably be expected to have a Material Adverse Effect and there are no strikes or walkouts relating to any labor contracts to which such Person is a party or is otherwise subject; (b) there is no unfair labor practice complaint pending against either the Cayman Borrower or any of its Subsidiaries or, to the knowledge of the Cayman Borrower, threatened against any of them that could reasonably be expected to have a Material Adverse Effect; (c) there is no grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement pending against the Cayman Borrower or any of its Subsidiaries or, to the knowledge of the Cayman Borrower, threatened against any of them that could reasonably be expected to have a Material Adverse Effect; (d) no slowdown or stoppage is pending against the Cayman Borrower or any of its Subsidiaries, or to the knowledge of the Cayman Borrower, threatened against the Cayman Borrower or any of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect; (e) neither the Cayman Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect; and (f) as of the Closing Date, except as set forth in Item 6.16 of the Disclosure Schedule (none of which items disclosed therein, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect), there are no pending or threatened claims, complaints, notices, inquiries or requests for information received by the Cayman Borrower or any of its Subsidiaries with respect to any alleged violation of, or potential liability under, any law relating to employee health and safety which could reasonably be expected to result in liability to such Borrower or such Subsidiary in an aggregate amount exceeding $50,000,000 (exclusive of amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover) or which could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, except as set forth in Item 6.16 of the Disclosures Schedule, neither the Cayman Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement.
     SECTION 6.17 Legal Form. This Agreement and each other Loan Document to which either Borrower or any Guarantor is a party is in proper legal form under the law that governs this Agreement or such Loan Document and is enforceable against each Borrower and each Guarantor in accordance with its terms under the law of organization of such Borrower or such Guarantor (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity, and except to the extent specified in the relevant legal opinions addressed to the Lenders and delivered on the Closing Date). All formalities required, with respect to this Agreement and each other Loan Document to which either Borrower or any Guarantor is a party, in the jurisdiction of organization of such Borrower or such Guarantor, for the validity and enforceability of this Agreement and each such other Loan Document (including any necessary registration, recording or filing with any court or other authority) have been accomplished, and, as of the Closing Date, except as set forth in Item 6.17 of the Disclosure Schedule hereto, no stamp, registration or similar Taxes are required to be paid in connection with the Loan Documents and, as of the Closing Date, except as set forth in Item 6.17 of the Disclosure Schedule hereto, no notarization is required, for the validity and enforceability thereof.
     SECTION 6.18 Ranking. This Agreement and each other Loan Document to which either Borrower or any Guarantor is a party and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of such Borrower or such Guarantor and rank and will at all times rank in right of payment and otherwise at least pari passu with all other senior secured Indebtedness (other than any such Indebtedness to the extent that such Indebtedness is Cash Collateralized) of such Borrower or such Guarantor, whether now existing or hereafter outstanding.

     SECTION 6.19 Collateral. Set forth in Item 6.19(a) of the Disclosure Schedule is a complete and accurate description as of the Closing Date of the authorized Capital Securities of each Subsidiary to be pledged on the Closing Date in accordance with the Security Agreements by class, and, as of the Closing Date, a description of the number of shares, units or other interest of each such class that are issued and outstanding. Other than as described in Item 6.19 of the Disclosure Schedule, as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of such Capital Securities, including any right of conversion or exchange under any outstanding security or other instrument. All such Capital Securities have been duly authorized and validly issued, and (to the extent applicable) are fully paid and nonassessable.
     SECTION 6.20 Commercial Activity; Absence of Immunity. Each Borrower and each Guarantor is subject to civil and commercial law with respect to its obligations under each of the Loan Documents to which it is a party. The execution, delivery and performance by each Borrower and each Guarantor of each Loan Document to which it is (or will be) a party constitute private and commercial acts rather than public or governmental acts. Neither of the Borrowers nor any Guarantor, nor any of their respective properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of either Borrower or any Guarantor under any of the Loan Documents to which it is a party.
     SECTION 6.21 Subsidiary Distributions. As of the Closing Date, except as disclosed in Item 6.21 of the Disclosure Schedule, neither the Cayman Borrower nor any of its Subsidiaries is party to any agreement prohibiting or restricting the ability of such Person to make any payments, directly or indirectly, the Cayman Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses or accruals or other returns on investments.
ARTICLE VII
COVENANTS
     SECTION 7.1 Affirmative Covenants. Each Borrower agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, the Borrowers will, and the Cayman Borrower will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrowers will furnish to the Administrative Agent, who will distribute to each Lender, copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the following:
     (i) unaudited consolidated balance sheets of the Cayman Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Cayman Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year (except with respect to the 2005 Fiscal Year), certified as complete and correct by the chief financial or accounting Authorized Officer of the Cayman Borrower as fairly presenting the financial condition, the results of operations, all cash flows of the Cayman Borrower and its Subsidiaries in accordance with GAAP (subject to normal year-end audit adjustments), and
     (ii) an unaudited balance sheet of the Cayman Borrower as of the end of such Fiscal Quarter and statements of income and cash flow of the Cayman Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Cayman Borrower as fairly presenting the financial condition, the results of operations and the cash flows of the Cayman Borrower in accordance with GAAP (subject to normal year-end audit adjustments);
     (b) as soon as available and in any event within 90 days after the end of each Fiscal Year (or in the case of Fiscal Year ending 2006, by May 30, 2007), the following:
     (i) a copy of the consolidated balance sheet of the Cayman Borrower and its Subsidiaries, and the related consolidated statements of income and cash flow of the Cayman Borrower and its Subsidiaries for such Fiscal Year (in each case with the notes thereto), setting forth in comparative form the figures for the immediately preceding Fiscal Year (except with respect to the 2005 Fiscal Year), audited (without any Impermissible Qualification) by Deloitte & Touche LLP (or other independent public accountants reasonably acceptable to the Required Lenders), and
     (ii) an audited balance sheet of the Cayman Borrower as of the end of such Fiscal Year and statements of income and cash flow of the Cayman Borrower for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year (except with respect to the 2005 Fiscal Year), audited (without any Impermissible Qualification) by Deloitte & Touche LLP (or other independent public accountants reasonably acceptable to the Required Lenders);
provided, however, that, from and after the date on which the Cayman Borrower becomes a “foreign private issuer” (as defined in the Exchange Act) as a result of the initial public sale of the equity securities of the Cayman Borrower, the Borrowers shall be deemed to have satisfied their obligations under this clause (b) if they deliver to the Administrative Agent (who will distribute to each Lender) a copy of the Cayman Borrower’s annual report on Form 20-F as and when required under the rules and regulations of the applicable United States exchange on which such equity securities are traded;
     (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Cayman Borrower, (i) showing compliance with the financial covenants set forth in Section 7.2.4, (ii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Cayman Borrower or any applicable Subsidiary has taken or proposes to take with respect thereto), and (iii) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b), a report on financial covenants by Deloitte & Touche LLP (or other independent accountants reasonably acceptable to the Required Lenders) stating that nothing has come to their attention that causes them to believe that the Borrowers have failed to comply with the covenants of Section 7.2.4, insofar as such Sections or such calculation relate to financial and accounting matters, and (iv) describing any amendment to or modification of any power purchase agreement (except those entered into pursuant to a public tender), any concession agreement or any supply agreement with a stated term of one year or longer and with respect to which the aggregate amount payable thereunder in any year could reasonably be expected to be more than $10,000,000 entered into by the Cayman Borrower or any of its Subsidiaries during the most-recently ended Fiscal Quarter, or any new power purchase agreement (other than those entered into pursuant to a public tender), any concession agreement or any supply agreement with a stated term of one year or longer and with respect to which the aggregate amount payable thereunder in any year could reasonably be expected to be more than $10,000,000 entered into by the Cayman Borrower or any of its Subsidiaries during the most-recently ended Fiscal Quarter, which description shall be in reasonable detail and shall include a summary of the provisions thereof that could reasonably be expected to have a financial impact on the Cayman Borrower or any of its Subsidiaries (including a change in revenue or a change in the cost of goods sold) and shall certify that the Cayman Borrower does not believe that such amendment, modification or new agreement could reasonably be expected to result in an Event of Default;
     (d) as soon as possible and in any event within ten Business Days after either Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Cayman Borrower setting forth details of such Default and the action which the Cayman Borrower has taken and proposes to take with respect thereto;
     (e) as soon as possible and in any event within ten Business Days after either Borrower obtains knowledge of (i) any development in any existing litigation, action, proceeding or labor controversy that could reasonably be expected to result in liability to either Borrower of $10,000,000 or more (or the equivalent in other currencies), or (ii) the commencement of any litigation, action, proceeding or labor controversy that could reasonably be expected to result in liability to either Borrower of $10,000,000 or more (or the equivalent in other currencies);

     (f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements that the Cayman Borrower files with the SEC or any national securities exchange;
     (g) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Subsidiary of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;
     (h) promptly upon receipt thereof, copies of all “management letters” relating to material weaknesses submitted to the Cayman Borrower by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants; and
     (i) such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may reasonably request with respect to the terms of and information provided pursuant to the Compliance Certificate).
     SECTION 7.1.2 Maintenance of Existence; Compliance with Laws, etc. Each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to, preserve and maintain its legal existence (except as otherwise permitted by Section 7.2.10), and comply (except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect) in all respects with (a) except as set forth in Item 7.1.2(a) of the Disclosure Schedule, the terms of (and shall perform or cause the applicable Subsidiary to perform) its obligations under all agreements to which it is a party and (b) except as set forth on Item 7.1.2(b) of the Disclosure Schedule, all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Cayman Borrower or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Local GAAP have been set aside on the books of such Borrower or its Subsidiaries, as applicable.
     SECTION 7.1.3 Maintenance of Properties. Except as set forth in Item 7.1.3 of the Disclosure Schedule, each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Cayman Borrower and its Subsidiaries may be properly conducted at all times (except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect), unless the Cayman Borrower or its Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such

Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Section 7.2.10 or 7.2.11.
     SECTION 7.1.4 Insurance. Each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to maintain:
     (a) insurance on its property with financially sound and reputable insurance companies against loss and damage (i) that is consistent with prudent utility practice, or (ii) in at least the amounts (and with only those deductibles) customarily maintained, and against such risks (including fire and other risks insured against by extended coverage) as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Cayman Borrower and its Subsidiaries;
     (b) liability insurance in customary amounts for companies of comparable size engaged in the same or similar business of the Cayman Borrower and its Subsidiaries; and
     (c) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.
     SECTION 7.1.5 Books and Records. Each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to, keep books and records in accordance with the applicable local jurisdiction’s generally accepted accounting principles (which, in the case of each Borrower, is GAAP) and, to the extent those principles are not GAAP, reconciled by the Borrowers to GAAP, which accurately reflect all of its business affairs and transactions and permit each Lender and each Agent and any of their respective representatives, at reasonable times and intervals upon reasonable notice to, and coordination with, the Borrowers, to visit each Borrower’s and each of the Cayman Borrower’s Subsidiary’s offices, to discuss such Subsidiary’s financial matters with its officers and employees, and its independent public accountants (and, to the extent its independent public accountant so permits, the Borrowers hereby authorize such independent public accountant to discuss each Subsidiary’s financial matters with each Lender or Agent or their representatives whether or not any representative of such Borrower or such Subsidiary is present) and to examine (and photocopy extracts from) any of its books and records, provided that the Borrowers shall have no obligation to cause Trakya to comply with this Section 7.1.5. During the continuance of any Event of Default (but not otherwise), the Borrowers shall pay all of the costs and expenses of each Lender and each Agent in connection with any visit made pursuant to this Section 7.1.5, including the expenses and any fees of any such independent public accountant.
     SECTION 7.1.6 Environmental Law Covenant. Each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to,
     (a) except as set forth in Item 7.1.6 of the Disclosure Schedule, use and operate all of its and their facilities and properties in material compliance with all applicable Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in full force and effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws. For purposes of this Section 7.1.6(a), non-compliance by the Cayman Borrower or any of its Subsidiaries with any applicable Environmental Law shall be deemed not to constitute a breach of this covenant provided that, upon learning of any actual or suspected non-compliance, such Borrower and the relevant Subsidiaries shall promptly undertake all Reasonable Efforts to achieve compliance (or, if applicable, contest in good faith by appropriate proceedings the applicable Environmental Law at issue and (to the extent required by Local GAAP) provide on the books of the Cayman Borrower or any of its Subsidiaries, as the case may be, reserves in conformity with Local GAAP with respect thereto), and provided further that, in any case, such non-compliance, and any other non-compliance with Environmental Law, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and
     (b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, except to the extent that any resolution regarding the same could not reasonably be expected to result in an aggregate liability to the Cayman Borrower and its Subsidiaries of $10,000,000 or more, and shall promptly resolve any material non-compliance with Environmental Laws (except to the extent that the material non-compliance thereof is currently being contested in good faith by appropriate proceedings) and use Reasonable Efforts to keep its property free of any Lien imposed by any Environmental Law.
     SECTION 7.1.7 Use of Proceeds. Each Borrower will apply the proceeds of the Term Loans to satisfy and discharge all amounts owing under the Senior Credit Agreement and the Bridge Credit Agreement on the Closing Date, and the Cayman Borrower will apply the proceeds of the Revolving Loans, the Revolving Letters of Credit and the Synthetic Letters of Credit for general corporate purposes, including to make Investments permitted hereunder or otherwise permitted by the Lenders.
     SECTION 7.1.8 Collateral Requirements and Further Assurances. Each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to:
     (a) execute any documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity of the Liens (which shall be subject to no equal or prior Liens other than Permitted Liens) created or intended to be created pursuant to the Loan Documents, which for the avoidance of doubt will not include Liens with respect to the Cayman Borrower’s interest, if any, in Prisma Energy Accroven Holdings Ltd., Prisma Energy Panama Holdings Ltd. or Prisma Energy Guatemala Holdings Ltd. In addition, each Borrower will, and the Cayman Borrower will cause each of its Subsidiaries to do each of the things described in Item 7.1.8 of the Disclosure Schedule by the respective dates specified therein,

     (b) execute any documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity of a Lien on the (i) Capital Securities of Subsidiaries of the Cayman Borrower representing the highest level holding company holding the Capital Securities of a Subsidiary acquired by the Cayman Borrower or any of its Subsidiaries after the Closing Date, (ii) secured loans made by the Cayman Borrower to any of its Subsidiaries, in each case, to the extent such Capital Securities or secured loans, as applicable, are not subject to an existing Lien securing the Obligations,
     (c) execute any documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to cause, to the extent not prohibited by applicable law or any contractual limitation applicable to it, each newly acquired or formed Subsidiary (acquired or formed after the Closing Date) that is a top-tier holding company Subsidiary of the Cayman Borrower holding (directly or indirectly) the Capital Securities of any operating-level company of the Cayman Borrower, to become a party to the applicable Guaranty as a guarantor thereunder, and
     (d) promptly notify the Administrative Agent in writing of secured loans made by the Cayman Borrower to ETB — Energia Total do Brasil Ltda., and execute any documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to grant, preserve, protect and perfect the validity of a Lien on such secured loans.
     SECTION 7.1.9 Hedging Obligations. Each Borrower shall comply with the policy regarding entering into Hedging Agreements and incurring Hedging Obligations described in Item 7.1.9 of the Disclosure Schedule.
     SECTION 7.2 Negative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that until the Termination Date has occurred, such Borrower will, and the Cayman Borrower will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.2.1 Business Activities. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries (other than Promigas) to, engage in any business activities except businesses in connection with the energy industry (including energy generation, production, transmission, distribution, services and storage) and activities reasonably incidental thereto. The Cayman Borrower will not permit Promigas to cease to be principally engaged in businesses in connection with the energy industry (including energy generation, production, transmission, distribution, services and storage) and activities reasonably incidental thereto.
     SECTION 7.2.2 Indebtedness. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

     (a) the Loans, and refinancings of the Loans so long as in respect of the refinancing of the Loans, the following conditions are met:
     (i) the covenants for such refinancing Indebtedness shall not be more restrictive in any material respect than the covenants in this Agreement as in effect at the time of such refinancing, and
     (ii) the amortization schedule of such refinancing Indebtedness shall be identical to the remaining amortization schedule of the Loans or have a weighted average life to maturity longer than that of the remaining weighted average life to maturity of the Loans;
     (b) Subordinated Debt;
     (c) (i) Indebtedness outstanding as of the Effective Date and (ii) any refinancing of such Indebtedness (and any subsequent refinancing of any refinancing Indebtedness permitted by this Section 7.2.2(c)) so long as:
     (1) the principal amount of such refinancing Indebtedness is not in excess of that which is outstanding on the Effective Date together with all premiums, make-whole payments and accrued and unpaid interest, and reasonable fees and expenses incurred in connection with such refinancing and the tenor or weighted average life to maturity of such indebtedness is longer than that of the Indebtedness being refinanced, and
     (2) such refinancing does not contain any restriction on payments to the Cayman Borrower more restrictive than any such payment restriction contained in the Indebtedness being refinanced, replaced or refunded or in the reasonable opinion of the Administrative Agent, such payment restrictions are consistent with customary market terms for a financing of its nature and do not adversely affect the ability of either Borrower to satisfy the Obligations;
provided, that the restrictions set forth in clause (1) shall not apply to the initial refinancing after the Closing Date of any financing existing as of the Closing Date with respect to any Subsidiary of the Cayman Borrower listed under the heading “Cuiaba Structure” in Item 6.8 of the Disclosure Schedule, Puerto Quetzal Power LLC or Trakya so long as the financial terms of any such refinancings are consistent with the Closing Date Projections.
     (d) Indebtedness of Subsidiaries of the Cayman Borrower (i) that is unsecured and is incurred in the ordinary course of business of the Cayman Borrower and its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 180 days or, if overdue for more than 180 days, as to which a dispute exists and adequate reserves in conformity with Local GAAP have been established on the books of the applicable Subsidiary), excluding Indebtedness for borrowed money, (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof, and (iii) constituting reimbursement obligations in respect of trade or performance letters of credit entered into in the ordinary course of business;
     (e) Indebtedness (i) evidencing the deferred purchase price of property or services used in the ordinary course of business of such Subsidiary (provided that such Indebtedness is incurred within 60 days of the acquisition of such property), and refinancings of such Indebtedness, and (ii) in respect of Capitalized Lease Liabilities; provided, that the holders of such Indebtedness do not have recourse to any property or assets other than the property to be acquired or that is the subject of such Capitalized Lease Liabilities; provided, further, that the aggregate amount of all such Indebtedness in respect of the Cayman Borrower (and its Subsidiaries existing on the Effective Date) shall not exceed $50,000,000 outstanding at any time;
     (f) Indebtedness of any Subsidiary of the Cayman Borrower that was acquired by the Cayman Borrower after the Closing Date pursuant to Section 7.2.10(b) or that was formed after the Closing Date for the single purpose of making an acquisition permitted by Section 7.2.10(b) (a “Qualified New Subsidiary”) and any refinancing of such Indebtedness, so long as (x) the holders of such Indebtedness do not have recourse to any Person other than such Subsidiary (and any other Subsidiary acquired after the Closing Date pursuant to Section 7.2.10(b) and any other Person to the extent of the Capital Securities held by such Person in such Subsidiary) and (y) the Capital Securities of the direct or indirect owner of such Subsidiary that are held by the Cayman Borrower are pledged to the Collateral Agent;
     (g) Hedging Obligations (i) required or permitted to be entered into pursuant to Section 7.1.9, and (ii) in respect of fuel hedges entered into in the ordinary course of business and not for speculative purposes; provided, that any secured Hedging Obligations of the Borrowers shall only be entered into with the Lenders and their Affiliates;
     (h) secured Indebtedness and any refinancing thereof of the Cayman Borrower if the Cayman Borrower shall have furnished notice to the Administrative Agent of the Indebtedness on or before the date information concerning the Indebtedness is publicly announced and certification that immediately after giving effect to such Indebtedness (1) the Consolidated Leverage Ratio will be less than 3.5, (2) the Stand-alone Interest Coverage Ratio will be greater than 1.5 and (3) the Collateral Coverage Ratio will be greater than 1.75, all calculated to give pro forma effect to such Indebtedness; provided, that the aggregate principal amount of such secured Indebtedness shall not exceed $500,000,000 at any time outstanding unless and to the extent that each of Moody’s and S&P has affirmed a rating of the Loans of not less than the rating of the Loans as of the Closing Date after giving effect to the incurrence of such secured Indebtedness;

     (i) Indebtedness of Subsidiaries of the Cayman Borrower (other than the U.S. Borrower) used to finance Capital Expenditures or working capital of such Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $100,000,000 in any calendar year (plus amounts not incurred under this Section 7.2.2(i) during any prior calendar year) provided, that no such limitation shall apply with respect to Indebtedness for Capital Expenditures required by law or any Governmental Authority;
     (j) Indebtedness of any Subsidiary of the Cayman Borrower, that is held by the Cayman Borrower or any Subsidiary of the Cayman Borrower; provided, that if any such Indebtedness is secured, such Indebtedness shall be pledged to the Collateral Agent;
     (k) Indebtedness of the Cayman Borrower that is held by any Subsidiary of the Cayman Borrower; provided such Subsidiary is not the obligor or guarantor under any Indebtedness for borrowed money;
     (l) Indebtedness in the form of PECs issued by a Subsidiary of the Cayman Borrower to the Cayman Borrower or any wholly owned Subsidiary of the Cayman Borrower;
     (m) Indebtedness of the Cayman Borrower or Subsidiaries of the Cayman Borrower that is fully secured by cash collateral constituting New Equity;
     (n) Indebtedness of the Cayman Borrower and any refinancing thereof which is unsecured if the Cayman Borrower shall have furnished notice to the Administrative Agent of the Indebtedness as soon as practicable after the date information concerning the Indebtedness is publicly announced and certification that immediately after giving effect to such Indebtedness (1) the Consolidated Leverage Ratio will be less than 3.5, (2) the Stand-alone Interest Coverage Ratio will be greater than 1.5, (3) the Collateral Coverage Ratio will be greater than 1.75, and (4) other than with respect to the Permitted Asian Acquisition Indebtedness, the weighted average life of such Indebtedness exceeds the remaining weighted average life of the outstanding Term Loans, all calculated to give pro forma effect to such Indebtedness; and
     (o) Indebtedness of Subsidiaries of the Cayman Borrower (other than the U.S. Borrower) and any refinancing thereof that is secured (by assets of or ownership interests in such Subsidiary) or unsecured, in each case, if the Cayman Borrower shall have furnished notice to the Administrative Agent of the Indebtedness on or before the date information concerning the Indebtedness is publicly announced and certification that immediately after giving effect to such Indebtedness the Borrowers will be in compliance with the covenants set forth in Section 7.2.4, all calculated to give pro forma effect to such Indebtedness;
provided, however, that no Indebtedness, other than as provided in clauses (b), (d), (e), (g)(ii), (i), (k) (to the extent the Cayman Borrower receives cash or cash equivalents in an amount equal to the face amount of such Indebtedness), and (with respect to Subsidiaries of the Cayman Borrower acquired after the Effective Date) clause (f), shall be assumed, created or otherwise incurred by either Borrower if a Default or Event of Default has occurred and is then continuing or would result therefrom.
     SECTION 7.2.3 Liens. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except (collectively, the “Permitted Liens”):
     (a) Liens securing payment of the Obligations;
     (b) Liens existing as of the Effective Date (which, in the case of Liens securing Indebtedness permitted pursuant to Section 7.2.2(c)(i) are disclosed in Item 7.2.3(b) of the Disclosure Schedule) and Liens securing any refinancing of any of the Indebtedness that is permitted in Section 7.2.2(c)(i) (to the extent that such refinancing is permitted by Section 7.2.2); provided, that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date; provided further, that no such Lien shall secure Subordinated Debt;
     (c) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided, that (i) such Lien is granted (or registration thereof is begun) within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien encumbers only the assets that are the subject of the Indebtedness referred to in such clause;
     (d) Liens securing Indebtedness of a Subsidiary of the Cayman Borrower that is permitted under clause (f) of Section 7.2.2; provided that such Liens encumber only property and assets of such Subsidiary or any other Subsidiary of the Cayman Borrower obligated with respect to such Indebtedness to the extent permitted by Section 7.2.2(f);
     (e) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Local GAAP shall have been set aside on its books;
     (f) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds, performance or indemnity bonds or bonds to secure payment of excise taxes or custom duties and (ii) securing obligations under fuel supply and power purchase agreements and any Hedging Agreements related thereto to the extent such Hedging Obligations are permitted pursuant to Section 7.2.2(g);

     (g) judgment Liens and (to the extent required by the applicable court) pre-judgment Liens in existence for less than 60 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;
     (h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances and restrictions not interfering in any material respect with the value or use of the property to which such Lien is attached;
     (i) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (j) Liens on assets of the Cayman Borrower or any of its Subsidiaries arising by virtue of statutory or common law relating to a banker’s lien or rights of set-off;
     (k) Liens arising by virtue of rights of first refusal, options or other contractual rights or obligations to sell in connection with a Disposition permitted hereunder;
     (l) Liens of landlords or of mortgagees of landlords, arising solely by operation of law, on fixtures located on premises leased in the ordinary course of business; provided that the obligations secured thereby are not in default;
     (m) Liens securing refinancing Indebtedness incurred pursuant to Section 7.2.2(a) to the extent the Loans are also secured by such Liens on a pari passu basis;
     (n) Liens on goods imported by any Subsidiary of the Cayman Borrower in favor of customs and revenue authorities arising in the ordinary course of business;
     (o) (i) Liens securing reimbursement obligations permitted to be incurred pursuant to Section 7.2.2(d)(iii), (ii) Liens securing Indebtedness contemplated by Section 7.2.2(m), and (iii) Liens securing Indebtedness as contemplated by Section 7.2.2(o) and meeting the requirements of such Section 7.2.2(o);
     (p) Liens securing Indebtedness permitted pursuant to Section 7.2.2(i) on property or assets of the Person that incurred such Indebtedness and the Capital Securities of such Person held by others;
     (q) Liens securing Indebtedness permitted pursuant to Section 7.2.2(h) to the extent the Loans are also secured by such Liens on a pari passu basis; and
     (r) Liens securing Indebtedness of Subsidiaries of the Cayman Borrower permitted pursuant to Section 7.2.2(j) and held by the Cayman Borrower or other Subsidiaries of the Cayman Borrower which are direct or indirect shareholders of such

Subsidiaries incurring such Indebtedness on property or assets of the Person that incurred such Indebtedness and the Capital Securities of such Person held by others.
     SECTION 7.2.4 Financial Covenants. Each Borrower will not permit any of the events set forth below to occur.
     (a) The Stand-alone Interest Coverage Ratio to be less than 1.2.
     (b) The Consolidated Leverage Ratio to be greater than 4.0.
     SECTION 7.2.5 Investments. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
     (a) Investments existing on the Effective Date and not otherwise permitted under Section 7.2.5 and identified in Item 7.2.5(a) of the Disclosure Schedule or that have a book value of $5,000,000 or less individually or $50,000,000 in the aggregate;
     (b) Cash Equivalent Investments;
     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (d) Investments permitted as Capital Expenditures pursuant to Section 7.2.7;
     (e) Investments by way of contributions to capital or purchases of Capital Securities by any Subsidiary in the Cayman Borrower so long as such contribution or purchase shall have been made for the purpose of making a payment to the Cayman Borrower (and the Cayman Borrower shall have demonstrated the same to the satisfaction of the Required Lenders), and the Cayman Borrower shall have received such payment;
     (f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
     (g) Investments constituting Permitted Acquisitions; provided, that if such Permitted Acquisition consists of Capital Securities of an entity acquired by either Borrower, such Borrower shall pledge such Capital Securities to the Collateral Agent to the extent required under Section 7.1.8;
     (h) Investments consisting of any deferred portion of the sales price received by the Cayman Borrower or any of its Subsidiaries in connection with any Disposition permitted under Section 7.2.11;

     (i) Investments in respect of (i) Hedging Obligations permitted or required to be entered into pursuant to this Agreement and (ii) fuel hedges entered into in the ordinary course of business and not for speculative purposes;
     (j) Investments consisting of deposits with utilities and lessors in the ordinary course of business, pledges and deposits made in compliance with workers’ compensation insurance and deposits permitted by Section 7.2.3(f);
     (k) Investments consisting of deposits permitted by Section 7.2.2(m), Section 7.2.3(f) or Section 7.2.3(o);
     (l) Investments received in exchange for any Investment that is acquired pursuant to Section 7.2.5(q), so long as the Investment so received has a value equivalent (or better) to that for which it was exchanged;
     (m) Investments consisting of Indebtedness permitted by Section 7.2.2(j) or Section 7.2.2(k);
     (n) Investments consisting of loans and advances made by a Subsidiary of the Cayman Borrower to its employees, so long as the aggregate amount of such loans and advances at any one time outstanding shall not exceed $10,000,000;
     (o) Investments by any shareholder of a Subsidiary organized under the laws of Luxembourg in PECs issued by such Subsidiary;
     (p) Investments made by the Cayman Borrower or any of its Subsidiaries (other than the U.S. Borrower) consisting of the creation of one or more new Subsidiaries or the capitalization of such Subsidiaries (provided that any amounts used to capitalize, and any other Investments made in, such Subsidiaries shall be permitted only to the extent the use of the proceeds of such capitalization is permitted by the other provisions of this Section 7.2.5 or is for (i) the payment of ordinary course of business expenses of such Subsidiary, (ii) the payment of Capital Expenditures with respect to such Subsidiary (to the extent such Capital Expenditures are otherwise permitted hereunder) or (iii) the repayment of Indebtedness of such Subsidiary (to the extent such Indebtedness, and the repayment thereof, are otherwise permitted hereunder);
     (q) Investments made at any time which do not exceed New Equity at such time if the Cayman Borrower shall have furnished notice to the Administrative Agent of the Investment as soon as practicable after the date information concerning the Investment is publicly announced and certification that after giving effect to such Investment the Borrowers will be in compliance with the covenants set forth in Section 7.2.4, calculated to give pro forma effect to such Investment; provided that if such Investment consists of the Capital Securities of an entity acquired by the Cayman Borrower, the Cayman Borrower shall pledge such Capital Securities to the Collateral Agent to the extent required under Section 7.1.8;

     (r) Investments consisting of advances made by the Cayman Borrower or its Subsidiaries to Persons in which they hold a direct or indirect ownership interest in order to pay expenses incurred in the ordinary course of business; and
     (s) Investments resulting from or contemplated by the transactions described in Item 7.2.5(s) of the Disclosure Schedule;
provided, however, that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; provided further, however, that no Investments other than those permitted by clauses (b), (c), (d), (e), (f), (i), (j), (k) in respect of Sections 7.2.2(l) and 7.2.3(f) only, (n) or (o) shall be made, acquired or entered into if a Default or Event of Default has occurred and is then continuing or would result therefrom.
     SECTION 7.2.6 Restricted Payments, etc. Each Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, unless (a) no Event of Default under Section 8.1 shall have occurred and be continuing and (b) after giving effect to such Restricted Payment, the Borrowers will be in compliance with the covenants set forth in Section 7.2.4; provided that notwithstanding the foregoing, Subsidiaries of the Cayman Borrower may make Restricted Payments to the Cayman Borrower or to wholly owned Subsidiaries of the Cayman Borrower other than the U.S. Borrower (but in the case of Restricted Payments made by Subsidiaries that are not wholly owned Subsidiaries, only so long as such Restricted Payments are made ratably among the equity holders of such non-wholly-owned Subsidiary). In no event shall the proceeds of any Indebtedness (other than the Revolving Loans) be used to make a Restricted Payment by the Borrowers and the proceeds of any Revolving Loans used to make any such Restricted Payment shall be subject to repayment as provided in Section 3.1.1(f).
     SECTION 7.2.7 Capital Expenditures, etc. The Cayman Borrower will not permit its Subsidiaries to make Capital Expenditures that are inconsistent with prudent utility practice. The Cayman Borrower will not make Capital Expenditures for itself in excess of $5,000,000.
     SECTION 7.2.8 No Prepayment of Other Debt. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to,
     (a) make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt, redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt, or make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes, unless (i) no Event of Default under Section 8.1.1 shall have occurred and be continuing and (ii) after giving effect to such payment or prepayment, the Borrowers will be in compliance with the covenants set forth in Section 7.2.4; or
     (b) make any payment or prepayment of principal of, or premium or interest on, any other Indebtedness, redeem, retire, purchase, defease or otherwise acquire any other Indebtedness, or make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes, except (i) payments in respect of the Loans, (ii) regularly scheduled payments, and mandatory payments, of principal of and interest on other Indebtedness permitted to be outstanding pursuant to Section 7.2.2, (iii) prepayments of the Cuiaba/Shell Intercompany Debt that is repaid on a pari passu basis with the Cuiaba Intercompany Debt, (iv) prepayments funded by New Equity, (v) the redemption by any Subsidiary organized under the laws of Luxembourg of its preferred equity certificates (so long as such redemption is done ratably among its shareholders), (vi) prepayments of principal in connection with a refinancing of (r) Indebtedness (other than the Loans) incurred pursuant to Section 7.2.2(a), so long as such refinancing is permitted by Section 7.2.2(a), (s) any Indebtedness incurred pursuant to Section 7.2.2(c), so long as such refinancing is permitted by Section 7.2.2(c), (t) any Indebtedness incurred pursuant to Section 7.2.2(e), so long as such refinancing is permitted by Section 7.2.2(e), (u) any Indebtedness incurred pursuant to Section 7.2.2(f) so long as such refinancing is permitted by Section 7.2.2(f), (v) any Indebtedness incurred pursuant to Section 7.2.2(h), so long as such refinancing is permitted by Section 7.2.2(h), (w) any Indebtedness incurred pursuant to Section 7.2.2(i), so long as such refinancing is permitted by Section 7.2.2(i), (x) any Indebtedness incurred pursuant to Section 7.2.2(m), so long as such refinancing is permitted by Section 7.2.2(m), (y) any Indebtedness incurred pursuant to Section 7.2.2(n), so long as such refinancing is permitted by Section 7.2.2(n), and (z) any Indebtedness incurred pursuant to Section 7.2.2(o), so long as such refinancing is permitted by Section 7.2.2(o), and (vii) to the extent after giving effect to such payment or prepayment, the Borrowers will be in compliance with the covenants set forth in Section 7.2.4 and no Default or Event of Default under Section 8.1.1 shall have occurred and be continuing.
     SECTION 7.2.9 Issuance of Capital Securities. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to issue any Capital Securities (whether for value or otherwise) to any Person other than (a) in the case of Subsidiaries (other than the U.S. Borrower), to the Cayman Borrower or another wholly owned Subsidiary, (b) in the case of the Cayman Borrower as New Equity, (c) in the case of the Cayman Borrower, the issuance of its Capital Securities in satisfaction of obligations in respect of long-term incentive plan arrangements or employee stock option arrangements, (d) in the case of the Cayman Borrower, in exchange for the acquisition or redemption of Subordinated Debt pursuant to Section 7.2.8(a), (e) in the case of the Cayman Borrower, the issuance of its common Capital Securities in connection with a Permitted Acquisition or to fund Capital Expenditures and other needs of the Cayman Borrower and its Subsidiaries and (f) the payment by Subsidiaries not-wholly owned by the Cayman Borrower of dividends (ratably to their respective shareholders) in Capital Securities.
     SECTION 7.2.10 Consolidation, Merger, Permitted Acquisitions, etc. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except
     (a) any Subsidiary (other than the U.S. Borrower) may liquidate or dissolve voluntarily into, and may merge with and into, any other Subsidiary of the Cayman

Borrower, and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by any other Subsidiary of the Cayman Borrower; provided, further, that in no event shall (i) any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto the Cayman Borrower shall have demonstrated to the satisfaction of the Required Lenders that the ability of the Cayman Borrower to receive dividend payments from its Subsidiaries is not adversely affected and the Cayman Borrower’s ability to control the management and operations of its Subsidiaries is not adversely affected and (ii) any Subsidiary that has Indebtedness outstanding that was incurred pursuant to Section 7.2.2(f) merge with and into any Subsidiary existing on the date of this Agreement;
     (b) any acquisition consisting of an Investment permitted under Section 7.2.5; and
     (c) and the dissolution of any other Subsidiary of the Cayman Borrower (other than the U.S. Borrower) not required for the operation of the business of the Cayman Borrower or its Subsidiaries.
     SECTION 7.2.11 Permitted Dispositions. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, Dispose of any of their respective assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition:
     (a) is a Disposition made in the ordinary course of its business or of obsolete, damaged, worn out, surplus or outdated property,
     (b) is a Disposition of an Excluded Subsidiary for a consideration consisting solely of cash,
     (c) is permitted by Section 7.2.10,
     (d) is from a Subsidiary of the Cayman Borrower to the Cayman Borrower or a wholly owned Subsidiary of the Cayman Borrower,
     (e) is of Cash Equivalent Investments in the ordinary course of business,
     (f) consists of leases or subleases of real property or capital assets (which are not essential to the operation of the business of the lessor or sublessor) in the ordinary course of business,
     (g) consists of the issuance of employee benefit and stock incentive plans entered into in the ordinary course of business,
     (h) consists of accounts receivable pursuant to any monetization or other financing of accounts receivable in the ordinary course of business and not for the purpose of borrowing money and after giving effect to such Disposition the Borrowers will be in compliance with the covenants set forth in Section 7.2.4 calculated to give pro forma effect to such monetization or financing,
     (i) is required to be made pursuant to the existing contractual arrangements described on Item 7.2.11 of the Disclosure Schedule,
     (j) any other Disposition if the Borrowers shall have furnished notice to the Administrative Agent of the Disposition as soon as practicable after the date information concerning the Disposition is publicly announced and certification that after giving effect to such Disposition the Borrowers will be in compliance with the covenants set forth in Section 7.2.4, calculated to give pro forma effect to such Disposition; and
     (k) results from or is contemplated by the transactions described in Item 7.2.5(s) of the Disclosure Schedules;
provided, that the Borrowers shall not and the Cayman Borrower shall not permit its Subsidiaries to Dispose in any calendar year of assets that provided, in the aggregate, greater than 25% of the consolidated cash flow the Borrowers (calculated in accordance with GAAP) for the preceding calendar year without the consent of the Required Lenders.
     SECTION 7.2.12 Modification of Certain Agreements. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in (collectively, “Modifications”),
     (a) the Organic Documents of the Cayman Borrowers or any of its Subsidiaries if the result thereof would have a material adverse effect on the Lenders (it being agreed that any Modification of any such Organic Document would not have an adverse effect on the Lenders if such Modification is made to effectuate a transaction otherwise permitted by the terms of any Loan Document); and
     (b) any agreement or instrument governing or evidencing any Indebtedness of the Cayman Borrower or any of its Subsidiaries, except (i) to the extent such Modification effects a refinancing of such Indebtedness permitted by Section 7.2.2, or (ii) to the extent that the result thereof would not have a material adverse effect on the Lenders.
     SECTION 7.2.13 Transactions with Affiliates. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates (except for the issuance of any Subordinated Debt), unless such arrangement, transaction or contract is on terms no less favorable to the applicable Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate. The agreements described on Item 7.2.13 of the Disclosure Schedule are deemed to have satisfied the requirements of this Section 7.2.13.

     SECTION 7.2.14 Restrictive Agreements, etc. Each Borrower will not, and the Cayman Borrower will not permit any of its Subsidiaries to, enter into any agreement prohibiting
     (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;
     (b) the ability of the Borrowers to amend or otherwise modify any Loan Document; or
     (c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrowers, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
The foregoing prohibitions shall not apply to any of the following:
     (i) restrictions contained in any Loan Document,
     (ii) restrictions in the terms and conditions of any refinancing Indebtedness that is incurred in compliance with Section 7.2.2(a),
     (iii) in the case of clauses (a) and (c), restrictions in any agreement governing any Indebtedness permitted by Section 7.2.2(c), Section 7.2.2(e), Section 7.2.2(f), Section 7.2.2(h) and Section 7.2.2(i) (but in the case of Section 7.2.2(i), clause (c) shall apply only insofar as the restriction provides that dividends or other restricted payments cannot be made by the borrower of such Indebtedness during the continuance of a default with respect to such Indebtedness) and in the case of Sections 7.2.2(e) and (f), clause (a) shall apply only as to the assets financed with the proceeds of such Indebtedness),
     (iv) in the case of clause (a), (x) restrictions in any agreement governing any Indebtedness permitted by Section 7.2.2(n) and Section 7.2.2(o), in each case, only to the extent restrictions in any agreement governing such Indebtedness do not prohibit or restrict the Liens under the Security Agreements, (y) restrictions in respect of property encumbered by Liens permitted by Section 7.2.3 so long as such restriction applies only to the asset encumbered by such permitted Lien and (z) customary provisions in leases and service contracts entered into in the ordinary course of business between the Cayman Borrower or any Subsidiary and its customers and other contracts restricting the assignment thereof,
     (v) in the case of clause (c), restrictions in any agreement governing any Indebtedness permitted by Section 7.2.2(o), only to the extent such restrictions prohibit the payment of dividends during the continuance of an event of default with respect to such Indebtedness or are, in the Administrative Agent’s reasonable discretion, otherwise customary in the applicable market for debt transactions of that nature,

     (vi) conditions imposed by law, regulation, court order, rule or decree,
     (vii) restrictions in any agreement in effect at the time any Person becomes a Subsidiary of the Cayman Borrower (provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary),
     (viii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary) pending such sale (provided that such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted under this Agreement,
     (ix) restrictions contained on the Closing Date in any Organic Document of the Cayman Borrowers or any of its Subsidiaries,
     (x) restrictions described in Item 7.2.14 of the Disclosure Schedule, or
     (xi) in the case of clause (a), customary restrictions and conditions contained in agreements relating to any Permitted Acquisition; provided that such restrictions and conditions apply only to such properties, businesses, assets or revenues that are to be purchased in connection with such Permitted Acquisition.
     SECTION 7.2.15 Sale and Leaseback. The Borrowers will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement, except for those set forth in Item 7.2.15 of the Disclosure Schedule, providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.
     SECTION 7.2.16 U.S. Borrower. The Cayman Borrower will not, and will not permit any of its Subsidiaries, to purchase, make, incur, assume or permit to exist any Investment in the U.S. Borrower or otherwise sell, transfer, assign or distribute, directly or indirectly, any assets or property to the U.S. Borrower. The U.S. Borrower will not own any assets and will not have any Subsidiaries. Notwithstanding anything herein to the contrary in this Agreement, the U.S. Borrower will not receive Loans proceeds.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Article VIII shall constitute an “Event of Default.”
     SECTION 8.1.1 Non-Payment of Obligations. Either Borrower shall default, and such default shall continue unremedied for a period of three days after such amount was due, in the payment or prepayment when due of the following:
     (a) any principal of any Loan (including any regularly scheduled payment of principal and any prepayment pursuant to Section 3.1.1); or

     (b) interest on any Loan or any fee described in Article III or any other monetary Obligation (other than as provided for in clause (a) above).
     SECTION 8.1.2 Breach of Warranty. Any representation or warranty of either Borrower made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.
     SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. Subject to the provisions of Section 1.5, either Borrower or any Material Guarantor shall default in the due performance or observance of any of its obligations under (i) Section 7.1.1 or Section 7.1.7, and such default shall continue for a period of 30 days or (ii) Section 7.2 and such default shall continue for a period of five Business Days.
     SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. Subject to the provisions of Section 1.5, either Borrower shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to either Borrower by the Administrative Agent or any Lender or (ii) the date on which either Borrower has knowledge of such default; provided, however, that if during such 30 day period, the Borrowers are proceeding with diligence and in good faith to cure such default, the cure period shall be extended by an additional 30-day period.
     SECTION 8.1.5 Default on Other Indebtedness. A default (other than a default described in Item 8.1.5 of the Disclosure Schedule) shall occur (and shall not have been cured or waived) in the payment of any amount when due, whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Cayman Borrower or any of its Subsidiary if either (i) the principal or stated amount thereof is $100,000,000 or more (or the equivalent in other currencies) or (ii) the aggregate principal or stated amount of all such defaulted Indebtedness is $250,000,000 or more (or the equivalent in other currencies), or a default (other than a default existing on the Closing Date and described in Item 8.1.5 of the Disclosure Schedule) shall occur (and shall not have been cured or waived) in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or, in the case of Indebtedness of the Cayman Borrower only, to permit (with notice or lapse of time or both) the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or require such Indebtedness to be prepaid, redeemed, purchased or defeased or require an offer to purchase or defease such Indebtedness prior to its expressed maturity.
     SECTION 8.1.6 Judgments. Any judgment or order for the payment of money of $10,000,000 or more (or the equivalent in other currencies), or judgments or orders for the payment of money aggregating $30,000,000 or more (or the equivalent in other currencies), exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order, shall be rendered against the Cayman Borrower or any of its Subsidiaries and such judgment or judgments shall not have been vacated or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon any such judgment or order.
SECTION 8.1.7 Pension Plans. Any of the following events shall occur
     (a) with respect to any Pension Plan, the institution of any steps by either Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan which if, as a result of such termination, either Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or
     (b) with respect to any Pension Plan, a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA, or
     (c) with respect to any arrangement that would be a Pension Plan but for the fact that it is maintained outside of the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens, (i) the institution of any steps by either Borrower, any member of its Controlled Group, or any other Person to terminate such arrangement which if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such arrangement, or could reasonably expect to incur a liability or obligation to or in respect of such arrangement, in excess of $5,000,000, or (ii) a contribution failure occurs with respect to such arrangement sufficient to give rise to a Lien under applicable law securing obligations in excess of $5,000,000.
     SECTION 8.1.8 Change in Control. Any Change in Control shall occur.
     SECTION 8.1.9 Bankruptcy, Insolvency, etc. Either Borrower or any Guarantor shall:
     (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
     (b) apply for, consent to, or acquiesce in the appointment of a trustee, liquidator, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
     (c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, liquidator, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, liquidator, receiver, sequestrator or other custodian shall not be discharged within 60 days;
     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, composition, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by such Borrower or any Guarantor, such case or proceeding shall be consented to or acquiesced in by such Borrower or any Guarantor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; or
     (e) take any action authorizing, or in furtherance of, any of the foregoing.
     Notwithstanding the foregoing, in no event shall any of the proceedings referred to in this Section 8.1.9 affecting only an Immaterial Guarantor constitute an Event of Default, unless and to the extent that such proceedings affect Immaterial Guarantors representing, directly or through direct or indirect ownership interest in any other Person, 15% or more, in the aggregate, of the Consolidated EBITDA of the Cayman Borrowers and its Subsidiaries for the most recently ended Fiscal Year.
     SECTION 8.1.10 Impairment of Security, etc. Any Security Agreement or any Lien granted thereunder shall (except in accordance with its terms or except with respect to Liens on property disposed of in accordance with Sections 7.2.10 and 7.2.11), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of each Borrower or any other entity granting such Lien; each Borrower or any Guarantor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected Lien (subject to no equal or prior Liens other than Permitted Liens).
     SECTION 8.1.11 Failure of Subordination. The subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall cease to be in full force and effect; or the Cayman Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any of the Subordination Provisions or that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of such Borrower, shall be subject to any of such Subordination Provisions.
     SECTION 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to either Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.
     SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.9 with respect to either Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

     SECTION 8.4 Effect of Cure. If (i) the circumstance giving rise to an Event of Default has been cured or remedied (without regard to whether it has been cured within any applicable cure period), (ii) the Administrative Agent and the Lenders have not, prior to such cure or remedy, accelerated the Loans, and (iii) the circumstance giving rise to an Event of Default has not had, and could not reasonably be expected to have, a material adverse effect on the Borrowers or the Borrowers’ ability to repay the Loans, then such Event of Default shall be deemed cured and waived for all purposes, but without prejudice to (or waiver of) the Borrowers’ continuing and future obligations under the Loan Documents, whether of the same or different nature as the underlying Event of Default that has been cured.
ARTICLE IX
THE AGENTS
     SECTION 9.1 Actions. Each Lender hereby appoints Credit Suisse, Cayman Islands Branch, as its Administrative Agent under and for purposes of each Loan Document. Each Lender hereby appoints JPMorgan Chase Bank, N.A., as its Collateral Agent under and for the purposes of each Loan Document. Each Lender hereby appoints Credit Suisse, Cayman Islands Branch, and each other Lender designated pursuant to Section 2.5.6(b), as an Issuing Bank under and for purposes of each Loan Document. Each Lender authorizes each of the Administrative Agent, the Collateral Agent and each Issuing Bank to act on behalf of such Lender under each Loan Document, as applicable, and, in the absence of other written instructions from the Required Lenders received from time to time by such Agent or Issuing Bank (with respect to which such Agent or Issuing Bank agrees that it will comply, except as otherwise provided in this Section 9.1 or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of such Agent or Issuing Bank by the terms hereof and thereof, together with such powers as may be incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent and Issuing Bank, pro rata according to such Lender’s proportionate amount of the outstanding Loans, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, any such Agent or Issuing Bank in any way relating to or arising out of any Loan Document, (including attorneys’ fees), and as to which each such Agent or Issuing Bank is not reimbursed by the Borrowers; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from an Agent’s or Issuing Bank’s gross negligence or willful misconduct. None of the Agents or Issuing Bank shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent or Issuing Bank shall be or become, in the Agent’s or Issuing Bank’s determination, inadequate, such Agent or Issuing Bank may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. The Documentation Agent, without the consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, the Documentation Agent shall have no obligations but shall be entitled to all the benefits of Section 9.

     SECTION 9.2 Funding Reliance, etc.
     SECTION 9.2.1 Lenders. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to the borrowing of Loans that such Lender will not make available the amount which would constitute its Percentage of the borrowing of Loans on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising the borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising the borrowing.
     SECTION 9.2.2 Borrowers. Unless the Administrative Agent shall have been notified in writing by the applicable Borrower by 3:00 p.m. on the Business Day prior to the payment of any amounts due under any Loan Document that such Borrower will not make available such amount on the date specified therefor, the Administrative Agent may assume that such Borrower has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to each Lender its pro rata share of a corresponding amount of such payment. If and to the extent that such Borrower shall not have made such amount available to the Administrative Agent, the applicable Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to such Lender to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising the borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising the borrowing.
     SECTION 9.3 Exculpation. None of the Agents or Issuing Banks or any of their respective directors, officers, employees or agents shall be liable to any Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except to the extent found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from their own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrowers of their Obligations. Any such inquiry which may be made by an Agent or Issuing Bank shall not obligate such Agent or Issuing Bank to make any further inquiry or to take any action. Each Agent and Issuing Bank shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which such Agent or Issuing Bank believes to be genuine and to have been presented by a proper Person. The Agents and the Issuing Banks shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agents and the Issuing Banks shall not be subject to any fiduciary or other implied duties, regardless of whether any Default shall have occurred.
     SECTION 9.4 Successor. Each of the Administrative Agent or the Collateral Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrowers and all Lenders. If the Administrative Agent or the Collateral Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent or Collateral Agent, as applicable, which shall thereupon become the Administrative Agent or Collateral Agent hereunder. If no successor Administrative Agent or Collateral Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Collateral Agent’s giving notice of resignation, then the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral, as applicable, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if, such retiring Administrative Agent or Collateral Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor Administrative Agent or Collateral Agent, as applicable, such successor Administrative Agent or Collateral Agent shall be entitled to receive from the retiring Administrative Agent or Collateral Agent such documents of transfer and assignment as such successor Administrative Agent or Collateral Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent under the Loan Documents, and Section 10.4 and Section 10.5, as applicable, shall continue to inure to its benefit.
     Any resignation by Credit Suisse as Administrative Agent pursuant to this Section 9.4 shall also constitute its resignation as Issuing Bank; provided, however, that if Credit Suisse is unable to designate an appropriate substitute to serve as an issuing bank as required by
Section 2.5.6(a), then such resignation shall be effective only to cause Credit Suisse to resign as Administrative Agent and not as Issuing Bank. Upon the acceptance of a successor’s appointment as Issuing Bank, (a) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning Issuing Bank, (b) the resigning Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents to the extent provided in Section 2.5.4, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by the resigning Issuing Bank, if any, outstanding at the time of such succession or make other arrangement satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.
     SECTION 9.5 Loans by the Administrative Agent. The Administrative Agent, the Collateral Agent and the Issuing Banks shall have the same rights and powers with respect to (x) the Loans made by them or any of their respective Affiliates, and (y) the Notes held by them or any of their respective Affiliates as any other Lender and may exercise the same as if they were not the Administrative Agent, the Collateral Agent or any Issuing Bank, as applicable. The Administrative Agent, the Collateral Agent and each Issuing Bank and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Cayman Borrower or any of its Subsidiaries or any Affiliate of either Borrower as if the Administrative Agent, the Collateral Agent or such Issuing Bank, as applicable, were not the Administrative Agent, the Collateral Agent or Issuing Bank, as applicable, hereunder. None of the Agents or Issuing Bank shall have any responsibility or obligation to furnish to any Lender any information regarding the Cayman Borrower, any of its Subsidiaries or any Affiliate of either Borrower, that such Agent or Issuing Bank obtains other than pursuant to this Agreement and the other Loan Documents.
     SECTION 9.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent, the Collateral Agent, each Issuing Bank and each other Lender, and based on such Lender’s review of the financial information of the Borrowers, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent, the Collateral Agent, each Issuing Bank and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.
     SECTION 9.7 Copies, etc. Each Agent and Issuing Bank shall give prompt notice to each Lender of each notice or request required or permitted to be given to each Agent or Issuing Bank by the Borrowers pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrowers). Each Agent and Issuing Bank will distribute to each Lender each document or instrument received for its account and copies of all other communications received by each Agent or Issuing Bank from the Borrowers for distribution to the Lenders by each Agent or Issuing Bank in accordance with the terms of the Loan Documents.
     SECTION 9.8 Reliance by Agents and the Issuing Banks. The Agents and the Issuing Banks shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the

Agents and the Issuing Banks. As to any matters not expressly provided for by the Loan Documents, the Agents and the Issuing Banks shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agents and the Issuing Banks shall be entitled to rely upon any Secured Party that has entered into a Hedging Agreement with either Borrower for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Agents or Issuing Banks) of the outstanding Obligations owed to such Secured Party under any Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrowers to the contrary, the Agents and the Issuing Banks, in acting in such capacities under the Loan Documents, shall be entitled to assume that no Hedging Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and either Borrower.
     SECTION 9.9 Defaults. None of the Agents or Issuing Banks shall be deemed to have knowledge or notice of the occurrence of a Default unless such Agent or Issuing Bank has received a written notice from a Lender or the Borrowers specifying such Default and stating that such notice is a “Notice of Default”. In the event that Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Agents and Issuing Banks shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until an Agent or Issuing Bank shall have received such directions, such Agent or Issuing Bank may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.
     SECTION 9.10 Appointment of Supplemental Agent, Sub-Agent; etc.
     (a) In the event the Administrative Agent, the Collateral Agent or an Issuing Bank reasonably deems it necessary to comply with applicable law or, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), desirable, it may, in respect of the collateral securing the Obligations, appoint (with written notice thereof to the Administrative Agent, the Collateral Agent or Issuing Bank, as applicable) an additional individual or institution as a separate trustee, co trustee, agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent”). Such Supplemental Agent shall have and shall be subject to, in respect of the collateral securing the Obligations, each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent, the Collateral Agent or Issuing Bank, as applicable, with respect to such collateral, to the extent necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such collateral and to perform such duties with respect to such collateral.

     (b) Without limiting the provisions of the foregoing clause (a), the Administrative Agent, the Collateral Agent or an Issuing Bank, as applicable, may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent, the Collateral Agent or any Issuing Bank, as applicable. The Administrative Agent, the Collateral Agent or an Issuing Bank, as applicable, and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors and employees.
     (c) Should any instrument in writing from the Borrowers be required by any Supplemental Agent or sub-agent so appointed by the Administrative Agent, the Collateral Agent or any Issuing Bank, as applicable, to more fully and certainly vest in and confirm to him or it such rights, powers, privileges and duties, the Borrowers shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent, the Collateral Agent or such Issuing Bank, as applicable. In case any Supplemental Agent or sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent or sub-agent, or a successor thereto, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent, the Collateral Agent or such Issuing Bank, as applicable, until the appointment of a new Supplemental Agent or sub-agent. The provisions of Sections 9.1, 9.3 and 10.5 that refer to the Administrative Agent, the Collateral Agent or each Issuing Bank, as applicable, shall inure to the benefit of each Supplemental Agent and each sub-agent and all references therein to the Administrative Agent, the Collateral Agent or any Issuing Bank, as applicable, shall be deemed to be references to the Administrative Agent, the Collateral Agent or any Issuing Bank, as applicable, and/or each Supplemental Agent and/or sub-agent, as the context may require.
     SECTION 9.11 Posting of Approved Electronic Communications.
     (a) The Borrowers hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, (ii) Continuation/Conversion Notice, (iii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iv) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the borrowing of the Loans (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to such electronic mail address notified to the Borrowers in writing by the Administrative Agent. In addition, the Borrowers agree, and the Cayman Borrower agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

     (b) The Borrowers further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
     (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO THE BORROWERS, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF EITHER BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
     (e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 9.12 Release of Liens. Each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to release any Lien granted to or held by or in favor of the Collateral Agent for the benefit of the Secured Parties upon the occurrence of the Termination Date or in connection with (i) the Disposition of assets under the Loan Documents or (ii) a merger under the Loan Documents, so long as such Disposition or merger is otherwise permitted under the terms of a Loan Document; provided, however, that the Administrative Agent may, prior to any such release, request that the Borrowers certify in a written notice delivered to the Administrative Agent (with such detail as the Administrative Agent may reasonably request) that such Disposition or merger is made in compliance with the terms of the Loan Documents. The parties agree that each Guarantor shall be automatically released from its obligations under a Guaranty upon the Disposition of such Guarantor, so long as such Disposition or merger is otherwise permitted under the terms of the Loan Documents.
     SECTION 9.13 New Intercreditor Agreement. In connection with any secured refinancing of the Loans pursuant to Section 7.2.2(a) or any secured financing of the Borrowers under Section 7.2.2(h), each of the Lenders hereby authorizes and instructs each Agent to enter into an intercreditor agreement (on terms substantially identical to those of the Intercreditor Agreement) with the holders of Indebtedness that refinanced the Loans or that financed the secured Indebtedness of the Borrowers under Section 7.2.2(h) (or an agent or trustee acting on their behalf), providing that such holders (or such agent or trustee) shall have the same Lien priority as the holders the Loans.
     SECTION 9.14 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred.
ARTICLE X
MISCELLANEOUS PROVISIONS
     SECTION 10.1 Waivers, Amendments, etc. The provisions of this Agreement and each Security Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:
     (a) modify this Section 10.1, change or waive any provision of Section 4.7 regarding the application of payments made under the Loan Documents, or change or waive any provision of Section 3.1.2 or Section 4.8 requiring pro rata treatment of the Lenders, or the sharing of payments by all Lenders, in each case without the consent of all Lenders;
     (b) increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Loans made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan or Synthetic Revolving Deposit, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

     (c) reduce the principal amount of or rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which principal, interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender;
     (d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
     (e) except as otherwise expressly provided in a Loan Document, release (i) the Borrowers from their Obligations under the Loan Documents, (ii) all or substantially all of the collateral under the Loan Documents or (iii) other than as provided in Section 9.12, any Material Guarantor from its obligations made under its Guaranty, in each case without the consent of all Lenders;
     (f) affect adversely the interests, rights or obligations of either Agent (in its capacity as an Agent), unless consented to by such Agent; or
     (g) modify, change or waive any provision of clause (c), (d) or (e) of Section 3.1.1 requiring that the proceeds of prepayments thereunder are required to be applied to the Term Loans prior to the Revolving Loans or Synthetic Revolving Loans, in each case, without the consent of each Lender holding a Term Loan.
No failure or delay on the part of any Lender or either Agent in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrowers in any case shall entitle such Borrower to any notice or demand in similar or other circumstances. No waiver or approval by any Lender or either Agent under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 10.2 No Waiver by Issuing Bank. No failure or delay on the part of any Issuing Bank in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No waiver or approval by any Issuing Bank under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under any Loan Document shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 10.3 Notices; Time. All notices and other communications provided under each Loan Document shall be in writing (including by facsimile or electronic mail) and addressed, delivered or transmitted, if to the Borrowers, the Administrative Agent, the Collateral Agent, an Issuing Bank or a Lender to the applicable Person at its address, electronic mail address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment

Agreement, or at such other address, electronic mail address or facsimile number as may be designated by such party in a notice to the other parties; provided that any notices and other communications made by electronic mail shall be subject to the terms of Section 9.11. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile or other electronic communication shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.
     SECTION 10.4 Payment of Costs and Expenses. The Borrowers agree to pay on demand all expenses of each Agent and Issuing Bank (including the reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP, counsel to the Agents and Issuing Banks (subject to the fee arrangements discussed among the Borrowers, the Administrative Agent and Latham & Watkins LLP in connection with the initial documentation for this transaction) and of local counsel, if any, who may be retained by or on behalf of the Agents or Issuing Banks) in connection with
     (a) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and
     (b) the filing or recording of any Loan Document (including the financing statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where financing statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and
     (c) the preparation and review of the form of any document or instrument relevant to any Loan Document.
The Borrowers also agrees to reimburse each Agent, each Issuing Bank and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Agents, the Issuing Banks and of counsel to each Lender) incurred by each Agent, each Issuing Bank and each Lender in connection with (x) the negotiation of any restructuring or “work-out” with the Borrowers, whether or not consummated, of any Obligations, (y) the enforcement of any Obligations and (z) in connection with the occurrence of any Event of Default.
Provided that no Event of Default has occurred and is continuing, the Borrowers have the right to approve the appointment and engagement terms of all legal and other advisors to the Agents, the

Issuing Banks and the Lenders in connection with this transaction, such approval not to be unreasonably withheld or delayed.
     SECTION 10.5 Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and each Agent, each Issuing Bank, the Borrowers hereby indemnify, exonerate and hold each Lender and each Agent, each Issuing Bank and each of their respective Affiliates and each of their respective officers, directors, employees, agents, advisers, trustees, controlling persons and members of each of the foregoing (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable and documented attorneys’ fees, charges and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties, hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (regardless of whether such Indemnified Party is a party thereto and regardless of whether such matter is initiated by a third party or by either Borrower or any of their respective Affiliates):
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan, including all Indemnified Liabilities arising in connection with the transactions contemplated by the Loan Documents;
     (b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of either Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Loan, provided that any such action is resolved in favor of such Indemnified Party);
     (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Cayman Borrower or any of its Subsidiaries of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;
     (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the release by the Cayman Borrower or any of its Subsidiaries of any Hazardous Material;
     (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any facility or real property owned, operated or leased by the Cayman Borrower or any of its Subsidiaries of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Borrower or Subsidiary;
     (f) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of any facility or real property of the Cayman Borrower or any of its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Borrowers or Subsidiary); or
     (g) any Indemnified Party’s enforcement or defending of the Loan Documents or such Indemnified Party’s relationship with either Borrower under any Loan Document;
except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct that have been finally determined and are non-appealable judgments from a court of competent jurisdiction. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Borrowers’ obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrowers with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     SECTION 10.6 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.4 and 10.5, and the obligations of the Lenders under Section 9.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.4 and 10.5) and the occurrence of the Termination Date. The representations and warranties made by the Borrowers in each Loan Document shall survive the execution and delivery of such Loan Document.
     SECTION 10.7 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 10.8 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
     SECTION 10.9 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrowers, the Agents, the Issuing Bank, the Documentation Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.
     SECTION 10.10 Governing Law; Entire Agreement. EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). ALL LETTERS OF CREDIT SHALL BE GOVERNED BY, AND SHALL

BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
     SECTION 10.11 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrowers may not assign or transfer their respective rights or obligations hereunder without the consent of all Lenders.
     SECTION 10.12 Sale and Transfer of Loans; Participations in Loans and Commitments. Each Lender may assign, or sell participations in, its Loans, Commitments and Synthetic Revolving Deposits to one or more other Persons in accordance with the terms set forth below.
     (a) Any Lender may, with the consent of, except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld or delayed), assign to one or more Persons all or a portion of its rights and obligations under this Agreement with respect to the Term Loans (including all or a portion of its Term Loan Commitments and the Term Loans at the time owing to it) and/or Synthetic Revolving Deposits; provided that:
     (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitments and/or Term Loans at the time owing to it and except in the case of an assignment of the entire remaining amount of the assigning Lender’s Synthetic Revolving Deposits, the amount of the Synthetic Revolving Deposits, Term Loan Commitments or Term Loans so assigned shall not be less than $1,000,000 and shall be in integral multiples of $1,000,000 in excess thereof;
     (ii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and if the assignee is not already a Lender, administrative details information with respect to such assignee and applicable tax forms; and
     (iii) the assignor Lender shall furnish the Borrowers with notice of such assignment.

     (b) Any Lender may, with the consent of, except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each Revolving LC Issuer (such consent not to be unreasonably withheld or delayed), assign to one or more Persons all or a portion of its rights and obligations and Commitments under this Agreement with respect to the Revolving Loans; provided that:
     (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitments and the Revolving Loans at the time owing to it, the amount of the Revolving Loan Commitments or Revolving Loans, so assigned shall not be less than $1,000,000 and shall be in integral multiples of $1,000,000 in excess thereof;
     (ii) in the case of any such assignment by a Lender that is a Joint Lead Arranger, such Lender’s Revolving Loans outstanding plus such Lender’s Percentage of the then unused Revolving Loan Commitment Amount shall not be less than $50,000,000, after giving effect to such assignment;
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and if the assignee is not already a Lender, administrative details information with respect to such assignee and applicable tax forms;
     (iv) the assignor Lender shall furnish the Cayman Borrower with notice of such assignment;
     (v) the assignee must be an Approved Bank; and
     (vi) no Person may hold, in the aggregate, greater than $125,000,000 of Revolving Loan Commitments or have more than $125,000,000 of Revolving Loans owing to it at any time.
     (c) Subject to the recording thereof by the Administrative Agent pursuant to clause (d), from and after the effective date specified in each Lender Assignment Agreement, (i) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 10.6, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement). Any term or provision hereof to the contrary notwithstanding, no portion of any Synthetic Revolving Deposit of any assigning Lender shall be refunded in connection with any assignment by such Lender, but instead (x) the applicable Eligible Assignee shall purchase from such assigning Lender that portion of the Synthetic Revolving Deposit identified in the applicable Lender Assignment Agreement for such consideration as mutually agreed upon by such Approved Bank and the assigning Lender; and (y) such assigned portion of such Synthetic Revolving Deposit shall remain on deposit in the Synthetic Revolving Deposit Account and, upon the effectiveness of such assignment, shall become the Synthetic Revolving Deposit of such Eligible Assignee. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (a) and (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).
     (d) The Administrative Agent shall record each assignment made in accordance with this Section 10.12 in the Register pursuant to clause (a) of Section 2.5. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with each assignment of Synthetic Revolving Deposits, the applicable Synthetic Revolving Deposit of the assigning Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of Synthetic Revolving Loans. Each Lender with a Synthetic Revolving Deposit agrees that immediately prior to each assignment by a Lender (i) the Administrative Agent shall establish a new Synthetic Revolving Deposit Sub-Account in the name of the assignee Lender, (ii) unless otherwise consented to by the Administrative Agent, a corresponding portion of the applicable Synthetic Revolving Deposit credited to the Synthetic Revolving Deposit Sub-Account of the assigning Lender shall be purchased by the assignee Lender and shall be transferred from the assigning Lender’s Synthetic Revolving Deposit Sub-Account to the assignee Lender’s Synthetic Revolving Deposit Sub-Account, and (iii) if after giving effect to such assignment the applicable Synthetic Revolving Deposit of assigning Lender shall be zero, the Administrative Agent shall close the applicable Synthetic Revolving Deposit Sub-Account of such assignor.
     (e) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or Loans owing to it and/or any portion of the Synthetic Revolving Deposit made by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the applicable Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (e) of Section 10.1, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.4 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender.
     (f) A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.4 and 10.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for the applicable Borrower’s prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant.
     (g) Each Lender that sells a participating interest in any Loan or Synthetic Revolving Deposit to a Participant shall, as agent of the applicable Borrower solely for the purpose of this Section 10.12, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.
     (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 10.13 Other Transactions. Nothing contained herein shall preclude either Agent or any Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with either Borrower or any of their respective Affiliates in which such Borrower or Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 10.14 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ISSUING BANKS, THE LENDERS OR THE BORROWERS IN CONNECTION HEREWITH OR

THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENTS’ OR ISSUING BANKS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER HEREBY IRREVOCABLY APPOINTS CT CORPORATION SYSTEMS (THE “PROCESS AGENT”), WITH AN OFFICE ON THE CLOSING DATE AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, UNITED STATES, AS ITS AGENT TO RECEIVE, ON ITS BEHALF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH LITIGATION OR ANY ACTION OR PROCEEDING. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH PERSON IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.3. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     SECTION 10.15 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LENDER, EACH ISSUING BANK AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, SUCH ISSUING BANK, SUCH LENDER OR EACH BORROWER IN CONNECTION THEREWITH. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH ISSUING BANK, EACH LENDER AND EACH ISSUING BANK ENTERING INTO THE LOAN DOCUMENTS.

     SECTION 10.16 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York City is of the essence, and the obligations of each Borrower under this Agreement to make payment to (or for the account of) a Lender in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by such Lender in New York City of the full amount of Dollars payable to such Lender under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 10.16 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at its New York City office with the judgment currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to either Agent, any Issuing Bank or any Lender hereunder or under any Loan Document (in this Section 10.16 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase and transfer Dollars to New York City with the amount of the judgment currency so adjudged to be due; and such Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars so purchased and transferred.
     SECTION 10.17 Confidentiality. The Lenders, the Administrative Agent, the Collateral Agent and the Issuing Banks shall hold all non-public information obtained pursuant to or in connection with this Agreement or any other Loan Document about each Borrower or any of its Subsidiaries or Affiliates in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) upon the request or demand of any regulatory authority having jurisdiction over any Lender, the Administrative Agent, the Collateral Agent, the Issuing Banks or any of their Affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Section, (d) to the Lenders, the Administrative Agent, the Collateral Agent, the Issuing Banks or any of their Affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the consummation of the transactions contemplated in the Loan Documents and who are informed of the confidential nature of such information, (e) to assignees, participants or hedge or swap counterparties (and their respective professional advisors) or potential assignees, participants or hedge or swap counterparties (and their respective professional advisors) who agree to be bound by the terms of this Section or substantially similar confidentiality provisions or (f) for purposes of establishing a “due diligence” defense.
     Notwithstanding the foregoing, any party to this Agreement (and each Affiliate, director, officer, employee, agent or representative of the foregoing or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure. The foregoing language is not intended to waive any confidentiality obligations otherwise applicable under this Agreement except with respect to the information and materials specifically referenced in the preceding sentence. This authorization does not extend to disclosure of any other information, including (i) the identity of participants or potential participants in the transactions contemplated herein (and no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws (it being understood that, for such purpose, the tax treatment of the transactions contemplated by this Agreement is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transaction is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions), (ii) the existence or status of any negotiations, or (iii) any financial, business, legal or personal information of or regarding a party or its affiliates, or of or regarding any participants or potential participants in the transactions contemplated herein (or any of their respective affiliates), in each case to the extent such other information is not related to the tax treatment or tax structure of the transactions contemplated herein.
     SECTION 10.18 Independence of Covenants and Default Provisions. All covenants and default provisions contained in this Agreement or any other Loan Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless expressly so provided in such first covenant or default provision, avoid the occurrence of a Default or an Event of Default if such action is taken or such condition exists
     SECTION 10.19 Counsel Representation. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING SUCH BORROWER TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE AGENTS, THE ISSUING BANKS OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY SUCH BORROWER.
     SECTION 10.20 No Immunity. To the extent that the Borrowers may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its property any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities

Act of 1976 of the United States of America and is intended to be irrevocable for purposes of such Act.
     SECTION 10.21 Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
     SECTION 10.22 Joint and Several Obligations. All obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several.
     SECTION 10.23 Amendment and Restatement. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and the other Loan Documents and that all Indebtedness and Obligations of the Borrowers hereunder and thereunder shall continue to be secured by the Security Agreements. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.1 of the Existing Credit Agreement. In addition, unless specifically amended hereby, each of the Loan Documents, the Exhibits and Schedules shall continue in full force and effect and, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

AEI,
as Cayman Borrower

By:	/s/ John Fulton

Name:	John Fulton
Title:	Chief Financial Officer

AEI FINANCE HOLDING LLC,
as U.S. Borrower

By:	/s/ Ranabir Dutt

Name:	Ranabir Dutt
Title:	Duly authorized signatory

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, a Revolving LC Issuer, a Synthetic LC Issuer and a Lender

By:	/s/ James Moran

Name:	James Moran
Title:	Managing Director

By:	/s/ Mikhail Faybusovich

Name:	Mikhail Faybusovich
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Robert W. Traband

Name:	Robert W. Traband
Title:	Executive Director